Exhibit 1

Profit Announcement

For the six months ended 31 March 2007

This interim profit announcement has been prepared for distribution in the United States of America

TABLE OF CONTENTS	Interim Profit Announcement 2007

The 2007 Interim Profit Announcement contains ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. Refer to section 6.2 for further details regarding ‘forward-looking statements’.

In this announcement references to ‘Westpac’, ‘WBC’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

INTRODUCTION	Interim Profit Announcement 2007

This interim profit announcement has been prepared for distribution in the United States.

Our interim period refers to the six months ended 31 March 2007.  Throughout this profit announcement we also refer to the six months ended 31 March 2006 (which we refer to as the prior corresponding period) and the six months ended 30 September 2006 (which we refer to as the prior period).

The selected financial information contained in this profit announcement (other than certain percentages and average amounts quoted) has been derived from the unaudited consolidated interim financial report for Westpac Banking Corporation and its controlled entities for the six months ended 31 March 2007 and 31 March 2006.  The interim financial report has been prepared in accordance with Australian equivalents to International Financial Reporting Standards (A-IFRS).  This profit announcement also includes information that has been prepared in accordance with generally accepted accounting principles in the United States (US GAAP).  This US GAAP information has been derived from the unaudited consolidated interim financial statements for Westpac after having made adjustments for US GAAP requirements.

All dollar values in this announcement are in Australian dollars unless otherwise noted.  References to ‘US$’ or US dollars are to United States dollars, references to ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars and references to ‘NZ$’ or ‘NZD’ are to New Zealand dollars.  For the convenience of the reader, this profit announcement contains translations of certain Australian dollar amounts into US dollars at specified rates.  These translations should not be construed as representations that the Australian dollar amounts actually represent such US dollar amounts or have been or could be converted into US dollars at the rate indicated.  Unless otherwise stated, the translation of Australian dollars into US dollars has been made at the rate of A$1 = US$0.8104, the noon buying rate in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the ‘noon buying rate’) on 31 March 2007.  Refer to section 6.1, ‘Credit Ratings and Exchange Rates’ for information regarding the rates of exchange between the Australian dollar and the US dollar for the prior corresponding period and the prior period.  All amounts in this profit announcement are in Australian dollars unless otherwise stated.

In addition to discussing the A-IFRS financial information in this announcement, we also discuss the following non-A-IFRS financial information:

Cash Earnings

Net profit attributable to equity holders in this announcement is calculated in accordance with A-IFRS.  The following adjustments are made to net profit attributable to equity holders in deriving cash earnings following the introduction of A-IFRS:

•             Treasury Shares – Earnings on Westpac shares held by Westpac for the benefit of third parties (Treasury shares), which are not permitted to be recognised as income under A-IFRS accounting standards but are reversed in deriving cash earnings to ensure there is no impact on cash flows available to ordinary shareholders;

•             Trust Preferred Securities (TPS) Revaluations – The impacts of fair value changes on hedges associated with the 2003 Trust Preferred Securities (TPS 2003), together with associated tax effects impacting the Foreign Currency Translation Reserve, are reversed in deriving cash earnings so they do not affect profits available for shareholders;

•             Unrealised New Zealand (NZ) Retail Earnings Hedges – Effective from 1 October 2006, fair value gains/losses on outstanding hedges on New Zealand retail earnings are added back in deriving cash earnings as they may potentially create a material timing difference on reported earnings but do not affect profits available for shareholders; and

•             Significant items – In addition, cash earnings adjusts for significant items.  These items have been detailed in this announcement as individually significant due to their size and non-recurring nature.  In the six months ended 30 September 2006, this involved adjustments for the sale of the sub-custody business and deferred tax asset write-off.

We consider cash earnings a useful measure of financial performance as it adjusts reported results for material items to ensure that they appropriately reflect cash flows normally available to ordinary shareholders.

Reconciliations of cash earnings to net profit attributable to equity holders determined in accordance with A-IFRS for the Group are contained in sections 2.1 and 3.1.

Policyholder Tax Recoveries

The Life Insurance Standard AASB 1038 requires the grossing up of tax expense and non-interest income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries).  While this has no impact at a cash earnings level, we reverse the impact of this gross up on a line item basis in the cash earnings results to provide comparability across reporting periods.

Group Economic Profit

Group economic profit is defined as cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the estimated value of franking credits paid to shareholders.  Group economic profit is used by management as a key measure of financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital.  A reconciliation of Group economic profit to net profit attributable to equity holders is contained in section 2.1.2, Key Financial Data.

Other companies may use different methodologies to calculate economic profit or similar non-GAAP financial measures.

Business Unit Economic Profit

Business Unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.  Consistent with Group economic profit above, this measure is used by management as a key measure of our financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital for that Business Unit.  A reconciliation of Business Unit economic profit to net profit after tax (NPAT) for each Business Unit is contained in section 4, Business Unit Performance.

Other companies may use different methodologies to calculate economic profit or similar non-GAAP financial measures.

Adjusted Common Equity

Tier 1 capital is calculated in accordance with Australian Prudential Regulation Authority (APRA) guidelines for determining a bank’s minimum capital requirements.  Adjusted Common Equity (ACE) is calculated as Tier 1 capital less investments in non-banking subsidiaries less hybrid capital instruments (net of excess of 25% of Tier 1 capital).  This measure also adds back the carrying amount of capitalised expenditure.  The ACE ratio has become the capital measure frequently used by analysts and rating agencies to assess a bank’s capital strength.  Management believes that the ACE ratio is widely accepted and is a conservative measure of the amount of ordinary equity that explicitly supports a banking business, deducting the entire investment in non-banking subsidiaries from shareholders’ equity.  A reconciliation of Tier 1 capital to ACE is contained in section 2.2.1, Key Financial Data.

Weighted Average Ordinary Shares (millions) – Cash Earnings

‘Weighted average ordinary shares – Cash earnings’ is used in the calculation of cash earnings per share.  ‘Weighted average ordinary shares – Cash earnings’ is based on the weighted average number of ordinary shares determined in accordance with A-IFRS, adjusted for the impact of treasury shares.  Under A-IFRS, treasury shares are required to be excluded from the share count.  ‘Weighted average ordinary shares – Cash earnings’ reverses this impact by including in the share count ordinary shares held for the benefit of third parties.  This ensures that the measure is calculated on a consistent basis with cash earnings, which also adjusts for the impact of treasury shares.

Performance Ratios

In this announcement we present certain performance ratios using both the A-IFRS measure of net profit attributable to equity holders and the non-A-IFRS measure of cash earnings.  Management believes it is useful to present certain performance ratios using both the A-IFRS and cash earnings measures for the reasons outlined in the cash earnings discussion above.  The following ratios have been presented as A-IFRS and cash earnings measures respectively:

•             Basic earnings per ordinary share and cash earnings per ordinary share;

•             Dividend payout ratio and cash earnings dividend payout ratio; and

•             Return on average ordinary equity (referred to as return on equity) and cash earnings return on average ordinary equity (referred to as cash earnings return on equity).

Where these ratios are calculated using cash earnings instead of net profit attributable to equity holders, the ratio is adjusted for the impact of treasury shares, revaluations in swaps hedging our TPS 2003 hybrid equity instruments, unrealised New Zealand retail earnings hedges and significant items (refer to page 1 for a discussion of our use of cash earnings).

Management considers cash earnings per share a useful measure of financial performance for the reasons noted in cash earnings above.  In addition, this measure is used in the Australian investment broking community, as well as by Westpac’s Australian competitors with similar business portfolios.  Cash earnings per share does not refer to, or in any way purport to represent, the cash flows, funding or liquidity position of the Group on a per share basis.  It does not refer to any amount represented on a statement of cash flows.

Average Ordinary Equity

Average ordinary equity is calculated as the monthly average of ordinary shareholders’ equity less average outside equity instruments.  Management believes this measure of average ordinary equity is useful in the calculation of return on equity and cash earnings return on equity, as it removes the impact of equity attributable to outside equity interests.

Other companies may use different methodologies to calculate average ordinary equity or similar non-GAAP financial measures.

Economic Capital and Allocated Capital

Neither A-IFRS nor US GAAP prescribes a method for allocating capital to Business Units.  For management and reporting purposes, we allocate capital to Business Units based on an assessment of capital required, for a given level of confidence, to offset potential unexpected losses associated with conducting business.  The capital allocated in this manner is termed economic capital.  The total level of economic capital required for each business unit is based on the following factors:

•             Credit Risk;

•             Market Risk;

•             Interest Rate Risk;

•             Operational Risk;

•             Strategic Risk;

•             Liquidity Risk;

•             Insurance Risk;

•             Equity Risk;

•             Model Risk; and

•             Goodwill and Other Intangibles.

Where necessary, the total level of economic capital is scaled up or down to reconcile to the target level of ordinary equity(1) that Westpac seeks to hold.  The scaled amount of economic capital comprises the allocated capital for each Business Unit.  The actual amount of ordinary shareholders’ equity may be greater or less than this amount depending on where it stands relative to the target level of ordinary equity(1).  Surplus ordinary equity is allocated to the Group Business Unit segment.

The capital allocation methodology involves judgement by management and, from time to time, may be revised.  This may affect measures such as Business Unit economic profit.  Furthermore, the allocation of economic capital to Business Units is a dynamic process and is affected by current business activity, volumes and other environmental factors.  Other companies may use different methodologies to allocate capital to their Business Units.

(1)       Adjusted common equity (ACE) is our key target ratio for ordinary equity.

SUMMARY AND OUTLOOK	Interim Profit Announcement 2007

PRESS RELEASE AND OUTLOOK

3 May 2007

WESTPAC REPORTS RECORD INTERIM PROFIT

Highlights (All comparisons are with 2006 interim result):

•                  Record net profit of $1,641 million, up 12%;

•                  Cash earnings(6) of $1,678 million, up 11%;

•                  Earnings per share(1) up 12%;

•                  Cash earnings per share(2) of 91 cents, up 11%;

•                  Interim dividend of 63 cents, fully franked, up 13%;

•                  Return on equity(3) of 23%;

•                  Return on equity (cash basis)(4) of 24%;

•                  Economic profit of $1,281 million, up 13%; and

•                  Expense to income(5) ratio down 140 basis points, to 45%.

Interim Profit Result

Westpac Banking Corporation today announced a net profit of $1,641 million for the six months ended 31 March 2007, up 12 per cent and earnings per share up 12 per cent.  Cash earnings(6) were up 11 per cent to a record $1,678 million and cash earnings per share was also up 11 per cent.

Westpac also announced an interim fully franked dividend of 63 cents per ordinary share, up 13 per cent on the prior corresponding period, reflecting confidence in the Group’s outlook.

Westpac Chief Executive Officer, David Morgan said Westpac had delivered a strong performance with solid earnings growth and a 23 per cent return on equity.

“This is a high quality result.  We have once again achieved double digit earnings per share growth and excellent returns, which demonstrates the strength of Westpac’s operating model and our ability to deliver over the long term for shareholders.

“This record result was driven by a good performance across Australian banking and an outstanding performance in our wealth management business.

“Operating momentum was particularly evident in the latest half with net profit after tax up two per cent on the second half of 2006, built on loan growth of eight per cent for the six months.

“Revenue compared to the first half of last year was up eight per cent, comfortably above expense growth of four per cent, taking over one percentage point off our cost income ratio.  This was despite employing nearly 400 new customer serving employees over the half in Australia and launching a new brand advertising campaign.

“Balance sheet growth was strong with loans up 17 per cent and deposits up 15 per cent on the first half of 2006, accompanied by a decline in margins consistent with Westpac’s expectations.

Dr Morgan said that credit quality remained sound with loan losses moving towards more normal long term levels.  Reflecting the strong loan growth and the higher delinquencies, impairment losses increased 25 per cent from a low base.

“We have maintained our risk disciplines and remain well provisioned,” he said.

(1)       Calculated as net profit attributable to equity holders divided by the average number of fully paid ordinary shares for the six month period.

(2)       Calculated as cash earnings divided by the daily weighted average number of shares outstanding (cash earnings basis).  The weighted average numbers of shares - cash earnings is calculated in accordance with A-IFRS, adjusted for the impact of treasury shares.

(3)       Calculated as net profit attributable to equity holders divided by average ordinary equity.

(4)       Calculated as cash earnings divided by average ordinary equity.

(5)       Calculated as operating expenses excluding impairment losses on loans divided by net operating income.

(6)       Refer to the introduction on page 1 for a discussion of our use of cash earnings.

While performances were strong across the Australian banking and wealth management businesses, the New Zealand and Pacific businesses continued to face difficult trading environments.

“We are in the early stages of turning around our New Zealand business,” Dr Morgan said.

“The Australian financial services sector remains a high growth sector.  Westpac’s consistently solid earnings growth and high returns together with the improved momentum in our banking business and the first class performance of BT, leaves us well placed to continue on our growth path,” Dr Morgan added.

Business Unit Performance

Net profit after tax (AUD millions)	Half Year 2007	Half Year 2006	% Change
Business and Consumer Banking	$932m	$835m	12
Institutional Banking	$281m	$251m	12
BT Financial Group	$201m	$165m	22
New Zealand (NZD)	$221m	$227m	(3)
Pacific Banking	$34m	$36m	(6)

Business and Consumer Banking delivered a 12 per cent increase in net profit after tax, profitably growing its balance sheet broadly in line with system.  Strong volume growth was recorded in business lending (14 per cent), mortgages (12 per cent), cards (16 per cent) and deposits (13 per cent).  Volume growth was accompanied by an 11 basis point margin decline and increased impairment losses.

Westpac Institutional Bank (WIB) delivered a solid 12 per cent growth in net profit after tax, with a lift in customer activity driving returns.  Excluding Structured Finance, net profit after tax increased 17 per cent.  WIB has been particularly successful in assisting customers to meet short term financing requirements and then satisfying their longer term needs with capital markets solutions.  Specialised Capital Group continued to build momentum with total funds under management up 21 per cent to $6.4 billion.

BT Financial Group continues to be a major driver of growth, increasing its share in a fast growing market and delivering an outstanding 22 per cent increase in net profit after tax.  Funds under administration grew 23 per cent, driven by a 34 per cent increase in Wrap and a 14 per cent increase in Corporate Super.  The group’s insurance operations also delivered a much stronger performance, with net profit after tax up 23 per cent.

Despite a five per cent revenue uplift, New Zealand recorded a three per cent decline in net profit after tax.  Sectors of the New Zealand economy experienced increased stress and this is showing up in increased delinquencies and higher loan impairment losses.

Pacific Banking recorded a six per cent decline in net profit after tax reflecting the economic and political instability in the region that has led to an increase in provisioning.

Outlook

The 2007 Interim Profit Announcement contains ‘forward looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.  Refer to Section 6.2 for further details regarding ‘forward looking statements’.

The first half of the 2007 year has started solidly and with good operational momentum across our businesses.

For the remainder of 2007, the Australian operating environment is expected to remain positive with credit growth broadly remaining at around current levels.

Westpac’s Australian consumer and business banking operations are expected to continue to perform well, particularly given the momentum achieved in the first half of the year.

In the Institutional bank, momentum is also good and existing lending growth is expected to translate into solid capital markets activity.  Transactions already in the pipeline within the Specialised Capital Group should also add to revenue growth in the second half of the year.

Wealth management will continue to be a key growth driver, particularly as the recent superannuation tax changes lead to increased activity and solid fund growth.

New Zealand remains a turnaround challenge.  High interest rates and a strong currency are expected to flow into some slowing in growth through the remainder of 2007.  Additionally, a lower rate at which NZD earnings are being translated back to AUD will detract at least one percentage point in growth from 2007 full year group earnings.

The credit cycles in Australia and New Zealand are returning to more normal levels as we see the effects of the recent interest rate increases.  In light of this, we anticipate impairment losses will increase at a rate above loan growth.

However, we believe there are no signs of any systemic credit issues.  Overall, we expect risk across the portfolio to remain relatively low and be supported by appropriate provisioning.

Strategically, Westpac’s focus will remain on sustainable revenue growth and high returns while maintaining a prudent approach to risk combined with continued expense discipline.

Westpac remains confident it can continue to deliver strong results for shareholders.  Solid earnings growth, combined with high returns on equity, will continue to underpin a high quality and sustainable performance.

2.	RESULTS AT A GLANCE

2.1                       REPORTED RESULTS

Net profit attributable to equity holders was A$1,641 million up 12% compared to the six months ended 31 March 2006. Cash earnings attributable to ordinary shareholders were A$1,678 million up 11% compared to the six months ended 31 March 2006. The selected financial data below includes a reconciliation of net profit attributable to equity holders to cash earnings(1).

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06–	Mar 06–
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with A-IFRS
Net interest income	2,503	3,089	2,782	2,860	11	8
Non-interest income	1,475	1,820	1,872	1,703	(3)	7
Net operating income	3,978	4,909	4,654	4,563	5	8
Operating expenses	(1,806)	(2,229)	(2,160)	(2,135)	(3)	(4)
Impairment losses	(188)	(232)	(190)	(185)	(22)	(25)
Profit from ordinary activities before
income tax	1,984	2,448	2,304	2,243	6	9
Income tax expense	(626)	(773)	(673)	(749)	(15)	(3)
Net profit	1,358	1,675	1,631	1,494	3	12
Net profit attributable to outside equity
interests	(28)	(34)	(29)	(25)	(17)	(36)
Net profit attributable to equity holders of
Westpac Banking Corporation (WBC)	1,330	1,641	1,602	1,469	2	12
Reconciliation of cash earnings
Net profit attributable to equity holders of
WBC	1,330	1,641	1,602	1,469	2	12
Treasury shares	12	15	(3)	12	large	25
TPS revaluations	15	18	—	30	—	(40)
Unrealised NZ retail earnings hedges	3	4	—	—	—	—
Sale of sub-custody business	—	—	(72)	—	100	—
Deferred tax asset write-off	—	—	41	—	(100)	—
Cash earnings(1)	1,360	1,678	1,568	1,511	7	11

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06–	Mar 06–
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with US GAAP
Net income	1,370	1,690	1,319	1,617	28	5

Differences between Australian A-IFRS and US GAAP Results

Our earnings and summary financial position have been derived from Westpac’s unaudited consolidated Interim Financial Report for the six months ended 31 March 2007 and 31 March 2006, which are prepared in accordance with A-IFRS, which differs in some material respects from US GAAP.

Consolidated net income under US GAAP for the six months to 31 March 2007 was A$1,690 million, an increase of 5% compared with A$1,617 million for the six months ended 31 March 2006. Equity attributable to equity holders of Westpac Banking Corporation according to US GAAP was A$15,824 million as at 31 March 2007 compared with A$14,314 million as at 31 March 2006.

The significant differences between the A-IFRS and US GAAP results primarily relate to:

•                     premises and sites;

•                     fair value and cash flow hedges;

(1)             Refer to Introduction on page 1 for a discussion of our use of cash earnings.

•                     deconsolidation of variable interest entities where Westpac is not the primary beneficiary;

•                     classification of minority interests as other debt instruments;

•                     superannuation; and

•                     allowance for loan losses change in estimate.

A reconciliation of net income and equity under US GAAP is included in section 5, Note 24, Reconciliation to US GAAP.

2.1.1 Cash Earnings(1)

Statutory reported results are adjusted for material items to ensure they appropriately reflect cash flows normally available to ordinary shareholders.

The impact of these cash earnings adjustments(1) and the policyholder tax recovery reclassification(2) are significant when analysing the composition of the reported financial results. Our approach is to adjust for these items when evaluating inter-period movements of the components of the results.

Analysis of cash earnings by key line item(3)

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06–	Mar 06–
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Net interest income	2,503	3,089	2,782	2,860	11	8
Non-interest income	1,435	1,771	1,755	1,701	1	4
Net operating income	3,939	4,860	4,537	4,561	7	7
Operating expenses	(1,806)	(2,229)	(2,160)	(2,135)	(3)	(4)
Impairment losses	(188)	(232)	(190)	(185)	(22)	(25)
Operating profit before tax	1,944	2,399	2,187	2,241	10	7
Income tax expense	(557)	(687)	(590)	(705)	(16)	3
Net profit	1,387	1,712	1,597	1,536	7	11
Net profit attributable to outside equity interests	(28)	(34)	(29)	(25)	(17)	(36)
Cash earnings	1,360	1,678	1,568	1,511	7	11
Effective tax rate	28.6%	28.6%	27.0%	31.5%	(160bps)	290bps

(1)             Refer to Introduction on page 1 for a discussion of our use of cash earnings.

(2)             Policyholder tax recoveries — the Life Insurance standard AASB 1038 requires the grossing up of tax expense and non interest income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries). While this has no impact at a cash earnings level, we reverse the impact of this gross up to provide comparability across reporting periods.

(3)             A detailed reconciliation of reported results to cash earnings results on a line item basis is provided on pages 113-115 in
Section 8.

2.1.2                     KEY FINANCIAL DATA — EARNINGS

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
	US$	A$	A$	A$	A$	A$
Ratios in accordance with A-IFRS
Shareholder value
Basic earnings per ordinary share (cents)(1)	72.2	89.1	87.5	79.7	2	12
Fully diluted earnings per ordinary share (cents)(2)	71.9	88.7	86.6	78.8	2	13
Weighted average ordinary shares (millions) — Statutory(9)	1,841	1,841	1,830	1,844	1	—
Fully franked dividends per ordinary share (cents)	51	63	60	56	5	13
Dividend payout ratio (%)(3)	70.7	70.7	68.6	70.3	210bps	40bps

Business Performance
Interest spread (%)(4,6)	1.90	1.90	1.82	2.03	8bps	(13bps)
Interest margin (%)(5,6)	2.25	2.25	2.19	2.40	6bps	(15bps)
Average interest earning assets ($m)	226,581	279,591	257,879	243,488	8	15

Supplemental data
Cash earnings per ordinary share (cents)(7)	73.7	90.9	85.5	81.7	6	11
Dividend payout ratio - cash earnings (%)(8)	69.3	69.3	70.2	68.5	(90bps)	80bps
Weighted average ordinary shares (millions) — cash earnings(9)	1,846	1,846	1,835	1,849	1	—
Economic profit ($m)(10)	1,038	1,281	1,185	1,129	8	13
Net tangible assets per ordinary share ($)	5.25	6.48	6.12	5.78	6	12
Expense to income ratio — reported (%)(11)	45.4	45.4	46.4	46.8	100bps	140bps
Expense to income ratio — cash earnings (%)(12)	45.9	45.9	47.6	46.8	170bps	90bps
Full-time equivalent employees (FTE)	27,312	27,312	27,224	26,932	—	1

(1)             Based on the average number of fully paid ordinary shares outstanding for the relevant six month period. Earnings are calculated as net profit attributable to equity holders.

(2)             Based on the average number of shares and share equivalents for the relevant six month period. Earnings are calculated as net profit attributable to equity holders.

(3)             Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(4)             Calculated as the amount by which interest income (including gross up) divided by average interest-earning assets exceeds interest expense divided by average interest-bearing liabilities.

(5)             Calculated by dividing net interest income (including gross up) by average interest-earning assets.

(6)             Net interest spread and margins are calculated on net interest income adjusted for tax equivalent gross up of $54 million in the six months ended 31 March 2007, $54 million for the six months ended 30 September 2006 and $57 million in the six months ended 31 March 2006. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. In the presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer section 5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

(7)             Cash earnings divided by the daily weighted average of ordinary shares outstanding (cash earnings basis). The weighted average ordinary shares - cash earnings is calculated per A-IFRS adjusted for the impact of treasury shares.

(8)             Calculated by dividing the dividends per ordinary share by the cash earnings per ordinary share.

(9)             Weighted Average Ordinary Shares - adjusts for the impact of shares held by Westpac (Treasury shares). The “weighted average ordinary shares - cash earnings”, which is used to calculate cash earnings per share, reverses the impact of Treasury shares, consistent with our basis for determining cash earnings, which also reverses this impact.

(10)       Cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the estimated value of franking credits paid to shareholders. Economic profit for the six months ended 30 September 2006 has been restated from $1,174 million to $1,185 million to reflect an updated estimate of the franking benefit associated with dividends paid to shareholders.

(11)       Calculated as Group operating expenses excluding impairment losses divided by Group net operating income.

(12)       Calculated as Group operating expenses on cash earnings basis excluding impairment losses divided by Group net operating income on a cash earnings basis.

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
	US$	A$	A$	A$	A$	A$
Ratios in accordance with US GAAP
Basic earnings per ordinary share (cents)(1)	74.4	91.8	72.1	87.7	27	5
Fully diluted earnings per ordinary share (cents)(2)	74.0	91.3	71.7	86.5	27	6
Fully franked dividends per ordinary share (cents)	51	63	60	56	5	13
Dividend payout ratio (%)(3)	68.6	68.6	83.2	63.9	large	large
Earnings(4) to fixed charges (%)	1.32	1.32	1.28	1.41	4bps	(9bps)

A-IFRS Earnings(4) to fixed charges (%)	1.32	1.32	1.35	1.37	(3bps)	(5bps)

(1)             Based on the average number of fully paid ordinary shares outstanding. Earnings are calculated as net profit attributable to equity holders.

(2)             Based on the average number of shares and share equivalents. Earnings are calculated as net profit attributable to equity holders.

(3)             Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(4)             Earnings before interest and tax.

Group Economic Profit

Economic profit, a non-GAAP financial measure, is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders. A reconciliation of net profit attributable to equity holders to Group economic profit is provided below.

Economic profit is used by management as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06–	Mar 06–
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Reconciliation of net profit attributable to equity holders to economic profit

Net profit attributable to equity holders of Westpac Banking Corporation	1,330	1,641	1,602	1,469	2	12
Treasury shares	12	15	(3)	12	large	25
TPS revaluations	15	18	—	30	—	(40)
Unrealised NZ retail earnings hedges	3	4	—	—	100	100
Sale of sub-custody business	—	—	(72)	—	100	—
Deferred tax asset write-off	—	—	41	—	(100)	—
Cash earnings(1)	1,360	1,678	1,568	1,511	7	11
Franking benefit	284	350	331	308	6	14
Adjusted cash earnings	1,644	2,028	1,899	1,819	7	11
Average ordinary equity	11,565	14,271	13,552	13,186	5	8
Average ordinary equity charge (10.5%)	(606)	(747)	(714)	(690)	5	8
Economic profit(2)	1,038	1,281	1,185	1,129	8	13

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06–	Mar 06–
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Reconciliation of average ordinary equity

Average shareholders’ equity	13,112	16,180	15,214	14,468	6	12
Average minority interests	(1,547)	(1,909)	(1,662)	(1,282)	15	49
Average ordinary equity	11,565	14,271	13,552	13,186	5	8

(1)             Refer to Introduction on page 1 for a discussion on our use of cash earnings.

(2)             Refer to Note 10 on page 10.

2.2 SUMMARY BALANCE SHEET

					% Mov’t	% Mov’t
					Sept 06-	Mar 06-
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with A-IFRS
Assets
Cash	2,194	2,707	2,478	2,536	9	7
Due from other financial institutions	10,328	12,744	12,865	17,124	(1)	(26)
Trading assets, financial assets and available-for sale securities(1)	17,668	21,802	17,811	19,692	22	11
Derivative financial instruments	11,633	14,355	10,311	14,656	39	(2)
Loans and acceptances(2)	205,224	253,238	234,484	215,701	8	17
Life insurance assets	12,472	15,390	14,281	14,743	8	4
Other assets(4)	6,454	7,964	7,348	7,427	8	7
Total assets	265,973	328,200	299,578	291,879	10	12
Liabilities
Due to other financial institutions	11,921	14,710	12,051	12,256	22	20
Deposits	144,020	177,715	167,741	153,891	6	15
Trading liabilities and other financial liabilities(6)	3,067	3,784	2,893	3,817	31	(1)
Derivative financial instruments	12,059	14,880	9,342	12,389	59	20
Debt issues(6)	59,258	73,122	66,080	68,372	11	7
Life insurance policy liabilities	11,581	14,290	13,476	13,655	6	5
Loan capital	5,745	7,089	5,957	6,375	19	11
Other liabilities(5)	4,688	5,786	5,940	6,482	(3)	(11)
Total liabilities	252,339	311,376	283,480	277,237	10	12
Equity
Equity attributable to equity holders of WBC	12,085	14,913	14,186	13,478	5	11
Minority interests(3)	1,549	1,911	1,912	1,164	—	64
Total equity	13,634	16,824	16,098	14,642	5	15
Average balances
Total assets	254,848	314,472	289,154	274,911	9	14
Loans and other receivables	198,825	245,342	224,900	212,389	9	16
Total equity	13,112	16,180	15,214	14,468	6	12
Amounts in accordance with US GAAP
Total assets	264,682	326,607	297,908	290,155	10	13
Total equity	12,824	15,824	14,965	14,314	6	11

(1)             Trading securities includes debt and equity instruments which are actively traded. Financial assets include non-trading bonds, notes and commercial bills. Available-for-sale-securities include public and other debt and equity securities.

(2)             Includes loans, advances, other receivables and acceptances of customers.

(3)             Includes TPS 2003 and TPS 2006 hybrid capital instruments.

(4)             Includes intangible assets, fixed assets, deferred tax assets and regulatory deposits with central banks overseas.

(5)             Includes provisions and tax liabilities.

(6)             Trading liabilities & other financial liabilities and debt issues on the balance sheet as at 30 September 2006 and 31 March 2006 have been restated to reflect a reclassification of commercial paper issues for one of our special purpose vehicles. Trading liabilities & other financial liabilities was restated from $7,497 million to $2,893 million at 30 September 2006, and from $9,036 million to $3,817 million at 31 March 2006. Debt issues was restated from $61,476 million to $66,080 million at 30 September 2006, and $63,153 million to $68,372 million at 31 March 2006.

2.2.1 KEY FINANCIAL DATA - BALANCE SHEET

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06	Mar 06
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Ratios in accordance with A-IFRS
Profitability and capital adequacy
Return on average ordinary equity(1)	23.1%	23.1%	23.6%	22.3%	(50bps)	80bps
Return on average total assets(2)	1.0%	1.0%	1.1%	1.1%	(10bps)	(10bps)
Total capital ratio	9.4%	9.4%	9.6%	9.7%	(20bps)	(30bps)
Tier 1 capital ratio	6.5%	6.5%	6.9%	6.8%	(40bps)	(30bps)
Risk weighted assets ($m)	171,792	211,984	193,417	181,823	10	17
Total committed exposures ($m)	312,945	386,161	359,362	342,030	7	13
Average ordinary equity ($m)(3)	11,565	14,271	13,552	13,186	5	8
Average total equity ($m)(4)	13,112	16,180	15,214	14,468	6	12
Asset quality
Net impaired assets to equity and collectively assessed provisions	1.6%	1.6%	1.5%	1.6%	10bps	—
Total impairment provisions to total impaired assets	49.2%	49.2%	49.3%	56.1%	(10bps)	large
Collectively assessed provisions to risk weighted assets	68bps	68bps	68bps	64bps	—	4bps
Collectively assessed provisions to non-housing loans and acceptances(5)	114bps	114bps	113bps	109bps	1bps	5bps
Total provisions to risk weighted assets(6)	76bps	76bps	76bps	77bps	—	(1bps)
Total provisions to gross loans and acceptances(6)	63bps	63bps	63bps	65bps	—	(2bps)
Impairment losses to average loans and acceptances annualised	19bps	19bps	17bps	17bps	(2bps)	(2bps)
Net impairment losses written off to average gross loans and’ acceptances annualised	12bps	12bps	15bps	9bps	3bps	(3bps)
Supplemental data
Cash earnings to average ordinary equity(7)	23.6%	23.6%	23.1%	23.0%	50bps	60bps
Adjusted common equity (ACE) to risk weighted assets(8)	4.3%	4.3%	4.6%	4.6%	(30bps)	(30bps)

(1)             Calculated as net profit attributable to equity holders divided by average ordinary equity.

(2)             Calculated as net profit attributable to equity holders divided by average total assets.

(3)             Calculated as average total equity less average outside equity interests. Refer to page 12 for reconciliation.

(4)             Average total equity is the average balance of shareholders’ equity, including outside equity interests.

(5)             Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(6)             Includes the Australian Prudential Regulation Authority (APRA) required capital deduction of $124 million (pre-tax) above A-IFRS provisioning above levels at 31 March 2007, $117 million (pre-tax) at 30 September 2006, and $112 million (pre-tax) at 31 March 2006, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(7)             Calculated as cash earnings divided by average ordinary equity.

(8)             For a reconciliation of Tier 1 capital to ACE, refer to page 15.

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06–	Mar 06–
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Ratios in accordance with US GAAP
Net interest margin	2.28%	2.28%	2.19%	2.43%	9bps	(15bps)
Net income to average total assets	1.1%	1.1%	0.9%	1.2%	20bps	(10bps)
Net income to average total equity	22.0%	22.0%	18.0%	22.3%	400bps	(30bps)
Average total equity to average total assets	4.9%	4.9%	5.1%	5.3%	(20bps)	(40bps)
Leverage ratio(1)	4.4%	4.4%	4.5%	4.7%	(10bps)	(30bps)

Adjusted Common Equity Reconciliation

	Half Year	Half Year	Half Year	Half Year
	March 07	March 07	Sept 06	March 06
$m	US$	A$	A$	A$
Adjusted common equity(2)
Total Tier 1 capital(4)	11,162	13,774	13,318	12,327
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,570)	(3,171)	(3,217)	(2,472)
Less: Other deductions in relation to non-consolidated subsidiaries(3)	(622)	(768)	(680)	(885)
Add: Capitalised expenditure	—	—	—	314
Less: APRA transition relief	(538)	(664)	(664)	—
Adjusted common equity	7,432	9,171	8,757	9,284
Risk weighted assets	171,096	211,125	192,391	181,823
Adjusted common equity to risk weighted assets(5)	4.3%	4.3%	4.6%	5.1%

(1)             Leverage ratios have been calculated in accordance with guidelines promulgated by the Board of Governors of the Federal Reserve System. The ratio is calculated by dividing Tier 1 capital in accordance with US GAAP by total average assets for leverage capital purposes in accordance with US GAAP.

(2)             Commenced deductions for capitalised expenditure from ACE capital from 1 July 2006.

(3)             Capital relating to non-banking subsidiaries not consolidated for APRA capital adequacy purposes.

(4)             APRA required capital adequacy to be reported on an AGAAP basis until 1 July 2006. For a reconciliation of total equity under A-IFRS to AGAAP and the calculation of Tier 1 equity, refer to section 5, Note 19 Capital Adequacy.

(5)             The Adjusted Common Equity (ACE) ratio has changed following the introduction of A-IFRS prudential standards from 1 July 2006. Comparatives have also been restated for the effect of the adjustment applying at the date of transition. The changes impact the capital deductions and Risk Weighted Asset measure used to determine capital adequacy and are detailed in section 5, Note 19.

2.3. EXTENDED PERFORMANCE SCORECARD(1)

Human Capital

Strategic Objectives:

• Improve employee attraction;

• Improve retention and commitment; and

• Reduce workplace costs.

Indicator	Latest Available	2006	2005	2004	2003
Employee turnover (total)	16%(2)	17%	16%	17%	16%
Employee commitment(5) (% employees reporting a positive score)	68%	68%	69%	68%	65%
Lost Time Injury Frequency Rate (Injuries per one million hours worked)	4(2)	5	6	7	7

Service Capital

Strategic Objectives:

• Improve customer experience;

• Improve retention and loyalty; and

• Increase share of wallet.

Indicator	Latest Available		2006	2005	2004	2003
Customer satisfaction (Australia) — Consumer(6) Source: Roy Morgan Research	70	%(3)	70%	72%	69%	66%
Customer satisfaction (Australia) — Business(6) Source: TNS	69	%(3)	66%	67%	64%	60%
Complaints resolution rates (Australia) — Average (% complaints resolved within 5 days)	82	%(4)	82%	83%	81%	78%
Customer satisfaction (NZ) — Consumer(6) Source: ACNielsen	57	%(2)	58%	58%	55%	53%
Customer satisfaction (NZ) — Business(6) Source: TNS	57	%(2)	61%	57%	51%	Not available

(1)             Year to 30 September, Australian indicator unless otherwise stated. The latest available information contained within the Extended Performance Scorecard has not been subject to audit or assurance

(2)             As at 31 March 2007.

(3)             As at February 2007.

(4)             Average based on figures year to date.

(5)             Figures from annual Staff Perspectives Survey (SPS) conducted in June of each year. This survey is commissioned by Westpac and is conducted by International Survey Research. All permanent full-time, part-time and casual employees throughout Westpac are invited to complete the survey. A positive score represents an employee who returns a favourable response to questions which measure employee commitment.

(6)             Year to 31 December unless otherwise stated. Customer satisfaction figures examine the proportion of Westpac’s customers (who consider the bank as their main financial institution) that are either ‘very satisfied’ or ‘fairly satisfied’ with their overall relationship. Customer satisfaction scores are reported on a 12 month moving average basis. Data is collected by independent providers being Taylor Nelson Sofres (TNS) for Business results and Roy Morgan Research (RMR) for Consumer results. Customer satisfaction for Consumer results for New Zealand is collected by AC Nielsen.

Social & Environmental Capital

Strategic Objectives:

• Improve social licence to operate;

• Reduce regulatory and operational costs;

• Improve operational efficiency; and

• Improve reputational capital.

Indicator	Latest Available		2006	2005	2004	2003
Community contributions (A$m)	47	(1)	47	44	42	37
Greenhouse gas emissions (Equivalent tonnes of CO2 emissions)	109,253	(1)	109,253	124,500	136,400	137,200
Paper consumption (Sheets/person)	8,981	(2)	9,551	10,100	9,500	9,300

(1)             As at 30 September 2006.

(2)             Half year to 31 March 2007, annualised.

3	REVIEW OF GROUP OPERATIONS	Interim Profit Announcement 2007

3.1                               REPORTED RESULTS SUMMARY

Net profit attributable to equity holders was $1,641 million, up 12% compared to the six months ended 31 March 2006.  Cash earnings attributable to ordinary shareholders were $1,678 million, up 11% compared to the six months ended 31 March 2006.  The selected financial data below includes a reconciliation of net profit attributable to equity holders to cash earnings.

Management considers cash earnings a useful measure of financial performance as the reported profit result includes material items that do not affect cash flows available for distribution to ordinary shareholders, specifically: the impact of treasury shares, the revaluation gain/(loss) associated with the TPS 2003 hybrid instrument, gains/losses from unrealised NZ retail earnings hedges, and significant items.

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
	March 07	March 07	Sept 06	March 06	Mar 07	Mar 07
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with A-IFRS
Net interest income	2,503	3,089	2,782	2,860	11	8
Non-interest income	1,475	1,820	1,872	1,703	(3)	7
Net operating income	3,978	4,909	4,654	4,563	5	8
Operating expenses	(1,806)	(2,229)	(2,160)	(2,135)	(3)	(4)
Impairment losses	(188)	(232)	(190)	(185)	(22)	(25)
Profit from ordinary activities before income tax	1,984	2,448	2,304	2,243	6	9
Income tax expense	(626)	(773)	(673)	(749)	(15)	(3)
Net profit	1,358	1,675	1,631	1,494	3	12
Net profit attributable to outside equity interests	(28)	(34)	(29)	(25)	(17)	(36)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	1,330	1,641	1,602	1,469	2	12
Effective tax rate	31.6%	31.6%	29.2%	33.4%	(240bps )	180bps
Reconciliation of cash earnings Net profit attributable to equity holders of WBC	1,330	1,641	1,602	1,469	2	12
Treasury shares	12	15	(3)	12	large	25
TPS revaluations	15	18	—	30	—	(40)
Unrealised NZ retail earnings hedges	3	4	—	—	—	—
Sale of sub-custody business	—	—	(72)	—	100	—
Deferred tax asset write-off	—	—	41	—	(100)	—
Cash earnings(1)	1,360	1,678	1,568	1,511	7	11

(1)       Refer to Introduction on page 1 for a discussion of our use of cash earnings.

3.2                               EARNINGS SUMMARY

Cash Earnings(1)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	3,089	2,782	2,860	11	8
Non-interest income	1,771	1,755	1,701	1	4
Net operating income	4,860	4,537	4,561	7	7
Operating expenses	(2,229)	(2,160)	(2,135)	(3)	(4)
Impairment losses	(232)	(190)	(185)	(22)	(25)
Operating profit before tax	2,399	2,187	2,241	10	7
Income tax expense	(687)	(590)	(705)	(16)	3
Net profit	1,712	1,597	1,536	7	11
Net profit attributable to outside equity interests	(34)	(29)	(25)	(17)	(36)
Cash earnings	1,678	1,568	1,511	7	11
Effective tax rate	28.6%	27.0%	31.5%	(160bps )	290bps

Impact of Exchange Rate Movements(2)

	Half Year March 07 vs			Half Year March 07 vs
	Half Year March 06			Half Year Sept 06
	Cash			Cash
	earnings	Fx impact(4)	% growth	earnings	Fx impact(4)	% growth
	% growth	$m	ex-Fx	% growth	$m	ex-Fx
Net interest income	8	20	9	11	(24)	10
Non-interest income(3)	4	24	6	1	31	3
Net operating income	7	44	8	7	7	7
Operating expenses	(4)	(13)	(5)	(3)	16	(2)
Impairment losses	(25)	(1)	(26)	(22)	2	(21)
Operating profit before tax	7	30	8	10	25	11
Income tax expense	3	(10)	1	(16)	(8)	(18)
Net Profit	11	20	13	7	17	8
Net profit attributable to outside equity interests	(36)	—	(36)	(17)	—	(17)
Cash earnings	11	20	12	7	17	8

Movements in exchange rates impacted both individual line items and cash earnings.  Movements in exchange rates have reduced cash earnings by $20 million or 1% compared to the six months ended 31 March 2006 and by $17 million or 1% compared to the six months ended 30 September 2006.  This was due to the hedge rate for translating NZD retail earnings in the six months ended 31 March 2007 being significantly lower than the hedge rate for the prior period and the prior corresponding period.  The impact of the hedges is reflected in non-interest income and was based on hedge rates of 1.20 for the six months ended 31 March 2007 and 1.10 for the six months ended 30 September 2006 and 31 March 2006.

The movements in average exchange rates impacts individual line items as each line is translated at the actual average exchange rate.  The average rate for the six months ended 31 March 2007 was 1.14 compared to 1.09 for the six months ended 31 March 2006 and 1.20 for the six months ended 30 September 2006.

(1)       A detailed reconciliation of reported results to cash earnings result on a line item basis is provided on pages 113-115 in Section 8.

(2)       We have removed the impact of exchange rates movements to provide readers with a better indication of the Group’s performance in local currency terms.  Retranslation is net of future earnings hedge gains/losses.

(3)       Non interest income included the impact of future earnings hedges, which decreased non-interest income by $42 million on the six months ended 30 September 2006 and $15 million on the six months ended 31 March 2006.

(4)       The movement in the NZD/AUD exchange rate (FX impact) across the reported periods has the same absolute impact in dollar terms on both reported results and cash earnings results.

Earnings Growth

First Half 2007 – First Half 2006

Net profit after tax (NPAT) increased 12% to $1,641 million, representing a 23.1%(1) return on equity, and cash earnings increased 11% to $1,678 million, representing a 23.6% return on equity. Earnings per ordinary share at 89.1 cents was also up 12% and cash earnings per ordinary share at 90.9 cents was up 11%. Reported net operating income growth of 8% and cash earnings net operating income growth of 7% maintained a healthy margin over the 4% growth in reported and cash earnings expenses.

Net operating income growth reflected strong volume growth in both Australia and New Zealand consumer and business lending and deposits, partly offset by lower margins.

Net operating income growth also benefited from 23% growth in Funds Under Administration (FUA) and increased sales of insurance products in our wealth management business. Trading income was down $68 million from the exceptionally strong levels in the six months to 31 March 2006, reducing reported net operating income growth and cash earnings net operating income growth by 1 percentage point. Movements in the NZD/AUD exchange rate and realised foreign exchange hedges reduced reported net operating income growth and cash earnings net operating income by $44 million or 1%. Expense growth was contained to 4% as operating efficiencies offset higher personnel costs. Impairment expense of $232 million, on both a reported and cash earnings basis, increased 25% in line with the very strong loan growth and a moderate deterioration in credit conditions.

Reported income tax expense of $773 million was up 3% and cash earnings income tax expense of $687 million was down 3%, with the reported effective tax rate down 180 basis points and the cash earnings effective tax rate down 290 basis points. The effective tax rates decreased from higher tax rates in the six months to 31 March 2006, which included a one-off $61 million tax provision.

(1)       Return on equity is calculated by dividing net profit attributable to equity holders by average ordinary equity.

First Half 2007 – Second Half 2006

Net profit after tax increased by 2% and cash earnings increased 7%.  This was driven by reported net operating income growth of 5% and cash earnings net operating income growth of 7% with reported and cash earnings operating expense growth of 3%.  Strong volume growth in loans was partly offset by lower lending spreads (down 5 basis points).  Wealth management and insurance income increased 16% and Financial Markets trading and Treasury income were also significantly higher.  Net operating income in Specialised Capital Group was $53 million lower than the very strong result in the six months to 30 September 2006.

Fee income in New Zealand was flat following product repricing initiatives to improve competitive positioning.

Expense growth of 3% on a reported and cash earnings basis reflected higher personnel expenses and additional advertising.  The translation of NZD expenses increased expense growth by 1 percentage point.

Higher impairment losses on a reported and cash earnings basis included an increase in new collectively assessed provisions of $9 million, a $12 million increase in provisions to cover additional risks in the Pacific Banking business and a reduction in write-backs in the Institutional Bank.

The reported effective tax rate lifted from 29.2% to 31.6% and the cash earnings effective tax rate increased from 27.0% to 28.6% as the tax provision release of $22 million in the six months to 30 September 2006 was not repeated.

Business Unit Net Profit After Tax Summary

Net profit before tax compared to the six months ended 31 March 2006:

Business and Consumer Banking (BCB)

•                  Up $97 million (12%) driven by balance sheet growth, with loans up 12% and deposits up 13%.

Westpac Institutional Bank (WIB)

•                  Up $30 million (12%) driven by customer income growth and lower impairment losses.

BT Financial Group (BTFG)

•                  Up $36 million (22%) driven by flow and fee growth across investment and insurance product sets.

New Zealand

•                  Down $12 million (6%) and NZ$6 million (3%) with growth in net operating income offset by increased impairment losses.

Pacific Banking

•                  Down $2 million (6%) as a result of higher impairment losses from economic and political events in the Pacific region.

Group Business Unit(1)

•                  Up $23 million (92%) due to lower tax provisions booked in the half.

(1)       The Group Business Unit includes the results of Group Treasury and the Corporate Centre.

3.3 REVIEW OF EARNINGS

Section 3 Review of Group Operations focuses on our Group results and key drivers for movements, with reference to our core business units.  For more detailed commentary at the business unit level, refer to Section 4 Business Unit Performance.

3.3.1 Net Interest Income

Reported net interest income of $3,089 million was $229 million (8%) up on the six months ended 31 March 2006 and $307 million (11%) up on the six months ended 30 September 2006.  There were no adjustments between reported net interest income and net interest income on a cash earnings basis over these periods.

First Half 2007 – First Half 2006 (up $229 million (8%))

The key driver for the growth was the 15% increase in average interest earning assets partially offset by a 15 basis point decrease in margins.  The translation of the NZD earnings reduced growth by 1 percentage point.

First Half 2007 – Second Half 2006 (up $307 million (11%))

Growth in average interest earning assets was 8%, while margins increased 6 basis points on the period ended 30 September 2006.  Second half 2006 net interest income was impacted by a $49 million charge due to an over accrual of credit card income in prior periods(1).  The translation of the NZD earnings increased growth by 1 percentage point.

Loans and Acceptances

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Business Unit
Business and Consumer Banking(2)	175,066	166,004	155,632	5	12
Consumer (Australia)	126,952	120,266	113,432	6	12
Housing	117,523	111,498	105,240	5	12
Personal (loans and cards)	9,429	8,768	8,192	8	15
Business (incl. equipment finance)	46,330	43,823	40,324	6	15
Other	1,784	1,915	1,876	(7)	(5)
Westpac Institutional Bank	37,611	32,083	26,897	17	40
New Zealand(3) (NZ$)	40,129	36,605	34,387	10	17
BT Financial Group(4)	4,166	3,621	2,996	15	39
Pacific Banking	1,195	1,153	1,048	4	14

Group
Net loans	253,238	234,484	215,701	8	17

(1)       In the six months ended 30 September 2006 net interest income was impacted by the reversal of $49 million of accounting over-accruals of interest income in the Australian ($42 million) and the New Zealand ($7 million) credit cards business from prior periods.  This reversal reduced net profit after tax in the Australian Business and Consumer Bank (BCB) by $19 million and in New Zealand by $5 million in the six months ended 30 September 2006.  This reversal included $26 million of interest income relating to prior years.  The over-accrual of interest income arose from inaccuracies in the accounting methodology used to estimate accrued credit card interest income earned.

(2)       Business and Consumer Banking net loans have been represented on a product view.  This is different to the presentation of these results in Section 4.1 which is on a customer segment view.

(3)       New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(4)       BT Financial Group includes margin lending of $4,207 million (refer section 4.3) less unearned income of $41 million, as at 31 March 2007.

First Half 2007 – First Half 2006

Net loans increased by 17% or $37.5 billion from 31 March 2006.

In aggregate, net loan growth in Australia was 17%(1), compared with system credit growth of 15%(2) during the period.  In New Zealand, net loan growth was 20%(1) compared to system growth of 14%(3),(4).  The increase was largely a result of:

•                  Consumer lending in BCB up 12% or $13.5 billion, predominantly in mortgages ($12.3 billion or 12%) at 0.9(6) times system, as a result of increases in both first and third party sales, and unsecured lending (up 15% or $1.2 billion) reflecting the growth in credit cards;

•                  Business lending in BCB up 15% or $6 billion, with growth across most business segments, supported by the increases in front line employees from mid 2006;

•                  Corporate lending in WIB up 40% or $10.7 billion, reflecting the increased utilisation of short-term underwriting and bridging finance to facilitate customer business; and

•                  Lending in BTFG up 39%, with margin lending up $1.2 billion, as strong demand for the product continues.

Growth in the New Zealand retail business included mortgage growth of 20% or NZ$4.5 billion and business lending growth of 12% or NZ$1.2 billion.

First Half 2007 – Second Half 2006

Net loans were up 8% or $18.8 billion since 30 September 2006.

Growth in Australia was 8%(1), compared with system(4) credit growth of 7%(5) during the period.  The increase was largely a result of growth in consumer lending in BCB up 6% or $6.7 billion, predominantly in mortgages up $6 billion or 5% at 1.0(5) times system(4), business lending in BCB up 6% or $2.5 billion, with growth across most business segments; and institutional lending in WIB up 17% or $5.5 billion, with increased lending for short-term customer financing.

In New Zealand, loan growth was up 12%(1) mainly driven by mortgage growth of 12%.

(1)       Australian growth comprises Business and Consumer Banking, BT Financial Group and the Australian loans within WIB.  New Zealand growth comprises New Zealand retail and the New Zealand loans within WIB.

(2)       Source: Reserve Bank of Australia (RBA) 12 months to March 2007.

(3)       Source: Reserve Bank of New Zealand (RBNZ) 12 months to March 2007.

(4)       System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

(5)       Source: RBA 6 months to March 2007.

Deposits

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Business Unit
Business and Consumer Banking(1)	98,073	92,788	87,027	6	13
Consumer	48,995	46,899	44,724	4	10
Business	30,727	28,710	27,196	7	13
Working Capital	16,054	14,753	12,723	9	26
Other	2,297	2,426	2,384	(5)	(4)
Westpac Institutional Bank	8,366	7,369	5,971	14	40
New Zealand(2)(NZ$)	23,104	21,796	20,787	6	11
Pacific Banking	1,497	1,421	1,327	5	13
Other(3)	49,342	47,121	41,809	5	18

Group
Total Deposits	177,715	167,741	153,891	6	15

First Half 2007 – First Half 2006

Deposits increased by 15% or $23.8 billion since 31 March 2006.  The increase was largely a result of:

•                  Australian Consumer deposit growth in BCB up 10% or $4.3 billion with continued growth in on-line savings accounts;

•                  Australian Business deposit growth in BCB up 13% or $3.5 billion mainly driven through growth in higher interest deposit accounts;

•                  Australian working capital deposits up 26% or $3.3 billion as a result of abnormally low balances at 31 March 2006 returning to more normal levels at 31 March 2007;

•                  Corporate deposit growth in WIB up 40% or $2.4 billion driven by increased wholesale deposits over the period and new online deposit functionalities within the transactional banking platform;

•                  New Zealand deposit growth up 11% or NZ$2.3 billion at 0.9(4) times system(5), and

•                  Treasury short term wholesale funding growth of $7.5 billion, funding the growth in assets.

First Half 2007 – Second Half 2006

Deposits increased by 6% or $10 billion since September 2006.  The increase was largely a result of continued growth in BCB deposits, particularly business and working capital.

Other growth included:

•                  Corporate deposit growth in WIB up 14% or $1 billion;

•                  New Zealand deposit growth up 6% or NZ$1.3 billion supported by the release of a new on-line savings account in December 2006; and

•                  Treasury short term wholesale funding growth of $2.2 billion, which was lower than the previous six months due to a change in mix between deposits and debt issues.

(1)       Business and Consumer Banking deposits have been represented on a product view.  This is different to the presentation of these results in Section 4.1 which is a segment view.

(2)       New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(3)       Includes Treasury short term wholesale funding.

(4)       Source: RBNZ, 12 months to March 2007.

(5)       System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

Margins

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net Interest Income	3,089	2,782	2,860	11	8
Tax equivalent gross-up	54	54	57	—	(5)
Adjusted Net Interest Income	3,143	2,836	2,917	11	8
Average Interest Earning Assets	279,591	257,879	243,488	8	15
Interest margin (%)	2.25%	2.19%	2.40%	6bps	(15bps	)

First Half 2007 – First Half 2006

The net interest margin for the six months ended 31 March 2007 was 2.25%, which is 15 basis points lower than the equivalent margin for the six months ended 31 March 2006.

Average interest earning assets were up $36.1 billion, due to:

•                  An increase in average loans and other receivables of $33.0 billion or 16%, with growth across most sectors; and

•                  Loans to other financial institutions up $1.6 billion, mainly due to a decision to hold more liquid assets offshore in the form of cash, and trading securities up $1.5 billion.

Components of the margin decrease were:

•                  A decrease in asset spread/mix of 8 basis points driven by:

•                  7 basis point decrease due to a combination of existing business re-pricing at lower spreads and competitive pricing on new business in BCB (mortgages and business lending) and New Zealand (mortgages); and

•                  1 basis point decrease due to mix impacts in BCB (mortgages, business lending and cards) and New Zealand (mortgages).

•                  Liability spread/mix impact was flat, with an 8 basis point increase in liability spread (BCB 7 basis points and New Zealand 1 basis point) offset by an 8 basis point decline in mix across both BCB and New Zealand due to increases in wholesale funding and growth in higher interest deposit accounts.

In addition to the asset and liability spread/mix impacts, other factors reducing margins were:

•                  The over-accrual of cards(1) income that occurred in the period ended 31 March 2006 which had a 2 basis point impact;

•                  Other items including, margin mix impacts of increases in lower yielding corporate assets (3.5 basis points), Structured Finance transactions and lower benefits from free funds contributed a total decline of 5 basis points; and

•                  Treasury net interest income had little impact.

First Half 2007 – Second Half 2006

The net interest margin increased by 6 basis points from the margin for the six months ended 30 September 2006, driven by an 11% increase in net interest income compared to an 8% increase in average interest earning assets.

Average interest earning assets were up $21.7 billion due almost entirely to a $20.4 billion (9%) increase in average loans and other receivables.

Components of the margin increase were:

•                  A decrease in asset spread/mix of 5 basis points driven by:

•                  4 basis point decrease due to the combination of book re-pricing at lower spreads and market competitive pricing on new business in Australia (mortgages and business lending) and New Zealand (mortgages); and

•                  1 basis point decrease due to mix impacts in Australia (mortgages, business lending and cards) and New Zealand (mortgages).

•                  Liability spread/mix flat, driven by a 3 basis point increase in liability spread (BCB 2 basis points and New Zealand 1 basis point) offset by a 3 basis point decline in mix in BCB and New Zealand due to increases in wholesale funding requirements and growth in higher rate deposit accounts in both businesses.

In addition to the asset and liability spread/mix decline, other factors were:

•                  The correction in the second half of 2006 of the one-off over-accrual of credit card income which impacted the prior period contributed 4 basis points;

•                  Treasury net interest income contributed 7 basis points; and

•                  Other items were flat with hybrid benefit impacts, Structured Finance impacts and increased Financial Markets net interest income, offset by lower benefits from free funds.

(1)       In the six months ended 30 September 2006, net interest income was impacted by the reversal of $49 million of accounting over-accruals of interest income in the Australian and New Zealand credit cards business from prior periods.  Of this amount, $23 million ($22 million in the Australian and $1 million in the New Zealand credit cards business) related to the six months ended 31 March 2006, with the remaining $26 million relating to prior periods.

3.3.2                                                     Non-Interest Income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Reported non-interest income(1)	1,820	1,872	1,703	(3)	7
Cash earnings adjustments(2)	17	(114)	56	115	(70)
Policyholder tax recoveries(2)	(66)	(3)	(58)	large	(14)
Non-interest income (cash earnings basis)(1)	1,771	1,755	1,701	1	4

Reported non-interest income increased by $117 million (7%) compared to the six months ended 31 March 2006 and decreased by $52 million (3%) compared to the six months ended 30 September 2006.

After cash earnings adjustments and reclassifying the policyholder tax recoveries(1), non-interest income on a cash earnings basis was $1,771 million, up $70 million or 4% on the six months ended 31 March 2006 and up $16 million or 1% on the six months ended 30 September 2006.  The key drivers of this growth are shown in the following table and explained below.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Fees & commissions	905	924	842	(2)	7
Wealth management and insurance income	579	539	496	7	17
Trading income	260	197	328	32	(21)
Other income	27	95	35	(72)	(23)
Non-interest income (cash earnings basis)	1,771	1,755	1,701	1	4

First Half 2007 – First Half 2006

Non-interest income on a cash earnings basis was up $70 million (4%) compared to the six months ended 31 March 2006.  The impact of the translation of the New Zealand earnings and associated hedging reduced growth by 2 percentage points.

Fees and commissions were up $63 million due to:

•                  BCB’s fees and commissions up due to volume led increases in card fees and increases in transaction fees;

•                  Fees and commissions in New Zealand were up slightly with volume related increases partially offset by reductions in transaction fees during the half as we increased product competitiveness through fee changes;

•                  Fees and commissions in the Institutional Bank were up including higher Debt Markets origination fee income (up $20 million) and, volume led increases in fees on Specialised Capital Group (SCG) funds (up $8 million); and

•                  Broking income in BTFG up $6 million, with volumes up 24%.

Wealth management and insurance income was up $83 million (17%) led by:

•                  Growth in BTFG Funds Under Management of 6% and Funds Under Administration of 23%; and

•                  Growth in BTFG Insurance income with General Insurance up 32% from improved claims experience and Life Insurance up 14% with sales growth and in-force growth of 8%.

Trading income was down $68 million (21%) from the exceptionally high levels experienced in the first half of 2006 with Financial Markets trading income down $32 million and Treasury foreign exchange trading income down $34 million.  This reduced the growth of non-interest income by 4%.

(1)       Refer to Section 8, pages 113-115 for a detailed reconciliation between reported non-interest income and non-interest income on a cash earnings basis.  The commentary above is reflected on a cash earnings basis and does not directly line up with Note 5 in Section 5

(2)       Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

Other income was down $8 million, driven by:

•                  Hedging of overseas operations decreased by $3 million.  This included a $15 million increase in the loss from hedging of New Zealand earnings offset by lower losses on hedging of offshore operations; and

•                  Net gain on financial assets at fair value down $24 million primarily due to a $28 million decrease in income from the portfolio of investment securities in the Institutional Bank.

Declines were offset by:

•                  Gain on disposal of assets up $8 million, which included $21(1) million profit from the sale of the remaining shareholding in MasterCard Inc.

First Half 2007 – Second Half 2006

Non-interest income on a cash earnings basis was up $16 million (1%) compared to the six months ended 30 September 2006.  The translation of the New Zealand dollar and associated hedges reduced growth rates by 2 percentage points.

Exceptionally strong growth in income from the Specialised Capital Group (SCG) business in the Institutional Bank during the second half of 2006 was not repeated in the six months ended 31 March 2007.  Overall SCG non-interest income was down $53 million although the business believes it has a strong pipeline for the second half of the year.

Fees and commissions were down $19 million.  Key features were:

•      Increase in BCB due to volume led growth;

•      New Zealand was flat due to the impact of various fee changes designed to improve product competitiveness offsetting volume related increases; and

•      Decrease in SCG deal origination income due to reduced deal execution during the period, offset by continued increase in fees from SCG funds activities.

Wealth management and insurance income was up $40 million led by:

•                  Continued growth in BTFG Funds Under Management with FUM volumes up 9% and FUA up 18%; and

•      BTFG Insurance income up $17 million driven by Life Insurance sales growth of 25%.

Trading income increased by $63 million (32%) including Financial Markets up $69 million and Treasury down $7 million.  Growth in trading income was impacted by a $30 million reclassification between Financial Markets trading income and gains on financial assets at fair value within other income in the six months ended 30 September 2006.  Adjusting for this, trading income was up 15% and other income was down 58%.

Other income was down by $68 million led by:

•                  Income from hedging overseas operations down $43 million mainly due to a $42 million movement in the realised gains/losses on hedging New Zealand earnings (partially offset by exchange rate movements on other items in the income statement); and

•      Gains on disposal of fixed assets down $8 million largely due to $5 million property sales in the six months ended 30 September 2006.

(1)       $19 million profit in sale of MasterCard Inc. recognised in Business and Consumer Banking, and $2 million recognised in New Zealand operations.

Financial Markets

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Product
Foreign exchange(1)	128	120	148	7	(14)
Capital markets(1)	99	34	62	191	60
Other(2)	17	30	46	(43)	(63)
Total financial markets product income	244	184	256	33	(5)
Income classification
Net interest income	(1)	(10)	(5)	90	80
Non-interest income	245	194	261	26	(6)
Trading income	233	164	265	42	(12)
Dividend income	7	7	5	0	40
Other non-interest income	5	23	(9)	(78)	156
Total financial markets product income	244	184	256	33	(5)

First Half 2007 – First Half 2006

Financial Markets product income was down $12 million compared to the very strong levels for the six months ended 31 March 2006.  Increases in Capital Markets were driven by a higher demand for interest rate hedging products, which offset reduced Foreign Exchange income as trading income returned to levels more consistent with historical experience.  Other product income was down primarily due to lower trading income in the Energy and Equities businesses.

Average value at risk (VaR) during the period(3) was at lower levels compared to both the six months ended 30 September 2006 and the six months ended 31 March 2006.

First Half 2007 – Second Half 2006

Income was stronger compared to the six months ended 30 September 2006 driven by the strong growth in Capital Markets trading.

Higher volatility in interest rate markets increased demand for hedging products. Income from Foreign Exchange was up $8 million.

(1)       Includes corporate client income.

(2)       Other comprises structured equities, energy and other international income.

(3)       Refer to Section 5, Note 20 for the Average VaR for the six months ended 31 March 2007 compared to prior periods.

3.3.3                     Operating Expenses(1)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Salaries & other staff expenses	(1,223)	(1,159)	(1,165)	(6)	(5)
Equipment & occupancy expenses	(309)	(310)	(304)	—	(2)
Other expenses	(697)	(691)	(666)	(1)	(5)
Total expenses	(2,229)	(2,160)	(2,135)	(3)	(4)

Reported operating expenses of $2,229 million were $94 million (4%) up on the six months ended 31 March 2006 and $69 million (3%) up on the six months ended 30 September 2006.  There were no adjustments between reported operating expenses and operating expenses on a cash earnings basis over these periods.

First Half 2007 – First Half 2006

Operating expenses were up 4% or $94 million compared to the six months ended 31 March 2006.  The Group’s expense to income ratio on a cash earnings basis has improved by 90 basis points to 45.9%.  The translation of NZD expenses reduced expense growth by 1 percentage point.

Salaries & other staff expenses

Salaries and employee expenses increased 5% due to fixed pay increases of 4% in October 2006 and other market related increases in January 2007.  FTE levels increased, with a focus on investing heavily in relatively higher cost customer serving employees whilst reducing support employee levels, which contributed to the overall increase in salaries and staff expenses.  Offsetting these increases, restructuring costs were down $6 million.

Equipment and Occupancy Expenses

Equipment and occupancy costs were up $5 million on the six months ended 31 March 2006.

•                  Operating lease rentals were up $11 million due to market related rent increases on renewal of existing premises; and

•                  Software amortisation increases were due to the prior year investment in significant technology infrastructure.  However these were offset by a reduction in non-capitalised technology costs incurred in “other” costs in the prior period.

(1)       Refer Section 5, Note 6, page 85 for detailed breakdown.

Other Expenses

Total other expenses increased by $31 million (5%) largely due to:

•                  Increase in purchased services ($13 million), largely driven by an increase in legal and other professional services costs (up $15 million);

•                  Advertising up $9 million due to the new campaign launch;

Offset by:

•                  $9 million reduction in outsourcing costs driven by savings and efficiencies built into our outsourcing contracts.

First Half 2007 – Second Half 2006

Operating expenses have increased by 3% or $69 million compared to the six months ended 30 September 2006.  The Group’s expense to income ratio on a cash earnings basis has improved by 170 basis points to 45.9% over this period.  The translation of NZD expenses increased expense growth by 1%.

Salaries and other staff expenses

Salaries and other staff expenses were up $64 million (6%) due to fixed pay increases of 4% in October 2006, combined with the full impact of the increases in customer serving employees in the second half of 2006 and the changing mix of our workforce.

Equipment and Occupancy expenses

Equipment and occupancy expenses were down $1 million due to a reduction in “other” equipment costs largely related to the investment in technology infrastructure projects in 2006 where costs were expensed.  This was offset by increases in operating lease rentals and depreciation on leasehold improvements, which increased due to the new fit-out in Westpac Place as well as new and refreshes of other retail property spaces.

Other Expenses

Other expenses increased by $6 million, driven by an increase in advertising costs as a result of the launch of the new advertising campaign. Technology costs also increased during the period due to increased technology costs in BTFG.

Compliance

First Half 2007 – First Half 2006

Expenditure on major compliance programs increased in the first half of 2007, with total spend at $17 million, an increase of $2 million over the six months ended 31 March 2006.  Major compliance expenses included Basel II ($12 million) and Anti-Money Laundering ($5 million).

First Half 2007 – Second Half 2006

Compliance spend was up $2 million on the six months ended 30 September 2006 with increased spending on Basel II (up $5 million) offsetting reduced costs associated with IFRS and Sarbanes-Oxley, as these projects moved to business as usual status.

Capitalised Software

First Half 2007 – First Half 2006

Capitalised software balances increased $46 million to $485 million compared to the first half of 2006.  The key investments include:

•                  One Bank Platform, the Bank’s PC technology platform, carrying value up $5 million to $88 million;

•                  Connect@Westpac, the new online payroll and personnel management system, carrying value of $32 million, up $8 million; and

•                  $34 million increase driven by significant projects relating to:

•                  Improving credit card origination capabilities in the Consumer bank;

•                  FX replacement project aimed at improving pricing, risk management, settlement and accounting for the global foreign exchange business and product set in the Institutional Bank; and

•                  An Enterprise information gateway project, which will create new capabilities for data management.

First Half 2007 – Second Half 2006

Capitalised software balances increased $5 million including $97 million of additional capitalisation.  It is anticipated that spend will increase in the second half of the year as project investment increases.

Full Time Equivalent Employees (FTE)

				Mov’t	Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
Analysis of movement in FTE	March 07	Sept 06	March 06	Mar 07	Mar 07
Permanent employees	25,636	25,363	25,595	273	41
Temporary employees	1,676	1,861	1,337	(185)	339
Total FTE employees	27,312	27,224	26,932	88	380

First Half 2007 – First Half 2006

Group FTE has increased by 380 compared to 31 March 2006.  This has been largely driven by increases in customer serving employees across a number of businesses.  In particular:

•                  An additional 366 customer serving employees in BCB including 193 within the business banking segment, as we have implemented our strategy of investment in frontline business bankers over the year;

•                  110 new customer serving employees in BTFG, primarily in the Advice business;

•                  FTE in New Zealand has decreased over the period; this is a product of continued investment in business banking employees which was more than offset by productivity savings elsewhere in the business; and

•                  16 additional customer serving employees in the Institutional Bank, primarily in growth business portfolios.

First Half 2007 – Second Half 2006

Group FTE has increased by 88 compared to 30 September 2006.  This has been primarily driven by our continued investment in customer serving employees offset by productivity and efficiency savings in the support areas.

In particular:

•                  An additional 297 customer serving employees in BCB;

•                  74 additional customer serving employees in BTFG, including 41 planners and investment representatives;

•                  A decrease in New Zealand due to improved productivity savings across the business in the first half of 2007; and

•                  An additional 23 customer serving employees in growth business portfolios in the Institutional Bank.

3.3.4                     Impairment Losses

Reported impairment losses of $232 million were $47 million (25%) up on the six months ended 31 March 2006 and $42 million (22%) up on the six months ended 30 September 2006.  There were no adjustments between reported impairment losses and impairment losses on a cash earnings basis over these periods.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
New individually assessed provisions (IAP)	(42)	(66)	(78)	36	46
Write-backs	22	76	37	(71)	(41)
Recoveries	8	11	14	(27)	(43)
Total IAP, write-backs and recoveries	(12)	21	(27)	(157)	56

Write-offs	(131)	(123)	(100)	(7)	(31)
Other changes in collectively assessed provisions	(89)	(88)	(58)	(1)	(53)
Total new collectively assessed provisions	(220)	(211)	(158)	(4)	(39)

Total impairment losses	(232)	(190)	(185)	(22)	(25)

First Half 2007 – First Half 2006

Total impairment losses of $232 million were $47 million (25%) higher than 31 March 2006 representing 19 basis points of average gross loans and acceptances, up 2 basis points on the six months ended 31 March 2006.

Key movements were:

•                  New collectively assessed provisions raised were up $62 million due to:

•                  $51 million increase driven by balance sheet growth predominantly in the Consumer segment; and

•                  $11 million change in risk profile associated with higher delinquencies, additional provisioning set aside in Pacific Banking for adverse economic and political events in the region and some deterioration in the business segment in New Zealand.  This was partially offset by reduced impairment losses in the Institutional Bank.

•                  Individually assessed provisions were $15 million lower, predominantly in the Institutional Bank.

First Half 2007 – Second Half 2006

Impairment losses were $42 million higher over the six months to 31 March 2007.  Key movements were:

•                  New collectively assessed provisions raised up $9 million predominantly due to asset growth, with changes in risk profile largely netting off across the portfolio.

•                  Write-backs decreased due to lower write-backs in the Institutional Bank compared to the second half of 2006 where provisioning on a number of loans was written back; and

•                  Lower individually assessed provisions in the Institutional Bank during the six months to 31 March 2007.

3.3.5                     Tax Expense

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Reported income tax expense(1)	(773)	(673)	(749)	(15)	(3)
Cash earnings adjustments(2)	20	80	(14)	75	large
Policyholder tax recoveries(2)	66	3	58	large	14
Income tax expense (cash earnings basis)(1)	(687)	(590)	(705)	(16)	3

The reported tax expense of $773 million increased by $24 million (3%) compared to the six months ended 31 March 2006 and increased by $100 million (15%) compared to the six months ended 30 September 2006.  The effective tax rate on a reported basis was 31.6% for the six months ended 31 March 2007, which was down 240 basis points compared to the six months ended 30 September 2006 and up 180 basis points compared to the six months ended 31 March 2006.  After cash earnings adjustments and reclassifying the policyholder tax recoveries(1), the tax expense on a cash earnings basis was $18 million lower on the six months ended 31 March 2006 and $97 million higher on the six months ended 30 September 2006.  The drivers of the movement in the effective tax rate on a cash earnings basis are explained below.

First Half 2007 – First Half 2006 (down $18 million)

The effective tax rate decreased 290 basis points to 28.6% to more normal levels, as the half was not impacted by tax provisioning ($61 million raised in the first half of 2006) to cover for an increase in the assessed level of tax risk across the Group.

First Half 2007 – Second Half 2006 (up $97 million)

The effective tax rate for the six months to 31 March 2007 increased by 160 basis points compared to the six months ended 30 September 2006 with the major driver being the $22 million reduction in assessed levels of tax provisioning in the second half of 2006.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued amended reassessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year.  The maximum potential liability reassessed for the 1999 year is NZ$18 million (A$16 million) (NZ$25 million (A$22 million) with interest), for the 2000 year is NZ$61 million (A$54 million) (NZ$85 million (A$75 million) with interest), for the 2001 year is NZ$90 million (A$80 million) (NZ$127 million (A$112 million) with interest) and for the 2002 year is NZ$110 million (A$97 million) (NZ$155 million (A$137 million) with interest to 31 March 2007).

The NZIRD is also investigating other transactions undertaken by the New Zealand branch (NZ Branch), which have materially similar features to those for which assessments have been received.  Should the NZIRD take the same position across all of these transactions, for the periods up to and including 31 March 2007, the overall primary tax in dispute will be approximately NZ$599 million (A$530 million) (this includes the amounts noted above).  With interest this increases to approximately NZ$798 million (A$706 million) (calculated to 31 March 2007).

Proceedings disputing the reassessments with respect to the 1999 and 2000 and 2001 tax years have been commenced.  Westpac is confident that the tax treatment applied in all cases is correct.  A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001.  The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

(1)       Refer to Section 8, pages 113-115 for a detailed reconciliation between reported tax expense and tax expense on a cash earnings basis.

(2)       Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

3.3.6                     Outside Equity Interests(1)

The expense for outside equity interests (OEI) increased by $9 million on 31 March 2006 and was up $5 million compared to the six months ended 30 September 2006.  There were no adjustments between reported OEI and OEI on a cash earnings basis over these periods.  The OEI represents distributions of our hybrid equity instruments TPS 2003(1) and TPS 2006(1), as well as minority interests.  The increase reflects distributions on TPS 2006, which were issued in June 2006 and commenced paying distributions in September 2006.

(1)       Outside equity interests reflects distributions on TPS 2003 and TPS 2006.

•                  There were 750,000 TPS 2003 issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013.  From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) in arrears at a floating rate of LIBOR plus 2.05% per year.

•                  A Westpac controlled entity, Westpac TPS Trust, issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006.  The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked.  Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac.  Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS.  The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied.  The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian bank bill rate plus 1% per annum (the initial margin) multiplied by one minus the Australian corporate tax rate (30% at the time of issue).  After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

3.4                               CREDIT QUALITY

The business credit environment in Australia remains stable while New Zealand’s business environment is weakening due to a combination of interest rate rises and the higher New Zealand dollar impacting exporters and import competing companies.

In the consumer credit environment in both Australia and New Zealand, we continue to see delinquency levels trend higher from a historically low base driven principally by the impact of higher interest rates.

In response to the credit trends and as a result of asset growth, Westpac lifted overall provisioning levels during the half.  Despite strong asset growth, provisioning coverage levels were maintained, with both collectively assessed provisions and total provisions to risk weighted asset ratios in line with 30 September 2006 levels.  Provisioning coverage across the consumer credit card and business lending portfolios, captured in the collectively assessed provisions to non-housing loans and acceptances ratio, was up 1 basis point from 30 September 2006, and 5 basis points from 31 March 2006.

Key credit indicators and trends include:

•                  Stressed exposures as a percentage of total commitments increased modestly by 8 basis points from 31 March 2006 to 0.83%, up 2 basis points from 30 September 2006.  The increase since 31 March 2006 was largely driven by business customers in the Australian (BCB) and New Zealand divisions, due to a more challenging economic environment (interest rate increases, higher Australian and New Zealand dollar impacting exporters and higher input costs such as fuel).  We track these exposures closely and have benefited in the past by early identification and monitoring of potential problem exposures together with prompt remediation steps to avoid / minimise losses;

•                  Australian business products 90 days past due, as a proportion of business lending outstandings, remained stable at 0.61% from 30 September 2006 (4 basis points up from 31 March 2006) indicating that the Australian business portfolio outlook has been more stable following a moderate increase in stress ratios during 2006;

•                  The proportion of other consumer loans, which includes cards and personal loans, 90 days past due as a proportion of other consumer outstandings, increased 13 basis points from 31 March 2006 and 17 basis points from 30 September 2006 to 1.02%.  This increase was expected, being driven by a combination of the impact of higher interest rates, with increases since September 2006 also impacted by seasonal trends;

•                  The proportion of mortgage loans accruing but 90 days past due increased 5 basis points from 31 March 2006 (4 basis points up from 30 September 2006) but still remains below external benchmark indices.  The upward trend since 30 September 2005 is driven by a slowdown in mortgage and property price growth and the impact of higher interest rates;

•                  Impaired assets to gross loans and acceptances continue to remain at low levels, at 0.22% at 31 March 2007.  Only two impaired exposures were greater than $50 million, accounting for 21% of total impaired assets.  A further 10 impaired exposures were between $5 million and $50 million; and

•                  Total impaired provisions to total impaired assets coverage remained stable at 49% from 30 September 2006 and decreased from 56% at 31 March 2006.  The decrease since 31 March 2006 was driven by the write-back of provisions on one impaired exposure following its upgrade and the partial write-off of an individually assessed exposure.

3.4.1                     Credit Quality Key Metrics

Stressed Loans - Exposure by Credit Grade
as a % of Total Commitments	1H07	2H06	1H06	2H05
Impaired	0.15%	0.14%	0.16%	0.18%
90 days past due, well secured	0.15%	0.14%	0.15%	0.09%
Watchlist and substandard	0.53%	0.53%	0.44%	0.47%
Total Stressed Loans	0.83%	0.81%	0.75%	0.74%

Australian business products	1H07	2H06	1H06	2H05
90 days past due (3 month moving average)	0.61%	0.61%	0.57%	0.48%

5 year historic average = 0.59%

8 year historic average = 0.89%

Other consumer loans	1H07	2H06	1H06	2H05
90 days past due	1.02%	0.85%	0.89%	0.71%

5 year historic average = 0.91%

10 year historic average = 0.91%

Mortgage Loans	1H07	2H06	1H06	2H05
90 days past due	0.29%	0.25%	0.24%	0.20%

5 year historic average = 0.21%

10 year historic average = 0.23%

Other	1H07	2H06	1H06	2H05
Total impaired assets /Gross loans and acceptances	0.22%	0.22%	0.26%	0.27%
Total impairment provisions to total impaired assets	49.2%	49.3%	56.1%	36.0%
Collectively assessed provisions to risk weighted assets (basis points)(1)	68	68	64	90
Impairment losses on loans to average loans and acceptances annualised (basis points)	19	17	17	18

(1)

Includes the APRA required capital deduction of $124 million (pre-tax) above A-IFRS provisioning levels at 31 March 2007, $117 million (pre-tax) at 30 September 2006, and $112 million (pre-tax) at 31 March 2006, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

3.5                               CAPITAL AND DIVIDENDS

Capital

Key capital ratios are as follows:

	31 March 2007	Target Range
Tier 1 / Risk weighted assets	6.5%	6.0% - 6.75%
ACE / Risk weighted assets	4.3%	4.0% - 4.75%

A 69% dividend payout ratio combined with stronger asset growth has resulted in a modest decrease in the capital ratios, however our ratios remain well within our target ranges.

The Tier 1 ratio includes $664 million of A-IFRS related transitional relief agreed with APRA in 2006, which extends until 31 December 2007.  The ACE calculation does not include transition relief.

ACE Movement

The ACE ratio declined by 21 basis points since 30 September 2006.  Key contributors to movements in ACE ratio over the prior half were:

•                  Cash earnings growth of 7%;

•                  Dividend per share up 5%;

•                  Risk Weighted Asset growth up 10% over the period, additional capital deductions for our wealth business and cessation of deductions for our SCG business(1);

•                  Issuance of shares to satisfy the Dividend Reinvestment Plan (DRP) for the interim dividend; and

•                  Other movements include an increase in foreign currency translation reserves and deferred tax assets.

Dividends

The Directors have declared a fully franked dividend of 63 cents per share, an increase of 7 cents or 13% over the six months ended 31 March 2006.

As outlined to the market in 2006, Westpac believes that a dividend payout ratio of around 70% of cash earnings is generally sustainable.  This interim dividend represents a payout ratio of 69.3%. Our ability to continue to frank dividends remains strong, with our adjusted franking account balance at $555 million as at 31 March 2007 (30 September 2006: $417 million), after allowing for the impact of the interim dividend.

(1)       Following discussions with Standard & Poor’s, equity investments held in our Specialised Capital Group (SCG) should not be deducted from ACE capital.  This change has been applied for 31 March 2007, and prior periods have not been restated.

Dividend Reinvestment Plan (DRP)

Westpac announced changes to the terms of our DRP in December 2006.  These changes give Westpac additional capital management flexibility, including the ability to determine whether to satisfy the DRP for each dividend via the issuance of shares or via acquisition of the shares on market.  Consistent with prior periods the Board has determined to satisfy the interim 2007 dividend via the issuance of shares.

Hybrid Tier 1 Capital

As at 31 March 2007 Westpac had $3.2 billion of innovative Tier 1 capital instruments on issue, representing 23% of fundamental Tier 1 capital and below the current hybrid capital limit of 25% of fundamental Tier 1 capital.

Exchange Rate Risk on Future NZD Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where the bank believes there is a strong likelihood of significant adverse moves in the AUD/NZD exchange rate.  Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged.  Hedges are executed on a pre-tax basis.

The average rate of realised hedges for the six months ended 31 March 2007 was 1.20 compared to a hedged rate of 1.10 for the six months ended 31 March 2006 and the six months ended 30 September 2006.

At 31 March 2007, outstanding hedges relating to 2007 earnings had an average rate of 1.19.

3.6                               REGULATORY AND OTHER DEVELOPMENTS

Basel II

The regulatory limits applied to our capital ratios are consistent with the Bank of International Settlements capital accord, which was first released in 1988.  In June 2004 the Basel Committee on Banking Supervision released the ‘International Convergence of Capital Management and Capital Standards: A Revised Framework’ also known as Basel II.  This framework reflects the advances in risk management practices since the introduction of the 1988 Basel Accord, improving the sensitivity of capital calculation through a broader array of risk classes and enhanced measurement processes.

We are targeting compliance with the most sophisticated methods for both credit and operational risk.  We believe that using the advanced approaches for risk monitoring and measurement is in the interests of all our stakeholders.  Effective risk management is regarded as a key activity performed at all levels of the Group.

In September 2005 we submitted an application to the Australian Prudential Regulation Authority (APRA) to be accredited to use the Advanced Internal Ratings Based (AIRB) approach for credit risk and the Advanced Measurement Approach (AMA) for operational risk.  That submission was in the form of a self assessment against criteria outlined by APRA and the requirements of Basel II.  Subsequent to that submission we have maintained a consistent dialogue with APRA.  A broad array of changes to risk management practices have been implemented across all risk classes.  We continue with this work in addition to addressing issues identified by APRA as they arise.

APRA have commenced the release of draft Australian Prudential Standards based on Basel II.  The timeframes for release of all relevant standards is unknown.  APRA has considerable discretion over the application of Basel II to the banks it regulates and has announced that Australian banks using the most sophisticated models for credit and operational risk will also be required to hold regulatory capital for the interest rate risk taken in the banking book.  The models used to quantify this risk are similar to the models used today for traded market risk.

Following accreditation, any reduction in the level of regulatory capital required is subject to transitional arrangements in the first two years of operation.  At present the extent of any reduction in regulatory capital is unclear.

US Sarbanes-Oxley

The Sarbanes-Oxley Act of 2002 (SOX) became law in July 2002.  SOX is a wide ranging piece of US legislation concerned largely with financial reporting and corporate governance.  We are obligated to comply with SOX by virtue of being a foreign registrant with the US Securities and Exchange Commission (SEC).

Section 404 of SOX requires us to maintain an effective system of internal control over financial reporting.  We and our external auditors reported on its effectiveness for the first time at 30 September 2006.

We have established procedures designed to ensure ongoing compliance with all applicable requirements of SOX.

NZ Incorporation

Westpac agreed to incorporate the systemically important operations in New Zealand in December 2004.  The legislative process required to implement local incorporation, the Westpac New Zealand Act 2006, was enacted on 13 September 2006, and the transition to dual registration was completed on 1 November 2006.

The incorporation model involves Westpac operating as a branch and an incorporated entity concurrently (dual registration).  This model principally sees:

•                  Retail and business operations part of the locally incorporated entity; and

•                  Institutional business remaining in the New Zealand Branch.

3.7                               CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Enhancing Westpac’s Total Value

Westpac’s corporate responsibility and sustainability program continues to deliver material value to the company as an integral part of the Group’s core strategy as detailed in Westpac’s 2006 Stakeholder Impact Report released in December 2006.

In the half year, the program continued to deliver direct financial value by lowering operational and other risks, delivering greater efficiency, enhancing reputation and contributing to innovative product offering.  Examples include:

•                  Maintaining high levels of employee attraction, retention and commitment:

•                  Employee commitment remains at the high levels achieved since 2004;

•                  Westpac remains a preferred employer, with an 82.5% acceptance rate for first round graduate offers;

•                  Maintained its workplace childcare centres, providing 453 childcare places;

•                  Launched Westpac’s 3rd Disability Discrimination Action Plan; and

•                  Introduced performance pay for non-packaged employees.

•                  Reduced costs for the Group:

•                  The Lost Time Injury Frequency Rate has been cut 29% since 2003, resulting in over $3 million in estimated savings from reduced claims costs over the past two years;

•                  Complaints resolution rates (% complaints resolved within 5 days) at 82% remains above our target of 80% having improved from 75% in 2002;

•                  Electricity consumption reduced 12% since 2002, delivering over $1 million of estimated cost savings;

•                  Overall, Westpac’s greenhouse gas emissions have been cut by 45% in since 1996, equating to $1.8 million of implicit annual value based on current EU emission trading prices.

•                  Value creating initiatives:

•                  Expanding the e-statements initiative, including secure branch based recycling bins to assist customers with disposal of old statements, with 310,000 customers now participating, delivering an estimated $1.5 million of ongoing savings so far;

•                  Launch of an initiative in March to assist Altitude Credit Card customers to partner with the private sector organisation Easy Being Green to assist our credit card customers to use their rewards points to purchase energy and water saving devices to help the environment;

•                  Partner in Landcare’s new innovative CarbonSMART carbon trading pool and brokering service for Australia, which will enable landholders to take advantage of emerging carbon trading opportunities;

•                  Formed the Australian Business and Climate Group (ABCG), in October 2006 with 10 other companies to examine what investment conditions are necessary to support the rapid development and deployment of low-emission technology;

•                  Launch of new brand advertising promoting the Equator Principles and responsible business; and

•                  Continued trading of EU Emission Trading Scheme (EU ETS) credits.

External Governance and Sustainability Ratings

Westpac’s governance and sustainability performance continues to be benchmarked through a range of external assessments in 2006.  Current key external ratings include:

•                  The global banking sector leader in the Dow Jones Sustainability Index, for the fifth year in a row;

•                  Global 100 Most Sustainable Corporations, 2007 World Economic Forum;

•                  Number one in the Australian Corporate Responsibility Index (third consecutive year) - rating of 99.8%; and

•                  One of only 38 companies worldwide (some 3,800 companies rated) to receive the maximum rating of 10.0 by GovernanceMetrics International.

Details of Westpac’s Corporate Responsibility and Sustainability policies, performance and ratings can be found at http://www.westpac.com.au/corporateresponsibility.

4.	BUSINESS UNIT PERFORMANCE	Interim Profit Announcement 2007

4.0                              BUSINESS UNIT RESULTS

Business unit results are presented on a management reporting basis.  Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure (these results cannot be compared to results for individual legal entities).  Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.

Our internal transfer-pricing framework attributes value between business units.  Its primary attributes are:

•                  Treasury funding: product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•                  All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

				% Mov’t	% Mov’t
Net profit after tax	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Business and Consumer Banking	932	832	835	12	12
Westpac Institutional Bank	281	274	251	3	12
New Zealand(1)	195	210	207	(7)	(6)
BT Financial Group (Australia)(2)	201	174	165	16	22
Pacific Banking	34	40	36	(15)	(6)
Group Business Unit	(2)	72	(25)	103	92
Total Group NPAT	1,641	1,602	1,469	2	12
Less Wealth Management
Australia	201	174	165	16	22
New Zealand	14	11	11	27	27
Total Wealth Management	215	185	176	16	22
Total banking NPAT	1,426	1,417	1,293	1	10

				Mov’t	Mov’t
Expense to income ratio	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
%	March 07	Sept 06	March 06	Mar 07	Mar 07
Business and Consumer Banking	47.3%	49.4%	48.4%	210bps	110bps
Westpac Institutional Bank	41.1%	41.3%	41.5%	20bps	40bps
New Zealand(1)	48.2%	48.0%	48.5%	(20bps)	30bps
BT Financial Group (Australia)(2)	50.5%	53.2%	52.9%	270bps	240bps
Pacific Banking	32.6%	31.5%	31.0%	(110bps)	(160bps)
Total group ratio (reported)	45.4%	46.4%	46.8%	100bps	140bps
Group ratio (cash earnings basis)(3)	45.9%	47.6%	46.8%	170bps	90bps

Wealth Management(4)
Funds Management	60.4%	63.6%	63.6%	320bps	320bps
Insurance	26.5%	28.2%	27.2%	170bps	70bps
Total Wealth Management ratio(5)	49.8%	52.6%	52.4%	280bps	260bps

Total banking ratio (reported)	44.8%	45.6%	46.1%	80bps	130bps
Banking ratio (cash earnings basis)(3)	45.3%	46.9%	46.1%	160bps	80bps

(1)          New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand.  New Zealand results for the six months ended 31 March 2007 have been converted to Australian dollars at the actual average exchange rate for the period (1.1367).  For the periods ending 30 September 2006 and 31 March 2006, New Zealand results have been converted at the average hedge rate for the period (1.0959).  Refer Section 4.4 for New Zealand segment results in New Zealand dollars.

(2)          BTFG (Australia) represents the Australian wealth management business.

(3)          Reflects the impacts of cash earnings adjustments and the policyholder tax recoveries reclassification.  Details of these adjustments are included in Section 8 Group Earnings Reconciliations.

(4)          Includes the BT Financial Group (Australia) and our New Zealand wealth management business.

(5)          Reported and cash earnings basis.

4.1                               BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for product development, sales and servicing for all retail banking customers and small to medium sized businesses.  Activities are conducted through a nationwide network of branches, business banking and call centres, ATMs, internet banking and mobile sales forces.  BCB’s front line employees are responsible for the delivery of sales and service related functions for a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1                     Total BCB

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	2,190	2,058	2,020	6	8
Non-interest income	633	596	547	6	16
Net operating income	2,823	2,654	2,567	6	10
Operating expenses	(1,334)	(1,312)	(1,243)	(2)	(7)
Impairment losses	(166)	(165)	(124)	(1)	(34)
Operating profit before tax	1,323	1,177	1,200	12	10
Tax and outside equity interests	(391)	(345)	(365)	(13)	(7)
Net profit after tax/cash earnings	932	832	835	12	12

Economic profit(1)	881	782	789	13	12
Expense to income ratio (%)(2)	47.3%	49.4%	48.4%	210bps	110bps

	$bn	$bn	$bn
Deposits	98.1	92.8	87.0	6	13
Net loans	175.1	166.0	155.6	5	12
Total assets	177.7	168.6	158.0	5	12

				% Mov’t	% Mov’t
Reconciliation of Economic Profit	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net profit after tax	932	832	835	12	12
Franking benefit	274	241	256	14	7
Adjusted earnings	1,206	1,073	1,091	12	11
Allocated capital	6,213	5,484	5,776	13	8
Allocated capital charge (10.5%)	(325)	(291)	(302)	(12)	(8)
Economic profit(1)	881	782	789	13	12

(1)          Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)          Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

Financial Performance

First Half 2007 – First Half 2006

Features:

•             Loan growth up 12% and deposit growth up 13%.

•             Margin compression offset by growth in fee income.

•             Impairment losses increasing, consistent with growth in lending volumes.

•             Investment in frontline sales employees.

BCB delivered net profit after tax of $932 million, up $97 million or 12% on the six months ended 31 March 2006.  At or above system(1) balance sheet growth in cards, business lending and deposits and near system(1) in housing drove this result.  Overall business unit margin compression of 11 basis points was partially offset by growth in fee income from deposits and credit cards.  Operating costs increased 7% from continued investment in front line sales employees in both consumer and business and higher marketing spend.

Significant factors affecting the result were:

•                  Net interest income increased 8%.  Growth in net loans (12%) and deposits (13%) drove this result with margin compression across the lending portfolios partially offset by improved deposit spreads;

•                  The non-recurring impact of the credit cards over-accrual ($22 million in the six months ended 31 March 2006), had the effect of reducing net interest income growth by 2%;

•                  Non-interest income increased 16%.  Proceeds from the sale of MasterCard shares in the six months ended 31 March 2007 ($19 million) was offset by reduced income following the sale of the Custody business(2) in the prior period ($6 million).  Pricing changes on transactional deposit accounts to manage the continuing migration to high rate, lower margin accounts were major contributors to non-interest income growth;

•                  Credit card balances increased 16%, representing a system(1) multiple of 1.2(3).  We are actively managing our portfolio risk position on the cards portfolio via our ongoing investment in credit, analytical and collections capability.  Spreads were down 76 basis points primarily due to changes in mix towards low rate products and increased funding costs;

•                  Total deposits increased by 13%, business deposits driving the increase with growth of 17%.  Portfolio mix continues to experience composition change driven by industry trends and continued competition;

•                  Mortgage lending increased 12%, with good productivity across our branch and housing finance manager teams.  The proportion of loans via brokers was up marginally from 38% to 39%.  Spreads were down 10 basis points largely reflecting the impact of competition and portfolio mix;

•                  Business lending increased 14%.  This growth was driven by a greater number of customer serving employees, improved sales force effectiveness and a small increase in third party referrals.  Spreads were down 13 basis points mainly from portfolio mix and continued competitive pressures;

•                  Expenses increased 7%.  Investment in expanding the footprint drove this increase, with the addition of 366 customer serving employees since 31 March 2006 including the impact of prior period increases in business bankers and property investment in new branches and business banking centres.  Operating costs also increased due to higher marketing spend relating to the new advertising campaign and costs associated with processing the growth in sales activity; and

•                  Impairment losses increased $42 million or 34% on the six months ended 31 March 2006.  The major movements were:

•                  $36 million increase in write-offs direct, net of recoveries reflecting larger book size and some minor increases in write-off proportions on delinquencies; and

•                  $11 million increase in collectively assessed provisioning due almost entirely to asset growth;

offset by:

•                  $7 million lower individually assessed provisions.

(1)          System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

(2)          The Custody business was sold in the six months ended 30 September 2006.

(3)          Source: RBA data 12 months to February 2007.

First Half 2007 – Second Half 2006

Features:

•              Net profit after tax up 12%.

•              Annualised loan growth of 11%, deposit growth of 11%.

•              Operating expenses contained at 2% (continued focus on expense management).

BCB delivered net profit after tax of $932 million, up $100 million (12%) on the six months ended 30 September 2006, driven by balance sheet growth at or above system(1).

Significant factors affecting the result include:

•                  Net interest income increased 6%, due to:

•                  Net loans up 5% and deposits up 6% on 30 September 2006;

•                  Spread compression in lending continued to be partially offset by improved deposit spreads; and

•                  The non-recurring impact of the correction for the credit cards over-accrual in the prior period ($42 million in the second half of 2006), contributed 2% to interest income growth.

•                  Non-interest income increased 6%.  Growth in cards volume related fees and fee pricing changes on deposit accounts to offset the impact of margin compression supported the overall result.  The net impact of lower income following the sale of the Custody business in the prior period reduced non-interest income growth by 1%;

•                  Credit card spread decline of 71 basis points, reflecting increased funding costs and changes to portfolio mix;

•                  Mortgage lending increased at an annualised rate of 11%, reflecting 1.0(2) multiple of system(1) although below the 12% growth in the second half of 2006.  The rate of spread decline was consistent with the compression on the first half of 2006 (5 basis points);

•                  Business lending increased at an annualised rate of 11%.  This growth was driven by improved sales force effectiveness and a small increase in third party referrals.  Spreads were down 5 basis points as the mix impacts and competitive pressures continued;

•                  Expenses increased 2% on the six months ended 30 September 2006.  The investment in customer serving employees drove this increase, with the impact on expense growth partially offset by lower operating costs and a continued focus on expense containment; and

•                  Impairment losses increased $1 million or 1% on the six months ended 30 September 2006.  The major movements were:

•                  $6 million increase in write-offs direct, net of recoveries, driven largely by continued growth in cards;

offset by:

•                  $1 million decrease in individually assessed provisions net of write-backs; and

•                  $5 million decrease in collectively assessed provisions.

(1)          System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

(2)          Source: RBA data six months to March 2007.

4.1.2                     BCB Key Metrics

Lending Growth (%)(1)	1H07	2H06	1H06	2H05
Consumer loans	11	12	12	10
Business loans	11	17	12	9
Growth in total loans outstanding	11	13	12	9

Deposit Growth (%)(1)	1H07	2H06	1H06	2H05
Consumer deposits	8	9	9	12
Business deposits	15	18	3	17
Growth in total deposits	11	13	6	14

Market Share (%)(2)	1H07	2H06	1H06	2H05
Housing credit(3)	13	13	13	13
Cards	19	18	18	18
WBC Business credit(4)	13	13	12	12
Retail deposits(5)	13	13	13	13

System Multiples(6)	1H07	2H06	1H06	2H05
Housing credit(3)	1.0	0.8	0.9	0.7
Cards	1.4	1.2	1.2	0.7
WBC business credit(4)	0.9	1.7	1.1	0.4
Retail business credit(7)	1.0	1.5	0.7	0.6
Retail deposits(5)	1.3	0.9	0.6	1.0

Third Party Origination (%)	1H07	2H06	1H06	2H05
Consumer lending (mortgages)	39	38	38	35

Product Spreads (%)(8)	1H07	2H06	1H06	2H05
Mortgages	0.98	1.03	1.08	1.05
Cards adjusted(9)	5.29	6.00	6.05	6.65
S&I deposits	1.96	1.92	1.83	1.85
Business lending	1.81	1.86	1.94	1.84

Credit Quality (%)	1H07	2H06	1H06	2H05
Business impaired assets to total committed exposure	0.19	0.16	0.17	0.14
Business delinquencies > 90 days (3 month moving avg)	0.61	0.61	0.57	0.48
Mortgage delinquencies > 90 days	0.30	0.27	0.26	0.21
Other personal lending delinquencies > 90 days	1.06	0.89	0.91	0.82

Customer Satisfaction(10)	1H07	2H06	1H06	2H05
Westpac consumer	70	70	72	72
Peer group(11)	72	72	73	72

(1)          Annualised.

(2)          Source: Australian Prudential Regulation Authority/Reserve Bank of Australia.  First half 2007 based off data to March 2007, except for cards which is based on data to February 2007.

(3)          Includes securitised loans.

(4)          Source: Total Business Credit for Westpac Australia.

(5)          Total Retail Deposits for Westpac Australia.

(6)          Source:  Australian Prudential Regulation Authority/Reserve Bank of Australia (RBA) data.  First half 2007 is based off data to March 2007, except for retail business credit which is to December 2006, and cards which is to February 2007.

(7)          Our estimates of retail system are derived from reported RBA data based on size of loan facility.  We calculate a weighted average growth rate based on system lending growth for loans < $2 million and loans above $2 million.  The < $2 million market has a larger weighting in our estimate of retail business credit than the > $2 million.  The weights we have used are based on BCB’s book split by size of loan facility.  1H07 multiple is for the quarter to December 2006.

(8)          Reported product spreads for the periods ending 1H07, 2H06 and 1H06 include the impacts of AASB 132/139 (effective yield).  The product spreads for 2H05 have not been impacted as these accounting standards were applicable effective from 1 October 2005.

(9)          Adjusted for the over accrual of interest income in 2H06, 1H06 and 2H05.

(10)    Source: Roy Morgan Research (February 2007).  12 month rolling average.  Satisfaction defined as “very” or “fairly” satisfied among those that regard each bank as their main financial institution.

(11)    Peer Group average includes CBA, NAB, ANZ and St George.

4.1.3                     Consumer Segment

The Consumer segment is responsible for sales, servicing and product development for our consumer customers in Australia.  Activities are conducted via our nationwide network of branches, Home Finance Managers (HFMs), specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services.  The Consumer segment includes the management of our third party consumer product relationships and also includes our retail branch operations in Hong Kong and Singapore.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	1,299	1,224	1,227	6	6
Non-interest income	408	379	335	8	22
Net operating income	1,707	1,603	1,562	6	9
Operating expenses	(942)	(933)	(894)	(1)	(5)
Impairment losses	(124)	(136)	(84)	9	(48)
Operating profit before tax	641	534	584	20	10
Tax and outside equity interests	(188)	(153)	(178)	(23)	(6)
Net profit after tax/cash earnings	453	381	406	19	12

Expense to income ratio (%)(1)	55.2%	58.2%	57.2%	300bps	200bps

	$bn	$bn	$bn
Deposits	50.0	48.0	46.0	4	9
Net loans	127.0	120.3	113.4	6	12
Total assets	128.2	121.0	114.7	6	12

Financial Performance

First Half 2007 – First Half 2006

Features:

•              Net profit after tax up 12%.

•              Mortgages system(2) growth restored, margin decline managed within expectations.

•              Growth in cards market share, spread decline reflecting cost of funds and portfolio mix.

•              Investment in 173 customer serving employees and new branches.

Net profit after tax for Consumer was up $47 million or 12% compared to the six months ended 31 March 2006.

Net operating income increased 9%.  The impact of the credit cards over-accrual in the six months ended  31 March 2006 ($20 million) had the effect of reducing net operating income growth by 2%.  The net impact of the sale of MasterCard shares contributed 5% to non-interest income growth.

Factors contributing to net operating income growth were:

•                  Loan growth of 12%, primarily driven by mortgages (up 12%, 0.9(4) times system(2)).  New lending volumes strengthened through consistent proprietary channel productivity and a small increase in the proportion of origination from brokers.  The revenue growth was partially reduced by spread compression driven by consumer migration towards lower spread, fixed rate lending with the proportion of the portfolio that was fixed increasing by 4%, combined with the impact of pricing competitiveness.

•                  Cards outstandings were up 16% (1.2(3) times system(2)), offset by cards spread compression reflecting the impact of growth in low rate cards and increased funding costs associated with the recent interest rate increases.

(1)          Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

(2)          System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

(3)          Source: RBA data, 12 months to February 2007.

(4)          Source: RBA data, 12 months to March 2007.

•                  Deposit growth of 9% was primarily driven by the growth in the Max-i direct product, Westpac One transaction account and the Westpac One Save product.  The portfolio mix continues to reflect composition change towards lower margin online savings products, and ‘unlimited transaction account’ style products, the impact on profitability effectively managed in the current period.

Expenses increased 5% largely driven by a 173 increase in customer serving employees, increased costs associated with higher sales activity and the investment in 6 new branches across NSW, Queensland, Victoria and ACT.  The growth in personnel costs reflects the investment in customer serving employees and 4% salary increases processed in October 2006.

Impairment losses increased $40 million or 48% on the six months ended 31 March 2006.  The major movements were:

•                  $33 million increase in write-offs direct, net of recoveries primarily in the cards book reflecting larger book size;

•                  $3 million increase in collectively assessed provisioning due to asset growth and some deterioration in mortgage delinquency; and

•                  $5 million increase in individually assessed provisions net of write-backs in the mortgage portfolio.

First Half 2007 – Second Half 2006

Features:

•                  Net profit after tax up 19%.

•                  Mortgages growth 1.0(1) times system(2), rate of mortgage margin compression consistent with first half 2006.

•                  Investment in 262 customer serving employees and new branches.

Consumer net profit after tax was up $72 million or 19% compared to the six months ended 31 September 2006.

Net operating income increased 6% driven by an 11% annualised increase in loans and an 8% annualised increase in deposits partially offset by spread compression across mortgages and cards.  Significant factors affecting the result included:

•                  Mortgage annualised growth of 11%.  The rate of spread decline maintained at levels consistent with compression on the first half of 2006;

•                  The non-recurring impact of the correction for the credit cards over-accrual in the six months ended 30 September 2006 ($38 million) contributing 2% income growth; and

•                  Credit card spread decline of 71 basis points, reflecting growth in low rate credit cards combined with increased funding costs and higher acquisition of introductory rate based balance transfers.

Operating expenses increased 1%; increased investment in 262 customer serving employees and investment in 6 new branches drove the result with the full impact reduced following higher operating costs in the period ended 30 September 2006 and continued focus on expense containment.

Impairment losses was $12 million or 9% lower compared to the six months ended 30 September 2006, largely due to a reduction in individually assessed provisions.

(1)          Source: RBA data, 6 months to March 2007.

(2)          System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

4.1.4                     Business Segment

The Business segment is responsible for sales, servicing and product development for our Small to Medium Enterprise (SME) customers within Australia.  Activities are conducted via our specialised Commercial Banking and SME relationship managers supported by Debt, Financial Markets and Wealth specialists.  The Business segment also includes our working capital and specialised trade solutions operations for corporate and SME customers and the management of our third party business product relationships.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	891	834	793	7	12
Non-interest income	225	217	212	4	6
Net operating income	1,116	1,051	1,005	6	11
Operating expenses	(392)	(379)	(349)	(3)	(12)
Impairment losses	(42)	(29)	(40)	(45)	(5)
Operating profit before tax	682	643	616	6	11
Tax and outside equity interests	(203)	(192)	(187)	(6)	(9)
Net profit after tax/cash earnings	479	451	429	6	12

Expense to income ratio (%)(1)	35.1%	36.1%	34.7%	100bps	(40bps)

	$bn	$bn	$bn
Deposits	48.1	44.8	41.0	7	17
Net loans	48.1	45.7	42.2	5	14
Total assets	49.5	47.6	43.3	4	14

Financial Performance

First Half 2007 – First Half 2006

Features:

•              Net profit after tax up 12%.

•              Loan growth up 14%, deposits up 17%.

•              Investment in 193 customer serving employees.

Net profit after tax for the Business segment was up $50 million or 12% compared to the six months ended 31 March 2006.

Net interest income grew 12%, driven by business lending growth of 14% and deposit growth of 17%.  Business lending margin compression was partially offset by improved deposit spreads.

Non-interest income grew by 6% primarily driven by deposit fee growth.  Growth in non-interest income has been adversely impacted by 3% due to the sale of the Custody business in the six months ended 30 September 2006.

Business new lending up 20% (27% excluding the Regional and Agri sector which has been adversely impacted by the drought).  The significant uplift in new lending, together with a continued shift towards bank bill priced products and larger deal sizes, has contributed to the 13 basis points spread decline on the six months ended 31 March 2006.

Operating expenses increased 12% on the six months ended 31 March 2006.  Key factors contributing to the increase were:

•                  Investment in 193 additional customer serving employees brought on since March 2006 continuing our strategic investment of 440 bankers recruited over the 2006 financial year;

•                  Market driven salary increases and higher incentive costs driven by improved performance and increased banker numbers;

(1)          Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

•                  Property costs associated with new Business Banking Centres; and

•                  Operational support costs driven by increased sales activity partially offset by productivity initiatives.

Impairment losses increased $2 million or 5% on the six months ended 31 March 2006. The major movements were:

•                  $3 million increase in write-offs direct, net of recoveries; and

•                  $8 million increase in collectively assessed provisioning due to asset growth;

offset by

•                  $9 million reduction in individually assessed provisions net of write backs.

Impaired assets remain below long run averages and have increased from 0.17% of Total Committed Exposure to 0.19% on 31 March 2006 levels.

First Half 2007 – Second Half 2006

Features:

•              Net profit after tax up 6%.

•              Loan growth up 11% and deposit growth up 15% (annualised).

Business net profit after tax was up $28 million or 6% compared to the six months ended 30 September 2006.

Net operating income increased 6% driven by an 11% annualised increase in loans and a 15% annualised increase in deposits.  The impact of business lending spread compression was partially offset by increased deposit spreads.  Significant factors affecting the result include:

•                  Net interest income for the business segment grew 7% driven by Business lending balance sheet growth of 5% and deposit growth of 7%.  Business lending spread compression of 5 basis points was driven by a portfolio mix towards growth in bank bill priced products and competitive pressures.  Spreads on deposits increased by 4 basis points offsetting the mix impact of growth in higher cost Max-i and term deposits.

•                  Non-interest income grew by 4% primarily driven by volume growth.

Operating expenses increased 3% on the six months ended 30 September 2006.  The increase was primarily driven by the full period impact of the frontline bankers recruited in the second half of 2006, and market driven salary increases.  Improved performance and increased banker numbers have also driven bonus and incentive costs higher.  There have been additional property costs from new Business Banking Centres and the redesign of corporate property for improved customer interaction, especially in Sydney CBD.

Impairment losses increased $13 million, largely as a result of lower levels of write-backs of individually assessed provisions.  Business Delinquencies > 90 Days were flat at 0.61% of Total Committed Exposure.

4.2                               WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank delivers a broad range of financial services to corporate, institutional and government customers either based in, or with interests in Australia and New Zealand.  WIB operates through dedicated industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, specialised capital and alternative investment solutions.  Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	285	246	228	16	25
Non-interest income	404	425	428	(5)	(6)
Net operating income	689	671	656	3	5
Operating expenses	(283)	(277)	(272)	(2)	(4)
Impairment losses	(11)	(1)	(38)	large	71
Operating profit before tax	395	393	346	1	14
Tax and outside equity interests	(114)	(119)	(95)	4	(20)
Net profit after tax/cash earnings	281	274	251	3	12

Economic profit(1)	152	175	159	(13)	(4)
Expense to income ratio (%)(2)	41.1%	41.3%	41.5%	20bps	40bps

	$bn	$bn	$bn
Deposits	8.4	7.4	6.0	14	40
Net loans	37.6	32.1	26.9	17	40
Total assets	66.7	56.5	56.8	18	17

				% Mov’t	% Mov’t
Reconciliation of Economic Profit	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net profit after tax	281	274	251	3	12
Franking benefit	61	59	61	3	-
Adjusted earnings	342	333	312	3	10
Allocated capital	3,623	2,967	2,927	22	24
Allocated capital charge (10.5%)	(190)	(158)	(153)	(20)	(24)
Economic profit(1)	152	175	159	(13)	(4)

(1)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

4.2.1                     Institutional Bank (IB) (Excluding Structured Finance)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	229	185	177	24	29
Non-interest income	404	425	428	(5)	(6)
Net operating income	633	610	605	4	5
Operating expenses	(278)	(269)	(268)	(3)	(4)
Impairment losses	(11)	(1)	(38)	large	71
Operating profit before tax	344	340	299	1	15
Tax and outside equity interests	(98)	(96)	(89)	(2)	(10)
Net profit after tax/cash earnings	246	244	210	1	17

Economic profit(1)	120	145	106	(17)	13
Expense to income ratio (%)(2)	43.9%	44.1%	44.3%	20bps	40bps

	$bn	$bn	$bn
Deposits	7.9	6.8	6.0	16	32
Net loans	36.9	31.3	26.2	18	41
Total assets	60.6	50.5	50.2	20	21

Financial Performance

First Half 2007 – First Half 2006

Features:

•             Net profit after tax up 17% driven by customer income growth and reduced impairment losses.

•             Revenue up 5% despite non-continuing income streams.

Institutional bank net profit after tax was up $36 million or 17% compared to the six months ended 31 March 2006.

Net operating income was up $28 million or 5% on the six months ended 31 March 2006.  Net operating income growth was impacted by:

•                  Lower product income from Foreign Exchange (FX) (down $20 million), reflecting a decrease from the very strong trading result in the first half of 2006.  WIB continues to be ranked number one in a number of key FX strategic market indicators including market share, relationship and sales strength indicies(3);

•                  Reduction in revenue from the portfolio of investment securities of $28 million compared to the first half of 2006.  This reflects the run down and liquidation of the portfolio, which was largely completed in 2006; and

•                  No further contribution from the Custody business following the sale of the business in 2006.  This business contributed revenue of $7 million during the first half of 2006.

These impacts were offset by:

•                  Capital Markets’ sales and trading income up $37 million (60%) to $99 million, reflecting the increased volatility in the interest rate markets generating higher customer demand for associated hedging products;

•                  Debt Capital Markets origination income increased to $40 million, driven by an increase in the volume of syndicated lending transactions (up 45% from the six months ended 31 March 2006) to $7 billion;

(1)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

(3)       Foreign Exchange – Australia Survey – Peter Lee Associates 2007

•                  Net loans increased by 41% to $37 billion, primarily driven by growth in corporate financing loans.  The growth was largely driven by the increased usage of short-term underwriting and bridging facilities.  This has assisted the growth in Debt Capital Markets origination income and continued strong issuance and placement volumes;

•                  Net operating income generated by the Specialised Capital Group (SCG) increased by 69% or $11 million driven by SCG’s funds management business.  At 31 March 2007, total funds under management for SCG (including Hastings Funds Management Limited) was $6.4 billion, up 21% compared to 31 March 2006; and

•                  Net operating income contribution in the Transactional Banking business increased by 12% to $93 million from the six months to 31 March 2006.

Operating expenses increased by 4% to $278 million from the first half of 2006, reflecting continued tight expense discipline and investment in the growth business portfolios, including Debt Markets, Energy and SCG.  Operating expenses of $3 million in the first half of 2006 related to the Custody business, which was sold during the 2006 year.

Impairment losses reduced by $27 million to $11 million.  No significant individually assessed provisions or write backs were recognised during the first half of 2007, which largely reflects a continuing benign credit environment.

First Half 2007 – Second Half 2006

Features:

•                  Net profit after tax up 1% due to reduced origination income from SCG offset by increased Financial Markets income.

Net profit after tax was up $2 million or 1% compared to the six months ended 30 September 2006.

Net operating income was up $23 million or 4% on the six months ended 30 September 2006.

Net operating income growth was supported by:

•                  Income from the Capital Markets’ sales and trading business up $65 million driven by increased hedging activities within the interest rates market;

•                  Higher FX product income (up 7%), despite lower market volatility driving moderate levels of corporate demand for FX products; and

•                  Net loans increased by 18% as a result of growth in financing loans and the continuing increase in customer demand for short term bridging facilities.

Net operating income growth was partially offset by:

•                  Income from SCG was down by $53 million (66%).  This reflects reduced origination income due to the timing of several key transactions scheduled to be completed in the second half of 2007.  In addition, the SCG result for the second half of 2006 reflects the closure of several major transactions including the redemption of FIELDS securities following the acquisition of the Delhi Group.  SCG has a strong pipeline for the remainder of the 2007 year; and

•                  Non-interest income was also lower due to non-recurring income from the Custody business(1) of $6 million, and a reduction of $9 million income on the portfolio of investment securities.

Operating expenses increased by 3% to $278 million in the first half of 2007, reflecting tight expense discipline and management and investment in growth businesses.  In the second half of 2006, $3 million of operating expenses related to the Custody business.

Impairment losses increased by $10 million, which reflects the growth in the Financing loan book during the previous six months and lower write-backs on previously provisioned loans which were significant in the second half of 2006.

(1)          The Custody business was sold in the six months ended 30 September 2006.

4.2.2                     IB Key Metrics

Financial Markets Product Income $m	1H07	2H06	1H06	2H05
Foreign exchange	128	120	148	100
Capital markets	99	34	62	44
Other	17	30	46	24
Total	244	184	256	168

Revenue Contribution by Business Segments(1)
$m	1H07	2H06	1H06	2H05
Financing	118	119	110	104
Financial markets	244	184	256	168
Transactional(2)	93	90	83	83
Debt capital markets	40	52	10	13
Specialised capital group	27	80	16	60

Net Loans and Acceptances $bn	1H07	2H06	1H06	2H05
Financing loans	29.3	24.8	21.1	19.0
Other loans	7.6	6.5	5.1	4.3

(1)       Revenue contribution by business segment does not include certain internal revenues and fair value gains on investment securities.

(2)       Represents WIB’s share of overall Group transactional banking business.

4.2.3                     Structured Finance (SF)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income(1)	56	61	51	(8)	10
Non-interest income	—	—	—	—	—
Net operating income	56	61	51	(8)	10
Operating expenses	(5)	(8)	(4)	38	(25)
Impairment losses	—	—	—	—	—
Operating profit before tax	51	53	47	(4)	9
Tax and outside equity interests(1)	(16)	(23)	(6)	30	(167)
Net profit after tax/cash earnings	35	30	41	17	(15)

Economic profit(2)	32	30	53	7	(40)
Expense to income ratio (%)(3)	8.9%	13.1%	7.8%	420bps	(110bps )

	$bn	$bn	$bn
Deposits	0.5	0.5	—	—	—
Net loans	0.7	0.8	0.7	(13)	—
Total assets	6.1	6.0	6.6	2	(8)

Financial Performance

Features:

•                  Restructuring of portfolio continues.

First Half 2007 - First Half 2006

Structured Finance (SF) net profit after tax decreased by 15% or $6 million in the first half of 2007, as the portfolio continued to be restructured.  The business continues to progress within a tight risk framework.

First Half 2007 - Second Half 2006

Net profit after tax grew 17% as the restructure process continued and the business moved to a more sustainable medium term earnings profile.

The tax expense in the first and second half of 2006 was impacted by the timing of tax recognition.

(1)       Net interest income includes a tax equivalent gross up relating to tax benefits on structured finance transactions of $54 million for the six months ended 31 March 2007, $54 million for the six months ended 30 September 2006 and $57 million in the six months ended 31 March 2006, which are reversed in the tax expense line.

(2)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(3)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

4.3                               BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business.  BTFG designs, manufactures and distributes financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their wealth.  These products include retail investments, personal and business superannuation (pensions), life and general insurance, discount securities broking, margin lending, client portfolio administration (Wrap platforms) and portfolio management.  BTFG also provides financial planning advice.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	27	33	34	(18)	(21)
Non-interest income	545	497	467	10	17
Net operating income	572	530	501	8	14
Operating expenses	(289)	(282)	(265)	(2)	(9)
Impairment losses	—	—	—	—	—
Operating profit before tax	283	248	236	14	20
Tax and outside equity interests	(82)	(74)	(71)	(11)	(15)
Net profit after tax/cash earnings	201	174	165	16	22

Economic profit(1)	155	116	106	34	46
Expense to income ratio (%)(2)	50.5%	53.2%	52.9%	270bps	240bps

	$bn	$bn	$bn
Total assets	20.5	18.7	18.1	10	13
Funds under management	42.7	39.0	40.3	9	6
Funds under administration	47.8	40.4	38.9	18	23

				% Mov’t	% Mov’t
Net profit after tax	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Funds management business	115	100	95	15	21
Insurance	69	59	56	17	23
Total funds management and insurance	184	159	151	16	22
Other(3)	17	15	14	13	21
NPAT	201	174	165	16	22

				% Mov’t	% Mov’t
Reconciliation of Economic Profit	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net profit after tax	201	174	165	16	22
Franking benefit	57	52	49	10	16
Adjusted earnings	258	226	214	14	21
Allocated capital	1,961	2,088	2,068	(6)	(5)
Allocated capital charge (10.5%)	(103)	(110)	(108)	6	5
Economic profit(1)	155	116	106	34	46

(1)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

(3)       Other primarily includes BTFG’s earnings on capital.

Financial Performance

First Half 2007 – First Half 2006

Features:

•                  Net operating income growth of 14% driving net profit after tax growth of 22%.

•                  Funds Under Administration (FUA) up, insurance sales up.

BTFG delivered net profit after tax of $201 million, up 22% compared to the six months ended 31 March 2006.

The result was driven by a 14% increase in net operating income achieved through continued growth in our core businesses including:

•                  Growth in FUA of 23% including continued growth in Wrap business – ranked first(1) for new business for the December quarter;

•                  Corporate Super growth including 10% market share(2) of new business in the December quarter;

•                  Growth in margin lending and broking with share of new business broadly in line with existing market share(3);

•                  Growth in insurance sales – overall life insurance in-force premium growth of 8%;

•                  Sales revenue in the Advice channel up 20%;

•                  Partly offset by margin compression of 3 basis points; and

•                  The Australian Equities Market has been strong, however the balanced nature of the portfolio and the strong growth in the first half of 2006 has reduced the relative impact on earnings in this half.

Net interest income was down $7 million due to changes in our Capital Investment Strategy which have led to investment earnings on some of our invested capital now being classified as non-interest income.

Expense growth of 9% driven by:

•                  Increased customer serving employees up 12%;

•                  Increased investment in strategic and growth initiatives directed at:

•                  Leveraging the current opportunities and legislative changes in Superannuation;

•                  Improved functionality and lowering fees for investors on our Wrap platform; and

•                  Further operational efficiency including offshoring and straight through processing whilst improving the quality of services offered.

(1)       Source: S&P December 2006.

(2)       Source: Dexx&r December 2006.

(3)       Source: Margin Lending - RBA quarterly market share data December 2006; Broking – IRESS December 2006.

First Half 2007 – Second Half 2006

Features:

•                  Net profit after tax growth of 16%.

•                  Insurance net profit after tax growth of 17%.

•                  Improving share of new business.

Net profit after tax growth of 16% driven by an increase in net operating income of 8%.  Key drivers were:

•                  Growth in FUA of 18%;

•                  Funds Under Management (FUM) growth of 9% led by growth in institutional and wholesale with share of new business for the December quarter(1) above current market share;

•                  Margin Lending growth of 14% broadly in line with market share; and

•                  Growth in insurance sales.  Overall life insurance in-force premium growth of 5%.

Momentum was strong, and in addition was assisted by:

•                  A lower Life Insurance performance in the second half of 2006; and

•                  Relatively flat Australian Equities Markets in the second half of 2006 compared to the strong growth in this half.

Expense growth of 2% driven by an 8% increase in customer serving employees.

(1)       Source: S&P December 2006.

4.3.1                     Funds Management Business

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending and discount broking.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	32	31	36	3	(11)
Non-interest income	437	409	379	7	15
Gross operating income	469	440	415	7	13
Commission expense	(54)	(50)	(45)	(8)	(20)
Net operating income	415	390	370	6	12
Operating expenses	(251)	(248)	(234)	(1)	(7)
Operating profit before tax	164	142	136	15	21
Tax and outside equity interests	(49)	(42)	(41)	(17)	(20)
Net profit after tax/cash earnings	115	100	95	15	21
Expense to income ratio(1)	60.5%	63.6%	63.2%	310bps	270bps

First Half 2007 – First Half 2006

Features:

•                  Net operating income growth of 12% driven by growth in FUA of 23%.

•                  Growth in Wrap platform of 34%.

•                  Investment in strategic initiatives up 58%, including a focus on compliance led changes, to take advantage of recent changes to the superannuation legislation in Australia.

Net profit after tax increased by 21% or $20 million.  This was achieved through a 12% growth in net operating income to $415 million.  Underpinning this growth was:

•                  FUA growth of 23%, to $47.8 billion;

•                  Continued growth in our Wrap business, with flows up 34% to $31.8 billion, supported by a 31% uplift in sales;

•                  Growth in Corporate Super of 14% to $5.7 billion;

•                  Growth in Margin Lending of 40% to $4.2 billion; and

•                  Westpac broking income up 40%, to $20.6 million, driven by a volume increase of 24%; and

•                  Funds Under Management grew 6% driven by 33% growth in Wholesale, offset by low retail and institutional growth.  Institutional FUM grew 6% despite the redemption of a $1 billion domestic fixed income mandate during the second half of 2006.

Expenses growth of 7% was driven by:

•                  Increased investment in strategic and growth initiatives (up 58%) including a $7 million investment in compliance led changes (i.e. superannuation legislative changes which are expected to lead to increased activity);

•                  Increase in customer serving employees of 11%, driven by additional planners and investment representatives in the Advice business; and

•                  Offset by delivery of efficiencies in underlying operations, including offshoring and straight through processing, while improving the quality of service.

(1)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

First Half 2007 – Second Half 2006

Features:

•                  Net profit after tax growth of 15%.

•                  Growth in Wrap platforms 20%.

Net profit after tax increased 15% to $115 million driven by a 6% uplift in  net operating income.  The core business drivers underpinning this were:

•                  FUA growth of 18% driven by 20% increase in Wrap and 10% increase in Corporate Super;

•                  Margin Lending growth of $0.5 billion; and

•                  Westpac broking revenue increased 22%, as a result of a 17% increase in volumes.

Expense growth of 1% included:

•                  An increase in customer serving employees of 6%, driven by additional planners and investment representatives in the Advice business; and

•                  A $7 million investment in compliance led changes.

Relative expense growth was low despite additional investment, due to increased seasonal activity in the second half of 2006.

Movement of FUM/FUA/LUM

								% Mov’t	% Mov’t
	Sept			Net	Other	March	March	Sept 06-	Mar 06-
$bn	2006	Sales	Redns	Flows	Mov’t(6)	2007	2006	Mar 07	Mar 07
Retail(1)	21.2	1.2	(2.0)	(0.8)	1.6	22.0	21.8	4	1
Institutional	13.1	4.7	(3.8)	0.9	1.0	15.0	14.2	15	6
Wholesale	4.7	0.8	(0.4)	0.4	0.6	5.7	4.3	21	33
Total FUM	39.0	6.7	(6.2)	0.5	3.2	42.7	40.3	9	6
Wrap	26.6	5.5	(2.6)	2.9	2.3	31.8	23.7	20	34
Corporate Super	5.2	0.6	(0.4)	0.2	0.3	5.7	5.0	10	14
Other(2)	8.6	0.0	(0.0)	0.0	1.7	10.3	10.2	20	1
Total FUA	40.4	6.1	(3.0)	3.1	4.3	47.8	38.9	18	23
Margin Lending(3)	3.7	0.5	0.0	0.5	(0.0)	4.2	3.0	14	40
Total FUM/FUA/LUM(4),(5)	83.1	13.3	(9.2)	4.1	7.5	94.7	82.2	14	15

(1)       Retail includes Annuities, Retail Investment and Retirement Products, and Retail Superannuation

(2)       Other includes Capital and Reserves, and Governance Advisory Services

(3)       Margin lending sales represents Net Flows.

(4)       LUM (Loans Under Management).

(5)       Does not eliminate interfunding.

(6)       Other movement is primarily market related.

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share			Share of New Business(1)
Product(2)	Market Share (%)	Rank	Market Share (%)	Rank
Funds Management	5	7	n/a	n/a
Platforms (includes Wrap)	12	2	16	2
Corporate Super	7	5	6	6
Margin Lending	15	3	14	3-4
Broking	n/a	n/a	10	3
Retail	11	4	13	2
Wholesale	3	13	7	8

Investment performance and ranking of flagship funds are displayed below.

	Performance and Quartile Ranking(3)
	1 Year		2 Year		3 Year
March 2007	% p.a.	Quartile	% p.a.	Quartile	% p.a.	Quartile
Core Australian Share Fund	21	3	28	2	28	1
Imputation Fund	27	1	32	1	31	1
Smaller Companies Fund	32	2	33	2	36	2
Balanced	10	4	16	3	15	1
Property	29	3	23	4	22	4
Domestic Fixed Interest	4	1	5	4	5	4
Intl Equities	2	2	16	2	13	3

(1)       Share of new business on an annual basis based on flows to the end of December 2006.

(2)       Source: Funds Management, Platforms, Retail and Wholesale is S&P December 2006; Corporate Super – Dexx&r December 2006; Margin Lending – RBA quarterly market share data December 2006; Broking – IRESS December 2006. Ranking data for margin lending is based on an internally generated estimate.

(3)       Source:  Intech, as at 31 March 2007 (Imputation Fund: Mercer March 2007).

4.3.2                     Insurance Business

The Insurance business result includes the Life Insurance and General Insurance businesses.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	8	7	8	14	—
Non-interest income	162	144	128	13	27
Gross operating income	170	151	136	13	25
Commission expense	(35)	(33)	(25)	(6)	(40)
Net operating income	135	118	111	14	22
Operating expenses	(37)	(34)	(31)	(9)	(19)
Operating profit before tax	98	84	80	17	23
Tax and outside equity interests	(29)	(25)	(24)	(16)	(21)
Net profit after tax/cash earnings	69	59	56	17	23
Expense to income ratio(1)	27.4%	28.8%	27.9%	140bps	50bps

Net profit after tax

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Life Insurance	33	22	28	50	18
General Insurance	36	37	28	(3)	29
Total	69	59	56	17	23

First Half 2007 – First Half 2006

Features:

•                  Sales growth across key products.

•                  Diversified number of distribution channels delivering additional sales growth.

•                  Significant investment in strategic growth initiatives, including investment in technology infrastructure to facilitate new distribution channels.

Net profit after tax of $69 million was an increase of 23% on the six months ended 31 March 2006.

•                  Life Insurance net profit after tax of $33 million was up 18% and net operating income of $70 million was 14% higher driven by an 8% growth in in-force premiums and strong risk sales;

•                  General Insurance net profit after tax of $36 million was up 29% and net operating income of $65 million rose 32% and includes an improved claims experience (down 13%).  The six months ended March 2006 was impacted by Cyclone Larry; and

•                  Insurance expenses grew by 19% driven by additional FTE to support new distribution initiatives and customer service plus investment in technology infrastructure to facilitate new distribution channels.

First Half 2007 – Second Half 2006

Features:

•                  Life insurance sales growth of 25%.

Net profit after tax increase of 17% driven by:

•                  Life Insurance net profit after tax growth of 50% driven by sales growth of 25%.  The second half 2006 revenue result was impacted by the changes in our premium calculation processes; and

•                  General Insurance net profit after tax decreased by 3% ($1 million) as a result of an increase in support costs.

(1)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

Premiums for risk businesses

	In-force					In-force	In-force	% Mov’t	% Mov’t
	Sept			Net	Other	March	March	Sept 06-	Mar 06-
$m	2006	Sales	Lapses	Inflows	mov’t	2007	2006	Mar 07	Mar 07
Life Insurance in-force premiums ($m)	253	28	(19)	9	4	266	246	5	8

Ratios for Insurance Business

				Mov’t	Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
(%)	March 07	Sept 06	March 06	Mar 07	Mar 07
Life Insurance (loss ratio)(1)	30	29	33	(100bps)	300bps
General Insurance (combined ratio)(2)	58	54	69	(400bps)	large

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
General Insurance Premium Income	135.4	130.7	124.3	4	(9)

Current Australian Market Share Product(3)	Market Share (%)	Rank
Life Insurance – inflows	6.3	8
Life Insurance – new business	5.3	7

(1)       Life Insurance loss ratio is Claims (including change of reserves) plus net cost of reinsurance over gross reinsurance premium income.

(2)       General Insurance combined ratio is operating expenses plus claims costs over premium revenue.

(3)       Source: Life Insurance – Plan for Life data December 2006.

4.3.3                     Wealth Management Income Reconciliation

Non-interest income for BTFG Australia can be reconciled to total wealth management and insurance income in Section 5, Note 5 Non-Interest Income as follows:

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Non-interest income BTFG Australia	545	497	467	10	17
Policyholder tax recoveries	66	3	58	large	14
Treasury shares adjustment	(16)	1	(13)	large	(23)
Net commission, premium and fee income	(7)	9	(5)	(178)	(40)
New Zealand wealth management & insurance	33	30	31	10	6
Other	8	3	3	167	167
Total wealth management & insurance income	629	543	541	16	16

4.4                               NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes Westpac Life New Zealand and BT New Zealand.  The results do not include the earnings of our New Zealand Institutional Bank.  All figures are in New Zealand dollars (NZ$).

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
NZ$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	494	476	469	4	5
Non-interest income	214	213	205	—	4
Net operating income	708	689	674	3	5
Operating expenses	(341)	(331)	(327)	(3)	(4)
Impairment losses	(42)	(20)	(11)	(110)	large
Operating profit before tax	325	338	336	(4)	(3)
Tax and outside equity interests	(104)	(107)	(109)	3	5
Net profit after tax/cash earnings	221	231	227	(4)	(3)
Economic profit(1)	107	132	126	(19)	(15)
Expense to income ratio (%)(2)	48.2%	48.0%	48.5%	(20bps)	30bps

	$bn	$bn	$bn
Deposits	23.1	21.8	20.8	6	11
Net loans	40.1	36.6	34.4	10	17
Total assets	41.4	38.7	36.1	7	15
Funds under management	1.9	1.9	1.9	—	—

Reconciliation of Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
NZ$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net profit after tax	221	231	227	(4)	(3)
Franking benefit	—	—	—	—	—
Adjusted earnings	221	231	227	(4)	(3)
Allocated capital	2,197	1,915	1,918	15	15
Allocated capital charge (10.5%)	(114)	(99)	(101)	(15)	(13)
Economic profit(1)	107	132	126	(19)	(15)

Financial Performance (NZ$)

First Half 2007 – First Half 2006

Features:

•                  Net operating income growth of 5%.

•                  Net profit after tax down 3% due to increase in impairment losses.

Net profit after tax was down 3% compared to the six months ended 31 March 2006.

Net operating income growth of 5% was driven by volume growth offset by declines in margin.  Key features of volume growth included:

•                  Mortgage volumes were up 20%.  Drivers of the growth included:

•                  A sales focus in Auckland, which saw our share of mortgage registrations in the region grow from 14% for the six months ended 31 March 2006 to 19% for the six months ended 31 March 2007; and

•                  A number of policy and product changes to better align our product offering with the market.

(1)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity.

(2)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

•                  Business lending growth up 12%, with our leading market position(1) maintained; and

•                  Deposit growth up 11%.

Improved volume has been offset by declines in margin, with the overall business unit margin for NZ down from 2.44% for the six months ended 31 March 2006 to 2.20% for the six months ended 31 March 2007.  Key drivers of the decline were:

•                  13 basis point decline in lending spread/mix, comprising:

•                  7 basis points due to credit card spreads impacted by increased funding costs;

•                  4 basis points associated with the repricing of fixed home loans written in the last two years at lower spreads and continued switching from floating to fixed rate mortgages; and

•                  2 basis point decline in business lending spreads due to price competition.

•                  9 basis point decline in deposit spread/mix, due to increased customer switching to the lower spread online saver products; and

•                  2 basis point decline largely due to an increase in wholesale funding costs as asset growth was greater than deposit growth.

Non-interest income growth was up 4%, supported by volume growth.

Expense growth was up 4% on the six months ended 31 March 2006.  Key drivers of the increase were:

•                  Personnel expenses up $4 million including $2 million restructuring payments as part of a productivity program that has seen overall FTE levels decline 400 to 4,655, with the majority of the reductions in the second quarter of 2007; and

•                  Other cost increases including advertising costs following the relaunch of the brand advertising campaign this year, and an increase in project amortisation costs associated with the prior investment in a number of technology projects.

Impairment losses were up $31 million on the six months ended 31 March 2006.  The increase, while significant, is off historic lows.  The major movements were:

•                  $14 million increase in provisioning in the business segment, reflecting some downward migration in credit ratings.  This migration is in response to the weakening economic conditions due to a combination of interest rate rises and the higher New Zealand dollar impacting exporters.  Total stressed loans(2) as a percentage of total commitments were 1.31% up from 1.17% at 31 March 2006, but below the five year average of 1.35%;

•                  $5 million increase in collective provisioning due to some deterioration driven by balance sheet growth in consumer lending ($4 million) and business lending ($1 million);

•                  $7 million increase in collective provisioning in consumer products.  Housing delinquencies greater than 90 days as a proportion of outstandings, have increased from historic lows to 20 basis points at March 2007.  This is broadly in line with the 5 year historic average of 19 basis points; and

•                  $3 million due to increased consumer individually assessed provisions.

First Half 2007 – Second Half 2006

Features:

•                  Net operating income growth up 3%.

•                  Net profit after tax down 4% due to increase in impairment losses.

Net profit after tax growth was down 4% compared to the second half of 2006.

Net operating income growth of 3% was supported by net interest income growth of 4% with non-interest income flat compared to the six months ended 30 September 2006.

Net interest income growth was volume led, with housing volumes up 23%, business lending up 11% and personal lending up 16% annualised.  Personal lending benefited from improved origination processes and quicker in-branch decision making.

(1)       TNS 1st Quarter 2007 Marketshare by Balances, Middle Business ($5 million - $100 million t/o) March 2007.

(2)       Comprises impaired assets, business 90 days past due but well secured and watchlist and sub-standard loans as a percentage of total committed exposure for business lending.

Deposit growth was up 12% (annualised), supported by the successful launch of the new Online Bonus Saver product in December 2006.

Improved volumes have been offset by declines in margin, with the overall business margin for NZ down from 2.32% for the six months ended 30 September 2006 to 2.20% for the six months ended 31 March 2007.  Key drivers of the decline were:

•                  10 basis point decline in lending spread/mix, comprising:

•                  4 basis points due to reduced credit card spreads;

•                  3 basis points associated with the repricing of fixed rate home loans;

•                  2 basis point decline in business lending spreads which were impacted by the roll off of some higher spread property transactions; and

•                  1 basis point mix impact as customers continued to switch from floating to fixed rate mortgages (fixed rate up from 81% of the housing portfolio to 83%).

•                  1 basis point decline in deposit spread/mix; and

•                  1 basis point decline largely due to increased funding costs, including wholesale funding as asset growth continues to outstrip deposit growth.

Non-interest income growth was flat, as the impact of various fee repricing initiatives designed to bring the business back in line with market were completed.

Expense growth was up 3% or $10 million on the six months ended 30 September 2006.  Salary increases effective 1 January 2007 drove personnel expenses up 1%, together with the $2 million restructuring costs.  These were offset by a reduction of 298 FTE during the period.  Project amortisation costs increased by $2 million.

Impairment losses up $22 million on the six months ended 30 September 2006.  The major movements were:

•                  $17 million increase in provisioning including business lending downgrades ($5 million), balance sheet growth ($5 million) comprising business ($2 million) and consumer ($3 million) and an increase in collective provisioning in consumer products ($7 million); and

•                  $5 million due to additional individually assessed provisions within consumer products.

4.4.1                     New Zealand Key Metrics

Lending Growth (%)(1)	1H07	2H06	1H06	2H05
Mortgages	23	15	13	14
Unsecured personal lending	16	11	6	4
Consumer lending	23	14	13	13
Business lending	11	11	9	15
Total lending	19	12	13	14

Deposit Growth (%)(1)	1H07	2H06	1H06	2H05
Consumer deposits	10	9	7	6
Business deposits	17	10	15	8
Total deposits	12	10	9	7

Market Share Metrics	1H07	2H06	1H06	2H05
Consumer lending:
Market share(2)	19%	18%	18%	18%
Market share multiple(2),(3)	1.5	1.2	0.9	0.9
Deposits:
Market share(2)	20%	21%	21%	21%
Market share multiple(2),(3)	1.0	0.8	1.0	0.9

Product Spreads (%)(4)	1H07	2H06	1H06	2H05
Consumer lending spread	1.18	1.33	1.34	1.03
Business lending spread	1.53	1.62	1.60	1.55
Total lending spreads	1.34	1.47	1.47	1.47
Deposits spreads	1.80	1.81	1.94	1.91

Credit Quality (%)	1H07	2H06	1H06	2H05
% of Portfolio > 90 Days
Housing delinquency	0.20	0.13	0.15	0.12
Unsecured consumer delinquency	0.75	0.62	0.77	0.72

Impaired Assets
Impaired Assets/Total TCE	0.19	0.18	0.14	0.23

Customer Satisfaction	1H07	2H06	1H06	2H05
Consumer satisfaction(5)	57%	58%	59%	58%
Consumer satisfaction - position in market(5)	5	5	4	5
Business satisfaction(6)	57%	61%	57%	50%
Business satisfaction - position in market(6)	4	4	4	4

(1)       Annualised.

(2)       Source: RBNZ data. First half 2007 is result at March 2007.

(3)       Market share multiple calculated as a six month rolling average.

(4)       Reported product spreads for the periods ending 1H07, 2H06 and 1H06 include the impacts of AASB 132/139 (effective yield). The product spreads for 2H05 have not been impacted as these accounting standards were applicable effective from 1 October 2005

(5)       Source: ACNielsen. 12 month rolling average. First half 2007 is result to March 2007.

(6)       Source: TNS. 12 month rolling average. First half 2007 is result to March 2007.

4.5                               PACIFIC BANKING

Pacific Banking (PB) provides banking services for retail and business customers throughout the South Pacific Island Nations.  Branches, ATM’s, telephone banking and Internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa.  PB’s financial products include home, personal and business lending and savings and investment accounts.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	48	48	43	—	12
Non-interest income	44	41	44	7	—
Net operating income	92	89	87	3	6
Operating expenses	(30)	(28)	(27)	(7)	(11)
Impairment losses	(13)	(3)	(4)	large	large
Operating profit before tax	49	58	56	(16)	(13)
Tax and outside equity interests	(15)	(18)	(20)	17	25
Net profit after tax/cash earnings	34	40	36	(15)	(6)

Economic profit(1)	29	32	30	(9)	(3)
Expense to income ratio (%)(2)	32.6%	31.5%	31.0%	(110bps)	(160bps)

	$bn	$bn	$bn
Deposits	1.5	1.4	1.3	5	13
Total assets	1.7	1.6	1.4	6	21

Reconciliation of Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net profit after tax	34	40	36	(15)	(6)
Franking benefit	—	—	—	—	—
Adjusted earnings	34	40	36	(15)	(6)
Allocated capital	98	144	107	(32)	(8)
Allocated capital charge (10.5%)	(5)	(8)	(6)	38	17
Economic profit(1)	29	32	30	(9)	(3)

Financial Performance

First Half 2007 – First Half 2006

Features:

•                  Net operating income up 6%.

•                  Net profit after tax down due to increased impairment provisioning.

Net profit after tax for Pacific Banking was down $2 million or 6% compared to 31 March 2006.  While asset growth was up 21%, the economic and political instability recently experienced in the Pacific region has led us to increase provisions for impairment losses in the region and this has caused a reduction in earnings.

Net operating income growth was 6%.  Net operating income growth did not match asset growth due to margin compression from increased competitive pressures and tightened liquidity.  Expenses were up 11%, due to continued investment in risk management capability and a refresh of our technology infrastructure.  This has resulted in a deterioration in the expense to income ratio of 160 basis points compared to 31 March 2006.

(1)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity.

(2)       Calculated as business unit operating expenses excluding impairment losses divided by business unit net operating income.

Although no significant losses have been reported, impairment losses increased by $9 million as we increased provisioning to reflect the economic and political instability in the region.

First Half 2007 – Second Half 2006

Features:

•                  Net profit after tax down due to increased impairment provisioning.

Compared to 30 September 2006, net profit after tax for Pacific Banking was down 15% or $6 million.  These results were impacted by higher provisioning in the first half of 2007 to cover increased levels of risk associated with the instability in the region.

4.6                               GROUP BUSINESS UNIT

This segment comprises:

•             Group items, including earnings on surplus capital, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, (such as hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions, reversals of tax equivalent gross ups on tax effective transactions within the Institutional Bank; and

•             Group Treasury, which is primarily, focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities.  Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth.

Reported Results

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	104	(38)	107	large	(3)
Non-interest income	6	120	30	(95)	(80)
Net operating income	110	82	137	34	(20)
Operating expenses	7	40	(29)	(83)	124
Impairment losses	(5)	(2)	(9)	(150)	44
Operating profit before tax	112	120	99	(7)	13
Tax and outside equity interests	(114)	(48)	(124)	(138)	8
Net profit after tax	(2)	72	(25)	(103)	92
Treasury shares	15	(3)	12	large	25
TPS revaluations	18	—	30	—	(40)
Unrealised NZ Retail earnings hedges	4	—	—	—	—
Sale of sub-custody business	—	(72)	—	100	—
Deferred tax asset write-off	—	41	—	(100)	—
Cash earnings	35	38	17	(8)	106

Cash Earnings Results(1)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	104	(38)	107	large	(3)
Non-interest income	(43)	3	28	large	large
Net operating income	61	(35)	135	large	(55)
Operating expenses	7	40	(29)	(83)	124
Impairment losses	(5)	(2)	(9)	(150)	44
Operating profit before tax	63	3	97	large	(35)
Tax and outside equity interests	(28)	35	(80)	(180)	65
Cash earnings	35	38	17	(8)	106

Group Treasury

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	123	17	125	large	(2)
Non-interest income	—	23	25	(100)	(100)
Net profit after tax / Cash earnings	74	15	97	large	(24)

(1)       Refer to Section 8, pages 119-121 for a detailed reconciliation of the reported results and the cash earnings results for the Group Business Unit.

First Half 2007 – First Half 2006

Features:

•             Net loss after tax reduced due to lower tax provisions.

Net loss after tax of $2 million reduced by $23 million compared to the six months ended 31 March 2006.  After cash earnings adjustments and the policyholder tax recoveries reclassification(1), cash earnings were up $18 million compared to the six months ended 31 March 2006, largely driven by lower tax provisions in the first half of 2007, offset by a decrease in Treasury earnings, and losses on NZD earnings(2) hedges.

Treasury earnings were down $23 million largely due to reduced FX income.  Total hedge ineffectiveness for the Group was $9 million ($7 million net interest income, $2 million non-interest income), which was $7 million up on the six months ended 31 March 2006.

First Half 2007 – Second Half 2006

Features:

•             Net profit after tax reduced due to sale of sub-custody business in the second half of 2006.

•             Increased earnings from Treasury.

•             Lower tax in second half of 2006.

The net loss after tax of $2 million was down from a profit after tax of $72 million in the six months ended 30 September 2006 largely due to the profit on the sale of the sub-custody business of $72 million in the six months ended 30 September 2006.  After cash earnings adjustments and policyholder tax recoveries reclassification(1), cash earnings were down $3 million compared to the six months ended 30 September 2006, due to reduced earnings on surplus capital, reduced tax in the second half of last year and losses on hedges of NZD earnings.

These results were offset by an increase in Treasury net profit after tax of $59 million on the six months ended 30 September 2006.

(1)       Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

(2)       In comparative periods, earnings on our New Zealand business were translated into AUD at the hedges rate for the period.  Differences between the hedge rate and the average exchange rate for the period were included in the Group Business Unit on a line by line basis, along with gains/losses on the hedge.  Following a change in our approach to hedging NZD earnings, our New Zealand business is now translated into AUD at the average exchange rate for the period.  Gains/losses on the hedge continue to be captured in the Group Business Unit.  Comparatives have not been restated.

5.	2007 FINANCIAL INFORMATION	Interim Profit Announcement 2007

Notes to the statements shown in sections 5.1, 5.2, 5.3, and 5.4 as required by Appendix 4D are referenced in the margin of the relevant tables

5.1          CONSOLIDATED INCOME STATEMENT (UNAUDITED)

					% Mov’t	% Mov’t
		Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	Note	March 07	Sept 06	March 06	Mar 07	Mar 07
Interest income	4	10,494	9,330	8,761	12	20
Interest expense	4	(7,405)	(6,548)	(5,901)	(13)	(25)
Net interest income		3,089	2,782	2,860	11	8
Non-interest income	5	1,820	1,872	1,703	(3)	7
Net operating income		4,909	4,654	4,563	5	8
Operating expenses	6	(2,229)	(2,160)	(2,135)	(3)	(4)
Impairment losses on loans	12	(232)	(190)	(185)	(22)	(25)
Profit before income tax		2,448	2,304	2,243	6	9
Income tax expense	8	(773)	(673)	(749)	(15)	(3)
Net profit for the period		1,675	1,631	1,494	3	12
Net profit attributable to minority interests		(34)	(29)	(25)	(17)	(36)
Net profit attributable to equity holders of WBC		1,641	1,602	1,469	2	12

5.2          CONSOLIDATED BALANCE SHEET (UNAUDITED)

					% Mov’t	% Mov’t
As at		31 March	30 Sept	31 March	Sept 06-	Mar 06-
$m	Note	2007	2006	2006	Mar 07	Mar 07
Assets
Cash and balances with central banks		2,707	2,478	2,536	9	7
Due from other financial institutions		12,744	12,865	17,124	(1)	(26)
Derivative financial instruments	20	14,355	10,311	14,656	39	(2)
Other trading assets		17,476	13,560	15,283	29	14
Other financial assets designated at fair value		2,983	3,282	3,376	(9)	(12)
Available-for-sale securities		1,343	969	1,033	39	30
Loans	11	253,238	234,484	215,701	8	17
Life insurance assets		15,390	14,281	14,743	8	4
Regulatory deposits with central banks overseas		332	465	372	(29)	(11)
Goodwill and other intangible assets(1)		2,965	2,952	2,920	—	2
Property, plant and equipment		474	466	421	2	13
Net deferred tax assets		723	653	407	11	78
Other assets		3,470	2,812	3,307	23	5
Total assets		328,200	299,578	291,879	10	12

Liabilities
Due to other financial institutions		14,710	12,051	12,256	22	20
Deposits at fair value	18	36,066	33,286	29,354	8	23
Deposits at amortised cost	18	141,649	134,455	124,537	5	14
Derivative financial instruments	20	14,880	9,342	12,389	59	20
Other trading liabilities and other financial liabilities at
fair value		3,784	2,893	3,817	31	(1)
Debt issues		73,122	66,080	68,372	11	7
Current tax liabilities		304	301	64	1	large
Life insurance liabilities		14,290	13,476	13,655	6	5
Provisions		766	868	721	(12)	6
Other liabilities		4,716	4,771	5,697	(1)	(17)
Total liabilities excluding loan capital		304,287	277,523	270,862	10	12

Loan capital
Subordinated bonds, notes and debentures		5,323	4,107	4,491	30	19
Subordinated perpetual notes		483	521	543	(7)	(11)
Trust preferrred securities 2004 (TPS 2004)		618	665	679	(7)	(9)
Fixed interest resettable trust securities (FIRsTS)		665	664	662	—	—
Total loan capital		7,089	5,957	6,375	19	11
Total liabilities		311,376	283,480	277,237	10	12
Net assets		16,824	16,098	14,642	5	15

Shareholders’ equity
Share capital:
Ordinary share capital		5,758	5,519	5,370	4	7
Treasury shares		(103)	(51)	(57)	(102)	(81)
Reserves		188	186	208	1	(10)
Retained profits		9,070	8,532	7,957	6	14
Total equity attributable to equity holders of WBC		14,913	14,186	13,478	5	11

Minority Interests
Trust preferrred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferrred securities 2006 (TPS 2006)		751	751	—	—	—
Other		23	24	27	(4)	(15)
Total minority interests		1,911	1,912	1,164	—	64
Total shareholders equity and minority interests		16,824	16,098	14,642	5	15

(1)       Goodwill and other intangible assets include $485 million in capitalised software costs ($480 million at 30 September 2006 and $439 million at 31 March 2006) with an average amortisation period of approximately three years.

5.3          CONSOLIDATED CASH FLOW STATEMENT (UNAUDITED)

					% Mov’t	% Mov’t
		Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	Note	March 07	Sept 06	March 06	Mar 07	Mar 07
Cash flows from operating activities
Interest received		10,286	9,233	8,711	11	18
Interest paid		(7,291)	(6,610)	(5,802)	(10)	(26)
Dividends received excluding life business		7	5	4	40	75
Other non-interest income received		1,426	1,151	1,436	24	(1)
Operating expenses paid		(1,838)	(1,582)	(1,782)	(16)	(3)
Net (increase)/decrease in trading and fair value assets		(3,857)	1,571	(4,839)	large	20
Net increase/(decrease) in trading and fair value liabilities		1,286	(833)	473	large	172
Net (increase)/decrease in derivative financial instruments		(2,221)	(2,279)	(209)	3	large
Income tax paid excluding life business		(884)	(775)	(553)	(14)	(60)
Life business:
Receipts from policyholders and customers		1,581	1,432	1,322	10	20
Interest and other items of similar nature		28	31	24	(10)	17
Dividends received		239	784	196	(70)	22
Payments to policyholders and suppliers		(1,702)	(1,709)	(1,662)	—	(2)
Income tax paid		(52)	(27)	(42)	(93)	(24)
Net cash used in operating activities	21	(2,992)	392	(2,723)	large	(10)
Cash flows from investing activities
Proceeds from available-for-sale securities		197	73	208	170	(5)
Proceeds from matured available-for-sale securities		882	424	155	108	large
Purchase of available-for-sale securities		(1,490)	(550)	(648)	(171)	(130)
Net (increase)/decrease in:
Due from other financial institutions		(14)	3,948	(2,460)	(100)	99
Loans		(18,889)	(15,890)	(13,532)	(19)	(40)
Life insurance assets		(294)	488	(381)	(160)	23
Regulatory deposits with central banks overseas		110	(93)	(24)	large	large
Other assets		(761)	(237)	(78)	large	large
Purchase of intangible assets		(97)	(109)	(111)	11	13
Purchase of property, plant and equipment		(74)	(148)	(77)	50	4
Proceeds from disposal of property, plant and equipment		—	9	14	(100)	(100)
Controlled entities and businesses disposed,
net of cash held	21	—	120	—	(100)	—
Net cash used in investing activities		(20,430)	(11,965)	(16,934)	(71)	(21)
Cash flows from financing activities
Issue of loan capital		1,372	—	704	—	95
Redemption of loan capital		—	(420)	—	100	—
Proceeds from exercise of employee options		25	36	31	(31)	(19)
Purchase of share on exercise of employee options and rights		(47)	(30)	(4)	(57)	large
Proceeds from TPS 2006 (net of issue costs $12m)		—	751	—	(100)	—
Buy-back of ordinary shares		—	—	(1,003)	—	100
Net increase/(decrease) in:
Due to other financial institutions		2,924	(106)	1,421	large	106
Deposits		10,667	12,089	5,458	(12)	95
Debt issues		10,064	1,173	12,662	large	(21)
Other liabilities		(433)	(1,071)	822	60	(153)
Purchase of treasury shares		(70)	(11)	(6)	large	large
Sale of treasury shares		18	17	10	6	80
Payment of dividends		(846)	(884)	(744)	4	(14)
Payment of dividends to minority interests		(35)	(34)	(20)	(3)	(75)
Net cash provided by financing activities		23,639	11,510	19,331	105	22
Net increase in cash and cash equivalents		217	(63)	(326)	large	167
Effect of exchange rate changes on cash and
cash equivalents		12	5	9	140	33
Cash and cash equivalents at beginning of the year		2,478	2,536	2,853	(2)	(13)
Cash and cash equivalents at year end		2,707	2,478	2,536	9	7

5.4          CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE (UNAUDITED)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Gains/(losses) on available-for-sale securities:
Recognised in equity	(3)	55	2	(105)	large
Transferred to the income statement	(19)	(29)	(6)	34	large
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	72	(45)	3	large	large
Transferred to the income statement	4	(6)	(30)	167	113
Exchange differences on translation of foreign operations	(105)	(58)	84	(81)	large
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	7	(10)	3	170	133
Cash flow hedging reserve	(23)	17	8	large	large
Foreign currency translation reserve	31	13	—	138	—
Net income recognised directly in equity	(36)	(63)	64	43	(156)
Profit for the period	1,675	1,631	1,494	3	12
Total net income recognised for the period	1,639	1,568	1,558	5	5
Attributable to:
Members of the parent	1,605	1,539	1,533	4	5
Minority interests	34	29	25	17	36
Total net income recognised for the period	1,639	1,568	1,558	5	5

5.5          NOTES TO 2007 FINANCIAL INFORMATION (UNAUDITED)

Note 1.                             Basis of preparation of financial information

The accounting policies and methods of computation adopted in the preparation of the interim financial information are the same as those in the previous financial year and corresponding interim reporting period, except as follows:

As of 1 October 2006, Westpac adopted an amendment to AASB 139 Financial Instruments: Recognition and Measurement.  As a result of this amendment cash flow hedging of intragroup revenue no longer qualifies for hedge accounting.  This amendment has resulted in subsequent changes to the fair value of derivative instruments that previously hedged New Zealand dollar income being recognised in the income statement.  Amounts deferred in the cash flow hedging reserve up to 30 September 2006 are being released to the income statement when the underlying hedged revenues are recognised in income.  Westpac has applied the exemption available in AASB 139 and not restated the comparative reported information for the impact of this change in accounting policy.  The effect of the change has resulted in a decrease in other income and accordingly profit before income tax of $6 million, a decrease in income tax expense of $2 million and a decrease in net profit for the year of $4 million. This resulted in a corresponding increase in the cash flow hedge reserve of $4 million.

Except for the impact of the change to AASB 139 discussed above comparative information is restated where appropriate to enhance comparability.

Note 2.          Interest spread and margin analysis

	Half Year	Half Year	Half Year
	March 07	Sept 06	March 06
Group
External interest earning assets ($m)	279,591	257,879	243,488
Net interest income ($m)	3,143	2,836	2,917
Interest spread (%)	1.90	1.82	2.03
Benefit of net non-interest bearing liabilities and equity (%)	0.35	0.37	0.37
Interest margin (%)	2.25	2.19	2.40

Analysis by business unit

External interest earning assets ($m)
Business and Consumer Banking	170,294	160,416	150,952
Westpac Institutional Bank	51,640	46,876	40,670
New Zealand (AUD)	33,667	29,638	30,776
BT Financial Group	3,828	3,293	3,003
Pacific Banking	1,193	894	812
Group Business Unit	18,969	16,762	17,275
Group total	279,591	257,879	243,488
New Zealand (NZD)	38,261	35,431	33,367

Net interest income ($m) (excluding capital benefit)(1)
Business and Consumer Banking	2,006	1,897	1,857
Westpac Institutional Bank	179	159	147
New Zealand (AUD)	369	375	371
BT Financial Group	(32)	(29)	(25)
Pacific Banking	45	43	39
Group Business Unit	576	391	528
Group total	3,143	2,836	2,917
Tax equivalent gross up(2)	(54)	(54)	(57)
Reported net interest income	3,089	2,782	2,860
New Zealand (NZD)	420	411	407

Interest margin (%)
Business and Consumer Banking	2.36%	2.36%	2.47%
Westpac Institutional Bank	0.70%	0.68%	0.72%
New Zealand	2.20%	2.53%	2.42%
BT Financial Group	(1.68%)	(1.74%)	(1.66%)
Pacific Banking	7.56%	9.59%	9.70%
Group Business Unit	6.09%	4.65%	6.13%
New Zealand (NZD)	2.20%	2.32%	2.44%

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets and the average rate paid on all interest bearing liabilities.  The benefit of net non-interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets.

(1)       Capital benefit represents the notional revenue earned on capital allocated to business units under the Bank’s economic capital framework.  Refer to Introduction on page 1 for a discussion on our economic capital framework.

(2)       Westpac has entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax.  The impact of this is reflected in lower income tax expense and interest income.  In order to provide improved comparability, this income is presented on a tax equivalent basis.

Note 3.          Average balance sheet and interest rates

	Half Year			Half Year			Half Year
	31 March 2007			30 Sept 2006			31 March 2006
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	15,239	436	5.7%	14,314	423	5.9%	13,602	372	5.5%
Trading securities	15,062	436	5.8%	14,522	345	4.7%	13,527	373	5.5%
Available-for-sale securities	875	27	6.2%	771	27	7.0%	867	24	5.5%
Other financial assets designated at fair value	2,674	86	6.4%	3,038	98	6.4%	2,775	95	6.8%
Regulatory deposits	399	10	5.3%	334	9	5.4%	328	7	4.3%
Loans and other receivables	245,342	9,533	7.8%	224,900	8,468	7.5%	212,389	7,931	7.5%
Total interest earning assets and interest income(1)	279,591	10,528	7.6%	257,879	9,370	7.2%	243,488	8,802	7.2%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,074			493			976
Life insurance assets	14,921			14,373			13,703
All other assets(2)	18,886			16,409			16,744
Total non-interest earning assets	34,881			31,275			31,423
Total assets	314,472			289,154			274,911

(1)       Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $54 million for the six months to 31 March 2007 ($34 million benefit in interest income and $20 million benefit in interest expense).  30 September 2006 half year comparatives include a tax equivalent gross up of $54 million ($40 million in interest income and $14 million in interest expense).  31 March 2006 half year comparatives include a tax equivalent gross up of $57 million ($41 million in interest income and $16 million in interest expense).

(2)       Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and future income tax benefit.

	Half Year			Half Year			Half Year
	31 March 2007			30 Sept 2006			31 March 2006
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	168,247	4,511	5.4%	157,434	3,988	5.1%	148,389	3,581	4.8%
Due to other financial institutions	11,208	297	5.3%	9,511	259	5.4%	10,622	273	5.2%
Loan capital	6,608	190	5.8%	6,301	178	5.6%	6,163	169	5.5%
Other interest bearing liabilities(1),(2)	76,112	2,387	n/a	66,851	2,109	n/a	60,721	1,862	n/a
Total interest bearing liabilities and interest expense(3)	262,175	7,385	5.6%	240,097	6,534	5.4%	225,895	5,885	5.2%
Non-interest bearing liabilities
Deposits and due to other financial institutions	7,022			6,235			6,578
Life insurance policy liabilities	13,780			13,507			12,761
All other liabilities(4)	15,315			14,101			15,209
Total non-interest bearing liabilities	36,117			33,843			34,548
Total liabilities	298,292			273,940			260,443
Shareholders’ equity	14,271			13,552			13,186
Outside equity interests	1,909			1,662			1,282
Total equity	16,180			15,214			14,468
Total liabilities and equity	314,472			289,154			274,911

	Half Year			Half Year			Half Year
	31 March 2007			30 Sept 2006			31 March 2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	202,766	7,734	7.6%	188,442	6,927	7.3%	174,902	6,388	7.3%
New Zealand	39,095	1,712	8.8%	33,673	1,449	8.6%	34,997	1,471	8.4%
Other overseas	3,481	87	5.0%	2,785	92	6.6%	2,490	72	5.8%

Deposits:
Australia	129,199	3,368	5.2%	123,462	3,003	4.9%	114,642	2,663	4.7%
New Zealand	25,749	831	6.5%	23,209	739	6.4%	24,388	736	6.1%
Other overseas	13,299	312	4.7%	10,763	246	4.6%	9,359	182	3.9%

(1)       Includes net impact of Treasury balance sheet management activities.

(2)       Other interest bearing liabilities has been restated as at 30 September 2006 and 31 March 2006 to reflect a reclassification of commercial paper issues for one of our special purpose vehicles.  The issues were previously classified as “Other financial liabilities designated at fair value” but have been reclassified to debt issues within “Other interest bearing liabilities”.  For the half year 31 March 2006, “Other interest bearing liabilities” has been restated from $56,429 million to $60,721 million and interest expense restated from $1,732 million to $1,862 million.  For the half year 30 September 2006, “Other interest bearing liabilities” has been restated from $61,861 million to $66,851 million and interest expense restated from $1,954 million to $2,109 million.

(3)       Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $54 million for the six months to 31 March 2007 ($34 million benefit in interest income and $20 million benefit in interest expense).  30 September 2006 half year comparatives include a tax equivalent gross up of $54 million ($40 million in interest income and $14 million in interest expense).  31 March 2006 half year comparatives include a tax equivalent gross up of $57 million ($41 million in interest income and $16 million in interest expense).

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Note 4.          Net interest income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Interest income
Loans	9,367	8,265	7,758	13	21
Due from other financial institutions	436	423	372	3	17
Available-for-sale securities	27	27	24	—	13
Regulatory deposits with central banks overseas	10	9	7	11	43
Trading securities	429	341	376	26	14
Net gain/(loss) on ineffective hedges	7	5	(3)	40	large
Other financial assets designated at fair value	68	78	74	(13)	(8)
Other	150	182	153	(18)	(2)
Total interest income	10,494	9,330	8,761	12	20

Interest expense
Current and term deposits	(3,335)	(2,945)	(2,684)	(13)	(24)
Due to other financial institutions	(317)	(273)	(289)	(16)	(10)
Debt issues	(1,651)	(1,368)	(1,195)	(21)	(38)
Loan capital	(190)	(178)	(169)	(7)	(12)
Trading liabilities	(325)	(482)	(340)	33	4
Deposits at fair value	(1,176)	(1,043)	(897)	(13)	(31)
Other	(411)	(259)	(327)	(59)	(26)
Total interest expense	(7,405)	(6,548)	(5,901)	(13)	(25)
Net interest income	3,089	2,782	2,860	11	8

Note 5.          Non-interest income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Fees and commissions
Banking and credit related fees	260	265	232	(2)	12
Transaction fees and commissions received	580	565	522	3	11
Service and management fees	17	22	15	(23)	13
Other non-risk fee income	48	72	73	(33)	(34)
	905	924	842	(2)	7
Wealth management and insurance income
Life insurance and funds management operating income	571	484	496	18	15
General insurance commissions and premiums (net of claims paid)	58	59	45	(2)	29
	629	543	541	16	16
Trading income(1)
Foreign exchange	159	101	178	57	(11)
Other trading securities	101	96	150	5	(33)
	260	197	328	32	(21)
Other income
Dividends received	7	5	4	40	75
Rental income	1	1	2	—	(50)
Net gain/(loss) on ineffective hedges	2	(2)	5	200	(60)
Hedging of overseas operations	(29)	34	(68)	(185)	57
Gain on disposal of assets	22	30	14	(27)	57
Net gain/(loss) on financial assets at fair value	5	45	29	(89)	(83)
Other	18	95	6	(81)	200
	26	208	(8)	(88)	large
Non-interest income	1,820	1,872	1,703	(3)	7

(1)       Trading income includes earnings from our Financial Markets and Pacific Banking businesses, as well as our Treasury operations in Australia and New Zealand.

Note 6.          Expense analysis

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Salaries and other staff expenses
Salaries and wages	972	926	894	5	9
Other staff expenses	244	219	258	11	(5)
Restructuring costs	7	14	13	(50)	(46)
Total salaries and other staff expenses	1,223	1,159	1,165	6	5

Equipment and occupancy expenses
Operating lease rentals	134	117	123	15	9
Depreciation, amortisation and impairment:
Premises	1	1	1	—	—
Leasehold improvements	14	9	14	56	—
Furniture and equipment	17	17	21	—	(19)
Technology	29	25	25	16	16
Software	92	98	77	(6)	19
Equipment repairs and maintenance	18	17	19	6	(5)
Electricity, water and rates	4	5	4	(20)	—
Land tax	(1)	1	1	(200)	(200)
Other	1	20	19	(95)	(95)
Total equipment and occupancy expenses	309	310	304	—	2

Other expenses
Amortisation of deferred expenditure	2	3	1	(33)	100
Non-lending losses	26	30	24	(13)	8
Purchased services:
Technology and information services	74	63	76	17	(3)
Legal	18	13	11	38	64
Other professional services	139	144	131	(3)	6
Stationery	27	26	27	4	—
Postage and freight	49	49	50	—	(2)
Telecommunication costs	15	12	12	25	25
Insurance	6	7	6	(14)	—
Advertising	45	39	36	15	25
Transaction taxes	3	3	1	—	200
Training	7	10	10	(30)	(30)
Travel	27	29	26	(7)	4
Outsourcing costs	224	220	233	2	(4)
Other expenses	35	43	22	(19)	59
Total other expenses	697	691	666	1	5
Total	2,229	2,160	2,135	3	4

Note 7.          Deferred expenses and capitalised software

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 06-	Mar 06-
$m	2007	2006	2006	Mar 07	Mar 07
Capitalised software	485	480	439	1	10
Deferred acquisition costs	126	120	111	5	14
Other	32	29	26	10	23

Note 8.          Income tax

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
The income tax expense for the year is reconciled to the profit per the income statement as follows:
Profit before income tax expense	2,448	2,304	2,243	6	9
Prima facie income tax based on the Australian company tax rate of 30% (2006: 30%)	734	691	673	6	9
The effect of amounts which are not deductible (assessable) in calculating taxable income
Rebateable and exempt dividends	(39)	(61)	12	36	large
Tax losses and temporary differences not previously recognised now brought to account	1	29	(5)	(97)	120
Life insurance:
Tax adjustment on policyholders’ earnings(1)	46	2	41	large	12
Adjustment for life business tax rates	—	(1)	(2)	100	100
Other non-assessable items	(10)	(78)	(60)	87	83
Other non-deductible items	56	120	—	(53)	—
Adjustment for overseas tax rates	14	13	8	8	75
Income tax (over)/under provided in prior years	(12)	33	3	(136)	large
Other items	(17)	(75)	79	77	(122)
Total income tax expense in the income statement	773	673	749	15	3
Average effective income tax rate (%)	31.6	29.2	33.4	8	(5)
Tax equivalent gross up(2)	54	54	57	—	(5)
Effective tax rate (%) (excluding life company)	28.9	29.1	30.9	(1)	(6)
Effective tax rate (%) (including gross up)	33.0	30.9	35.1	7	(6)
Effective tax rate (%) (including gross up and excluding life company accounting)	30.4	30.8	32.6	(1)	(7)

(1)       In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the half year ended 31 March 2007 includes a $66 million tax charge on policyholders’ investment earnings ($3 million in the six months to 30 September 2006 and $58 million in the six months to 31 March 2006) of which $20 million is in the prima facie tax expense ($1 million in the six months to 30 September 2006 and $17 million in the six months to 31 March 2006) and the balance of $46 million ($2 million in the six months to 30 September 2006 and $41 million in the six months to 31 March 2006) is shown here.

(2)       The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

Note 9.          Dividends

	Half Year	Half Year	Half Year
	March 07	Sept 06	March 06
Ordinary dividend (cents per share)
Interim (fully franked) - proposed dividend	63	—	56
Final (fully franked)	—	60	—
	63	60	56

Total dividends paid
Ordinary dividends paid ($m)	1,101	1,026	951
	1,101	1,026	951

Ordinary dividend payout ratio(1)	70.7%	68.6%	70.3%

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand.  The last date for receipt of election notices for the Dividend Reinvestment Plan is 23 May 2007.

(1)       Ordinary dividend per share divided by basic earnings per ordinary share.

Note 10.       Earnings per ordinary share

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Earnings per ordinary share (cents):
Basic	89.1	87.5	79.7	2	12
Fully diluted	88.7	86.6	78.8	2	13
Weighted average number of fully paid ordinary shares (millions) - Basic	1,841	1,830	1,844	1	—
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	1,894	1,895	1,917	—	(1)

Reconciliation of ordinary shares on issue (millions)
Number of ordinary shares on issue at 1 October 2006	1,840
Number of shares issued on exercise of options and performance share rights	—
Number of shares issued under the Dividend Reinvestment Plan (DRP)	10
Number of shares issued under the Employee Share Plan (ESP)	1
Number of ordinary shares on issue at 31 March 2007	1,851

	Half Year		Half Year		Half Year
	31 March		30 Sept		31 March
	2007		2006		2006
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	1,675	1,675	1,631	1,631	1,494	1,494
Net profit attributable to minority interests	(34)	(34)	(29)	(29)	(25)	(25)
FIRsTS distributions	—	22	—	22	—	22
2004 TPS distributions	—	17	—	18	—	19
Earnings	1,641	1,680	1,602	1,642	1,469	1,510

Weighted average number of ordinary shares (millions)

Weighted average number of ordinary shares	1,846	1,846	1,835	1,835	1,849	1,849
Effect of own shares held	(5)	(5)	(5)	(5)	(5)	(5)
Potential dilutive adjustment:
Exercise of options	—	2	—	5	—	10
Conversion of 2004 TPS	—	25	—	31	—	33
Conversion of FIRsTS	—	26	—	29	—	30
Other	—	—	—	—	—	—
Total weighted average number of ordinary shares	1,841	1,894	1,830	1,895	1,844	1,917
Earnings per ordinary share (cents)	89.1	88.7	87.5	86.6	79.7	78.8

Note 11.       Loans

				% Mov’t	% Mov’t
As at	31 March	30 Sept	31 March	Sept 06-	Mar 06-
$m	2007	2006	2006	Mar 07	Mar 07
Loans are classified based on the location of the lending office
Australia
Overdrafts	2,989	3,113	3,227	(4)	(7)
Credit card outstandings	7,284	6,755	6,265	8	16
Overnight and at call money market loans	436	248	235	76	86
Acceptance finance	19,886	18,617	16,952	7	17
Term loans:
Housing	102,632	96,456	90,447	6	13
Housing - Line of credit	14,558	14,698	14,492	(1)	—
Total housing	117,190	111,154	104,939	5	12
Non-housing	49,837	44,678	38,331	12	30
Finance leases	4,177	4,216	4,225	(1)	(1)
Margin Lending	4,166	3,621	2,996	15	39
Other	3,000	3,257	3,155	(8)	(5)
Total Australia	208,965	195,659	180,325	7	16

New Zealand
Overdrafts	1,099	1,179	1,107	(7)	(1)
Credit card outstandings	911	857	846	6	8
Overnight and at call money market loans	1,765	1,474	1,445	20	22
Term loans:
Housing	24,083	21,374	19,490	13	24
Non-housing	12,796	10,979	9,819	17	30
Other	937	782	838	20	12
Total New Zealand	41,591	36,645	33,545	13	24

Other Overseas
Overdrafts	183	204	181	(10)	1
Term loans:
Housing	667	641	622	4	7
Non-housing	3,097	2,499	2,148	24	44
Finance leases	17	19	13	(11)	31
Other	33	17	17	94	94
Total Overseas	3,997	3,380	2,981	18	34

Total loans	254,553	235,684	216,851	8	17
Provision for impairment of loans	(1,315)	(1,200)	(1,150)	(10)	(14)
Total net loans	253,238	234,484	215,701	8	17

Note 12.       Provisions for impairment losses

	Half Year	Half Year	Half Year
$m	March 07	Sept 06	March 06
Collectively assessed provisions
Balance at beginning of the period	1,194	1,058	1,530
Adjustment on transition to A-IFRS	—	—	(545)
Restated balance at beginning of period	1,194	1,058	985
New provisions raised	220	211	158
Utilised	—	(2)	(2)
Write-offs	(131)	(123)	(100)
Discount unwind	57	61	31
Exchange rate adjustments	(15)	(11)	(14)
Closing balance	1,325	1,194	1,058

Individually assessed provisions
Restated balance at beginning of period	164	231	199
New individually assessed provisions	42	66	78
Write-backs	(22)	(76)	(37)
Write-offs	(19)	(55)	(13)
Discount unwind	(2)	—	2
Exchange rate adjustments	(1)	(2)	2
Closing balance	162	164	231

Total provisions for impairment losses on loans and credit commitments	1,487	1,358	1,289
Less provisions for credit commitments	(172)	(158)	(139)
Total provisions for impairment losses on loans	1,315	1,200	1,150

	Half Year	Half Year	Half Year
$m	March 07	Sept 06	March 06
Reconciliation of impairment losses
New individually assessed provisions	42	66	78
Write-backs	(22)	(76)	(37)
Recoveries	(8)	(11)	(14)
New collectively assessed provisions	220	211	158
Impairment losses	232	190	185

Note 13.                      Non-performing loans

	Half Year	Half Year	Half Year
$m	March 07	Sept 06	March 06
Australia
Non-accrual assets(1):
Gross	311	284	328
Impairment provisions	(122)	(121)	(193)
Net	189	163	135
Restructured loans:
Gross	17	21	23
Impairment provisions	(9)	(10)	(10)
Net	8	11	13
Overdrafts and revolving credit greater than 90 days:
Gross	99	78	75
Impairment provisions	(96)	(74)	(61)
Net	3	4	14
Net Australian non-performing loans	200	178	162

New Zealand
Non-accrual assets:
Gross	59	58	44
Impairment provisions	(17)	(16)	(12)
Net	42	42	32
Restructured loans:
Gross	—	—	—
Impairment provisions	—	—	—
Net	—	—	—
Overdrafts and revolving credit greater than 90 days:
Gross	13	9	11
Impairment provisions	(7)	(5)	(6)
Net	6	4	5
Net New Zealand non-performing loans	48	46	37

Other Overseas
Non-accrual assets:
Gross	70	69	75
Impairment provisions	(28)	(30)	(30)
Net	42	39	45
Restructured loans:
Gross	1	1	—
Impairment provisions	—	—	—
Net	1	1	—
Overdrafts and revolving credit greater than 90 days:
Gross	2	1	—
Impairment provisions	(2)	(1)	—
Net	—	—	—
Net other Overseas non-performing loans	43	40	45

Total net non-performing loans	291	264	244

(1)	Represents impaired assets (excluding restructured loans) that are provided for, with the exception of loans that are fully backed by acceptable securities.

Note 14.                      Movement in gross impaired assets

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 06-	Mar 06-
$m	2007	2006	2006	Mar 07	Mar 07
Balance as at beginning of period	521	556	561	(6)	(7)
New and increased	176	201	171	(12)	3
Write-offs	(150)	(178)	(113)	16	(33)
Returned to performing or repaid	(115)	(181)	(176)	36	35
Portfolio managed - new/increased/returned/repaid	137	126	113	9	21
Exchange rate and other adjustments	3	(3)	—	200	—
Balance as at period end	572	521	556	10	3

Note 15.                      Items past 90 days but well secured

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 06-	Mar 06-
$m	2007	2006	2006	Mar 07	Mar 07
Australia:
Housing products	141	116	103	22	37
Other products	370	341	355	9	4
Total Australia	511	457	458	12	12
New Zealand:
Housing products	31	28	30	11	3
Other products	6	2	9	200	(33)
Other Overseas	27	9	3	200	large
Total Overseas	64	39	42	64	52
Total	575	496	500	16	15

Note 16.                      Impaired assets and provisioning ratios

				% Mov’t		% Mov’t
	31 March	30 Sept	31 March	Sept 06-		Mar 06-
	2007	2006	2006	Mar 07		Mar 07
Total impaired assets to gross loans and acceptances	0.22%	0.22%	0.26%	—		(4bps	)
Net impaired assets to equity and collectively assessed provisions	1.6%	1.5%	1.6%	10bps		—
Total impairment provisions to total impaired assets	49.2%	49.3%	56.1%	(10bps	)	large
Collectively assessed provisions(1) to non-housing loans and acceptances(2)	114bps	113bps	109bps	1bps		5bps
Total provisions to gross loans and acceptances(1)	63bps	63bps	65bps	—		(2bps	)
Total impaired assets to equity and total provisions	3.1%	3.0%	3.5%	10bps		(40bps	)

Note 17.                      Delinquencies (90 days past due loans)

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 06-	Mar 06-
	2007	2006	2006	Mar 07	Mar 07
Mortgages	0.29%	0.25%	0.24%	4bps	5bps
Other Personal Lending	1.02%	0.85%	0.89%	17bps	13bps
Total Personal Lending	0.34%	0.29%	0.29%	5bps	5bps
Australian Business Banking Portfolio(3)	0.61%	0.61%	0.57%	—	4bps

(1)

Includes the APRA required capital deduction of $124 million (pre-tax) above A-IFRS provisioning levels at 31 March 2007, $117 million (pre-tax) at 30 September 2006, and $112 million (pre-tax) at 31 March 2006, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(2)	Non-housing loans have been determined on a product basis rather than on a loan purpose basis.
(3)	Three month moving average.

Note 18.                      Deposits

				% Mov’t	% Mov’t
As at	31 March	30 Sept	31 March	Sept 06-	Mar 06-
$m	2007	2006	2006	Mar 07	Mar 07
Australia
Deposits at fair value
Certificates of deposit	29,479	27,917	25,559	6	15
Total deposits at fair value	29,479	27,917	25,559	6	15
Deposits at amortised cost
Non-interest bearing, repayable at call	3,444	3,641	3,427	(5)	—
Certificates of deposit	42	712	1,134	(94)	(96)
Other interest bearing:
At call	77,299	72,590	66,196	6	17
Term	24,611	23,704	22,673	4	9
Total deposits at amortised cost	105,396	100,647	93,430	5	13
Total Australia	134,875	128,564	118,989	5	13

New Zealand
Deposits at fair value
Certificates of deposit	3,137	3,601	2,309	(13)	36
Total deposits at fair value	3,137	3,601	2,309	(13)	36
Deposits at amortised cost
Non-interest bearing, repayable at call	1,921	1,923	1,863	—	3
Certificates of deposit	—	—	102	—	(100)
Other interest bearing:
At call	11,435	9,810	8,732	17	31
Term	11,717	11,193	11,072	5	6
Total deposits at amortised cost	25,073	22,926	21,769	9	15
Total New Zealand	28,210	26,527	24,078	6	17

Other Overseas
Deposits at fair value
Certificates of deposit	3,450	1,768	1,486	95	132
Total deposits at fair value	3,450	1,768	1,486	95	132
Deposits at amortised cost
Non-interest bearing, repayable at call	315	288	422	9	(25)
Certificates of deposit	958	594	68	61	large
Other interest bearing:
At call	604	628	674	(4)	(10)
Term	9,303	9,372	8,174	(1)	14
Total deposits at amortised cost	11,180	10,882	9,338	3	20
Total Overseas	14,630	12,650	10,824	16	35

Total deposits	177,715	167,741	153,891	6	15

Note 19.                      Capital adequacy

As at	31 March	30 Sept	31 March
$m	2007	2006	2006(1)
Tier 1 capital
Total equity	16,824	16,098	17,455
Treasury shares	63	100	—
Equity reserves	(51)	(13)	—
Trust Preferred Securities (2004 TPS)	618	665	—
Fixed Interest Resettable Trust Securities (FIRsTS)	665	664	—
Minority interests in managed investment scheme	—	—	(1,206)
Dividends provided for capital adequacy purposes	(1,166)	(1,105)	(1,027)
Goodwill (excluding funds management entities)	(1,234)	(1,224)	(1,066)
Deferred tax assets	(511)	(363)	—
Estimated reinvestment under dividend reinvestment plan(2)	269	136	223
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,535)	(1,574)	(1,630)
Equity in captive lenders mortgage insurance entities	(131)	(119)	(108)
Capitalised expenditure	(222)	(142)	(314)
Deferred fees	70	59	—
Capitalised software	(484)	(479)	—
Pension fund surpluses and deficits:
Recorded in accounts	236	185	—
Actual pension fund deficits	(144)	(82)	—
General reserve for credit losses	(124)	(117)	—
Deferred tax assets related to general reserve for credit losses	37	35	—
Other Tier 1 deductions as advised by APRA	(70)	(70)	—
Transition relief	664	664	—
Total Tier 1 capital	13,774	13,318	12,327
Tier 2 capital
Subordinated undated capital notes	483	521	546
General reserve for credit losses	124	117	—
Deferred tax assets related to general reserve for credit losses	(37)	(35)	—
Collectively assessed provision	1,325	1,195	1,613
Deferred tax assets related to collectively assessed provision	(402)	(362)	(491)
Collectively assessed provisions treated as specific provisions for regulatory purposes	(118)	(93)	—
Deferred tax assets related to collectively assessed provisions treated as specific provisions for regulatory purposes	35	28	—
Eligible subordinated bonds, notes and debentures	5,303	4,121	4,517
Revaluation reserve - available-for-sale securities	—	10	—
Transition relief	362	362	—
Total Tier 2 capital	7,075	5,864	6,185
Total Tier 1 and Tier 2 capital	20,849	19,182	18,512
Deductions:
Capital in life and general insurance, funds management and securitisation activities	(935)	(680)	(885)
Net qualifying capital	19,914	18,502	17,627
Risk weighted assets	211,984	193,417	181,823
Tier 1 capital ratio	6.5%	6.9%	6.8%
Tier 2 capital ratio	3.3%	3.0%	3.4%
Deductions	(0.4)%	(0.3)%	(0.5)%
Total capital ratio	9.4%	9.6%	9.7%

(1)	APRA required capital adequacy to be reported on an AGAAP basis until 1 July 2006, and Capital adequacy for 31 March 2006 is on this basis.
(2)	This amount is derived from reinvestment experience of our dividend reinvestment plan.

As at	31 March	30 Sept	31 March
$m	2007	2006	2006
Adjusted common equity
Total Tier 1 capital	13,774	13,318	12,327
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(3,171)	(3,217)	(2,472)
Less: Other deductions in relation to non-consolidated subsidiaries(1)	(768)	(680)	(885)
Add: Capitalised expenditure(2)	—	—	314
Less: APRA transition relief	(664)	(664)	—
Adjusted common equity	9,171	8,757	9,284
Risk weighted assets(3)	211,125	192,391	181,823
Adjusted common equity to risk weighted assets	4.3%	4.6%	5.1%

Adjusted common equity as reported	9,171	8,757	9,284
Impact of A-IFRS	—	—	(980)
Adjusted common equity restated for A-IFRS	9,171	8,757	8,304
Adjusted common equity to risk weighted assets restated for A-IFRS	4.3%	4.6%	4.6%

(1)

Represents capital relating to non-banking subsidiaries. Following discussions with Standard & Poor’s, equity investments held within our Specialised Capital Group (SCG) should not be deducted from Adjusted Common Equity (ACE) capital. This change has been applied for 31 March 2007 and prior periods have not been restated.

(2)	Commenced deductions for capitalised expenditure from ACE capital from 1 July 2006.
(3)

Risk weighted assets (RWA) used in the calculation of ACE differs from the RWA calculation used for APRA regulatory reporting. ACE RWA excludes A-IFRS transition relief and includes the equity investments held by SCG.

Note 20.                      Derivative financial instruments

As at 31 March 2007	Notional(1)	Fair Value	Fair Value
$m	Amount	(Asset)	(Liability)
Held for trading
Interest rate
Futures	125,595	83	—
Forwards	54,101	10	10
Swaps	572,162	3,489	3,278
Options	18,765	45	48
Foreign exchange
Futures	—	—	—
Forwards	347,036	3,760	4,038
Swaps	165,651	5,241	5,854
Options	35,812	429	289
Commodities	8,136	284	113
Equities and credit	18,252	117	100
Total held for trading derivatives	1,345,510	13,458	13,730
Fair value hedges
Interest rate
Futures	—	—	—
Forwards	—	—	—
Swaps	28,330	211	64
Purchased options	—	—	—
Foreign exchange	—	—	—
Futures	—	—	—
Forwards	—	—	—
Swaps	12,704	293	790
Total fair value hedging derivatives	41,034	504	854
Cash flow hedges
Interest rate
Futures	1,373	—	—
Forwards	—	—	—
Swaps	41,741	388	269
Foreign exchange	—	—	—
Futures	—	—	—
Forwards	318	—	14
Swaps	—	—	—
Total cash flow hedging derivatives	43,432	388	283
Net investment hedges	—	—	—
Foreign exchange
Borrowings	2,441	5	13
Other	—	—	—
Total net investment hedges	2,441	5	13
Total derivatives	1,432,417	14,355	14,880
As at 30 September 2006	1,310,044	10,311	9,342
As at 31 March 2006	1,228,719	14,656	12,389

(1)       Notional amount refers to the face value of the amount upon which cash flows are calculated.

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms.

	Less Than	1 Month to	3 Months	1 Year to				Over
	1 Month	3 Months	to 1 Year	2 Years	2-3 Years	3-4 Years	4-5 Years	5 Years
March 2007
Cash inflows (assets)	2.3%	7.5%	28.2%	26.1%	13.7%	8.3%	4.9%	9.0%
Cash outflows (liabilities)	2.1%	7.8%	27.9%	26.1%	13.9%	8.5%	5.0%	8.7%

Daily value at risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits.  Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day.  The main types of market risk arising from our trading activities are interest rate and foreign exchange risks.  Other market risks include commodity, equity, prepayment, specific issuer and capital markets underwriting risks.  The table below depicts the aggregate financial markets (including capital markets underwriting) value at risk for the last three half years.

$m	High	Low	Average
Six months ended 31 March 2007	7.3	3.2	4.7
Six months ended 30 September 2006	8.3	4.2	5.9
Six months ended 31 March 2006	11.0	4.4	6.9

	Half Year	Half Year	Half Year
Average	31 March	30 Sept	31 March
$m	2007	2006	2006
Interest rate risk	3.1	3.2	3.5
Foreign exchange risk	1.2	1.3	1.7
Volatility risk	1.1	0.8	0.5
Other market risks(1)	1.8	2.3	3.1
Diversification benefit	(2.5)	(1.7)	(2.0)
Net market risk	4.7	5.9	6.9

The table below depicts the aggregate value at risk for Group Treasury’s non-traded interest rate risk for the last three half years:

$m	High	Low	Average
Six months ended 31 March 2007	18.0	2.8	8.4
Six months ended 30 September 2006	32.8	8.1	16.0
Six months ended 31 March 2006	24.1	6.9	14.1

(1)       Commodity, equity, prepayment, specific issuer and capital markets underwriting.

Note 21.                      Cash flow statement

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Reconciliation of net cash provided by operating activities to net profit
Net profit	1,675	1,631	1,494	3	12
Adjustments:
Depreciation and amortisation	155	142	138	9	12
Increase/(decrease) in sundry provisions and other non-cash items	(41)	(83)	141	51	(129)
Impairment losses on loans	240	271	79	(11)	large
(Increase)/decrease in derivative financial instruments	(2,221)	(2,279)	(209)	3	large
(Increase)/decrease in trading assets	(3,857)	1,571	(4,839)	large	20
(Increase)/decrease in trading liabilities	1,286	(833)	473	large	172
(Increase)/decrease in accrued interest receivable	(180)	73	(163)	large	(10)
Increase in accrued interest payable	114	(62)	99	large	15
Increase/(decrease) in current and deferred tax	(163)	(39)	64	large	large
Net cash provided by operating activities	(2,992)	392	(2,723)	large	(10)

Details of assets and liabilities of controlled entities and businesses sold:
Cash at bank	—	—	—	—	—
Loans	—	—	—	—	—
Other investments	—	—	—	—	—
Fixed assets	—	—	—	—	—
Other assets	—	18	—	(100)	—
Other liabilities	—	—	—	—	—
Deposits	—	—	—	—	—
Minority interests	—	—	—	—	—
Net assets of entities and businesses disposed	—	18	—	(100)	—
Liabilities assumed on disposal	—	30	—	(100)	—
Gain on disposal	—	72	—	(100)	—
Cash consideration (net of sale costs)	—	120	—	(100)	—
Less: Cash deconsolidated	—	—	—	—	—
Cash consideration (net of sale costs and cash held)	—	120	—	(100)	—

Note 22.                      Group investments and changes in controlled entities

	Country Where		Carrying
	Business Is	Beneficial	Amount
	Carried On	Interest %	$m	Nature of Business
Bluewater Funds Management SPC	Cayman Islands	45.0	5	Investment company
Bronte Finance Pty Limited	Australia	20.0	—	Investment company
Cardlink Services Limited	Australia	16.7	1	Card clearing system
Cards NZ Limited (formerly Visa New Zealand Limited)	New Zealand	15.4	—	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	—	Cash logistics
Electronic Transaction Services Limited	New Zealand	25.0	—	Credit card processing
Isomer Structured Investment Vehicle I	Australia	20.0	1	Investment company
Ivaness Pty Limited	Australia	50.0	—	Corporate trustee
Mondex Australia Pty Limited	Australia	25.0	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	—	Smart card operations
Quadrant Capital Fund	Australia	50.0	1	Investment company
Quadrant Capital Fund No. 2	Australia	26.7	7	Investment company
Ronin Consolidated Holdings Pty Limited	Australia	25.0	—	Property funds management
Saville Private Syndicate Trust	Australia	25.0	3	Property
St Hilliers Enhanced Property Fund No.1	Australia	19.9	3	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	3	Property funds management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	—	Intellectual property
Vipro Pty Limited	Australia	33.3	—	Voucher processing
Westpac Diversified Property Fund	Australia	25.7	27	Property
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	—	Corporate trustee
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	—	Corporate trustee

During the first half of the 2007 financial year the Group acquired a non-controlling interest in the following entities:

•                  50% interest in Bonnyrigg Partnerships Nominee Pty. Limited;

During the first half of the 2007 financial year the fair value of the non-controlling interest in Quadrant Fund decreased by $2.5 million.

The following controlled entities were formed during the six months ended 31 March 2007:

•                  Hastings Funds Management (US) Inc. on 22 November 2006;

•                  WEST BP Holdco Pty Limited on 4 December 2006;

•                  WEST BP Pty Limited on 4 December 2006;

•                  Minami Investments Pty Limited on 7 December 2006;

•                  Pashley Investment Pty Limited on 7 December 2006;

•                  WEST BP Trust on 8 December 2006;

•                  Westpac Investment Vehicle No.2 Pty Limited on 8 December 2006;

•                  Phoenix Trust on 18 December 2006;

•                  Westpac Airport Link Pty Limited on 31 January 2007;

•                  Westpac Airport Link Trust on 31 January 2007;

•                  Westpac Essential Services Pty Limited on 31 January 2007;

•                  Westpac Essential Services Trust on 31 January 2007; and

•                  TIF International 1 Pty Ltd on 27 February 2007.

The following controlled entities were deregistered, terminated, liquidated or deconsolidated during the six months ended 31 March 2007:

•                  Piccadilly of Sydney Pty Limited - Deregistered 10 December 2006; and

•                  EHM Investco Pty Limited - Deregistered 12 February 2007.

Note 23.                      Consolidated statement of changes in shareholders’ equity

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Share capital
Balance as at beginning of period	5,468	5,313	5,235	3	4
A-IFRS transition adjustment	—	—	—	—	—
Restated balance as at beginning of period	5,468	5,313	5,235	3	4
Shares issued:
Under dividend reinvestment plan	255	142	207	80	23
Under option and share right schemes	25	40	27	(38)	(7)
Acquisition of Hastings Funds
Management Limited	—	—	52	—	(100)
Shares bought back and cancelled	—	—	(212)	—	100
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(41)	(33)	—	(24)	—
(Acquisition)/disposal of treasury shares	(21)	6	4	large	large
(Acquisition) of RSP shares	(31)	—	—	—	—
Balance as at period end	5,655	5,468	5,313	3	6
Available-for-sale securities reserve					—
Balance as at beginning of period	15	(1)	—	large	—
A-IFRS transition adjustment	—	—	—	—	—
Restated balance as at beginning of period	15	(1)	—	large	—
Net gains/(losses) from changes in fair value	(3)	55	2	(105)	large
Income tax effect	—	(7)	—	100	—
Transferred to income statements	(19)	(29)	(6)	34	large
Income tax effect	7	(3)	3	large	133
Balance as at period end	—	15	(1)	(100)	100
Share based payment reserve
Balance as at beginning of period	204	164	142	24	44
A-IFRS transition adjustment	—	—	—	—	—
Restated balance as at beginning of period	204	164	142	24	44
Current period movement	36	40	22	(10)	64
Balance as at period end	240	204	164	18	46
Cash flow hedging reserve
Balance as at beginning of period	(2)	32	—	(106)	—
A-IFRS transition adjustment	—	—	51	—	(100)
Restated balance as at beginning of period	(2)	32	51	(106)	(104)
Net gains/(losses) from changes in fair value	72	(45)	3	large	large
Income tax effect	(22)	15	(1)	large	large
Transferred to income statements	4	(6)	(30)	167	113
Income tax effect	(1)	2	9	(150)	(111)
Balance as at period end	51	(2)	32	large	59
Foreign currency translation reserve
Balance as at beginning of period	(31)	13	(96)	large	68
A-IFRS transition adjustment	—	—	25	—	(100)
Restated balance as at beginning of period	(31)	13	(71)	large	56
Transfer from retained profits	2	1	—	100	—
Foreign currency translation adjustment	(105)	(58)	84	(81)	large
Tax on foreign currency translation adjustment	31	13	—	138	—
Balance as at period end	(103)	(31)	13	large	large
Total reserves	188	186	208	1	(10)
Movements in retained profits were as follows:
Balance as at beginning of period	8,532	7,957	8,280	7	3
A-IFRS transition adjustment	—	—	(50)	—	100
Restated balance as at beginning of period	8,532	7,957	8,230	7	4
Net profit for the year	1,641	1,602	1,469	2	12
Deemed dividend on shares bought back	—	—	(791)	—	100
Final dividend for prior year	(1,101)	—	(951)	—	(16)
Interim dividend for prior year	—	(1,026)	—	100	—
Transfer (to)/from reserves	(2)	(1)	—	(100)	—
Balance as at period end	9,070	8,532	7,957	6	14

Note 24.                      Reconciliation to US generally accepted accounting principles

	Half Year	Half Year	Half Year
$m	March 07	Sept 06	March 06
Statement of income
Net profit as reported under A-IFRS	1,641	1,602	1,469
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	10	7	44
Superannuation (pension) expense/(credit)	(28)	(115)	(13)
Related income tax (expense)/credit	8	35	4
Wealth management	(42)	(117)	—
Related income tax credit	13	35	—
Other debt instruments	(41)	(59)	35
Deconsolidation of trust preferred structures (under FIN 46R)	95	85	(175)
Change in estimate - Allowance for loan losses	—	—	569
Related income tax (expense)	—	—	(178)
Capitalised software	(3)	(16)	(2)
Related income tax credit	1	4	1
Fair value hedges	1	(77)	(64)
Related income tax credit	(1)	23	19
Cash flow hedges	(22)	(51)	(27)
Related income tax (expense)	56	17	8
Effective yield adjustments	3	(210)	8
Related income tax (expense)/credit	(1)	62	(2)
Other	—	124	(109)
Related income tax credit	—	(30)	30
Net income according to US GAAP	1,690	1,319	1,617
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Net income recognised directly in equity under A-IFRS	(35)	(63)	64

Other debt instruments - Foreign Currency Translation Reserve (FCTR) adjustment	18	10	11
Unrealised net gain on available-for-sale securities	—	(209)	—
Cash flow hedges	(34)	34	19
Total comprehensive income according to US GAAP	1,639	1,091	1,711
Equity attributable to equity holders of WBC as reported under A-IFRS	14,913	14,186	13,478
Adjustments:
Premises and sites	(21)	(31)	(27)
Goodwill	359	359	355
Superannuation (pension) asset	315	335	369
Wealth management assets (net of tax)	(95)	(66)	—
Other debt instruments	16	39	81
Deconsolidation of trust preferred structures (under FIN 46R)	194	—	14
Capitalised software	(38)	(36)	(25)
Derivative instruments (under SFAS 133)	—	—	—
Fair value hedges	(56)	(56)	(79)
Effective yield adjustment	237	235	227
Deferred tax assets/liabilities	—	—	—
Other	—	—	(79)
Equity attributable to equity holders according to US GAAP	15,824	14,965	14,314

	Half Year March 07		Half Year Sept 06		Half Year March 06
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share (A$million)
Net income according to US GAAP	1,690	1,690	1,319	1,319	1,617	1,617
FIRsTS distributions	—	22	—	22	—	22
2004 TPS distributions	—	17	—	18	—	19
Earnings	1,690	1,729	1,319	1,359	1,617	1,658
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,841	1,841	1,830	1,830	1,844	1,844
Potential dilutive adjustment:
Exercise of options	—	2	—	5	—	10
Conversion of 2004 TPS	—	25	—	31	—	33
Conversion of FIRsTS	—	26	—	29	—	30
Other	—	—	—	—	—	—

Total weighted average number of ordinary shares	1,841	1,894	1,830	1,895	1,844	1,917
Earnings per ordinary share (cents)	91.8	91.3	72.1	71.7	87.7	86.5

Note 25.                      Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings.  An assessment of the Group’s likely loss has been made on a case-by-case basis and a provision has been made where appropriate within the credit litigation provision.

Bell Group

Westpac is one of 20 defendant banks named in proceedings concerning the Bell Group of companies.  The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s.  The proceedings are complex and the trial concluded recently and we are awaiting judgment.  It is not possible to estimate the potential impact, however, we believe that we have good prospects of success.

New Zealand Inland Revenue Department

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued reassessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year.  The maximum potential tax liability reassessed for the 1999 year is NZ$18 million (A$16 million) (NZ$25 million (A$22 million) with interest), for the 2000 year is NZ$61 million (A$54 million) (NZ$85 million (A$75 million) with interest), for the 2001 year is NZ$90 million (A$80 million) (NZ$127 million (A$112 million) with interest) and for the 2002 year is NZ$110 million (A$97 million) (NZ$155 million (A$137 million) with interest).

The NZIRD is also investigating other transactions undertaken by the New Zealand Branch (NZ Branch), which have materially similar features to those for which assessments have been received.  Should the NZIRD take the same position across all of these transactions, for the periods up to and including 31 March 2007, the overall primary tax in dispute will be approximately NZ$599 million (A$530 million) (this includes the amounts noted above).  With interest this increases to approximately NZ$798 million (A$698 million) (calculated to 31 March 2007).

Proceedings disputing the reassessments with respect to the 1999, 2000 and 2001 tax years have been commenced.  Westpac is confident that the tax treatment applied in all cases is correct.  A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001.  The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

New Zealand Commerce Commission

The New Zealand Commerce Commission issued proceedings on 9 November 2006 against the NZ Branch, Westpac New Zealand Limited and The Warehouse Financial Services Limited (members of Westpac’s New Zealand Division (NZ Banking Group)), Visa International, Cards NZ Limited, MasterCard International and all New Zealand issuers of Visa and MasterCard credit cards alleging that the setting of interchange rates and rules (relating to honour all cards, no surcharge, access and no discrimination) amount to price fixing or alternatively have the effect of substantially lessening competition in the New Zealand market in breach of the Commerce Act 1986.  The proceedings seek to declare the conduct illegal and impose unspecified monetary penalties.  In addition, on 29 November 2006, a number of New Zealand retailers issued similar proceedings to the Commerce Commission (as described above) against the NZ Branch, Westpac New Zealand Limited, The Warehouse Financial Services Limited, Visa International, Cards NZ Limited, MasterCard International and New Zealand issuers of Visa and MasterCard credit cards.  These proceedings also seek to declare the conduct illegal and an enquiry into damages.  Any damages awarded, if any, would be in addition to any penalties imposed under the Commerce Act 1986 in the event the Commerce Commission is successful in the proceedings described above.  The NZ Branch and NZ Banking Group are considering their position in relation to both proceedings.  As at the date of this Profit Announcement, no provision has been made in the financial statements in relation to these proceedings.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks.  In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems.  The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days.  At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Note 26.       Events subsequent to balance date

As announced to the market on 16th April 2007, Westpac issued A$1 billion unsecured, unsubordinated, redeemable convertible notes with an issue price of A$100,000 per note on 19th April 2007.

5.6                               STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

The preceding financial information contained in section 5 “2007 interim financial information” is based on our Interim Financial Report:

•                  Section 5.1 Consolidated income statement;

•                  Section 5.2 Consolidated balance sheet;

•                  Section 5.3 Consolidated cash flow statement;

•                  Section 5.4 Consolidated statement of recognised income and expense; and

•                  The following notes included in section 5.5 “Notes to 2007 interim financial information”:

•	Note 1.	Basis of preparation of interim financial information;
•	Note 9.	Dividends;
•	Note 10.	Earnings per ordinary share;
•	Note 21.	Cash flow statement;
•	Note 23.	Consolidated statement of changes in shareholders’ equity;
•	Note 24.	Reconciliation of US generally accepted accounting principles;
•	Note 25.	Contingent liabilities; and
•	Note 26.	Events subsequent to balance date.

Richard Willcock

Group Secretary and General Counsel

6.	OTHER INFORMATION	Interim Profit Announcement 2007

6.1                               CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long Term	Short Term
Fitch Ratings	AA -	F1+
Moody’s Investor Services	Aa3	P -1
Standard & Poor’s	AA	A -1 +

Six months to/as at	31 March 2007		30 Sept 2006		31 March 2006
Currency	Average	Spot	Average	Spot	Average	Spot
USD	0.7777	0.8068	0.7519	0.7481	0.7417	0.7153
GBP	0.4020	0.4110	0.4064	0.3993	0.4236	0.4100
NZD	1.1367	1.1304	1.1959	1.1446	1.0917	1.1707

(1)

As at March 2007. Standard & Poor’s long term rating has changed from the previous reporting period from AA- to AA. A security rating is not a recommendation to buy, sell or hold securities. Such ratings are subject to revision or withdrawal at any time by the assigning rating agency. Investors are cautioned to evaluate each rating independently of any other rating.

6.2                               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This profit announcement contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934.  The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this profit announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions and results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers.  We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements.  These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.  Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the plans, objectives, expectations, estimates and intentions described in this Report as anticipated, believed, estimated, expected or intended.

The factors that may impact on forward-looking statements made by us include:

•                  Inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•                  Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                  The effects of competition in the geographic and business areas in which we conduct operations;

•                  The ability to maintain or to increase market share and control expenses;

•                  The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                  Technological changes;

•                  Demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•                  Various other factors beyond our control.

The above list is not exhaustive.  For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in our 2006 Annual Financial Report.  When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this profit announcement, whether as a result of new information, future events or otherwise, after the date of this profit announcement.

6.3                               SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	17 May 2007
Record date for interim dividend (Sydney)	23 May 2007
Record date for interim dividend (New York)(1)	22 May 2007
Interim dividend payment	2 July 2007

Share Registries

Australia	New Zealand
Ordinary shares on the main register	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 12, 120 Albert Street
Sydney NSW 2000 Australia	Auckland 1030 New Zealand

New York	Tokyo
Depositary in USA for American Depository Shares	Paying and share handling agent in Japan for shares
JP Morgan Service Centre	listed on the Tokyo Stock Exchange
PO Box 3408	Mitsubishi UFJ Trust & Banking Corporation
South Hackensack	1-7-7, Nishi-Ikebukuro
NJ 07606-3408	Toshima-ku
USA	Tokyo 171-8508 Japan

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 8253 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 8253 4008

Richard Willcock

Group Secretary and General Counsel

(1)       Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

7.	SEGMENT RESULT	Interim Profit Announcement 2007

7.1 HALF YEAR SEGMENT RESULT – REPORTED RESULT

			BT Financial	Westpac		Group
Six months to 31 March 2007	Business and	New	Group	Institutional	Pacific	Business
$m	Consumer Banking	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	2,190	435	27	285	48	104	3,089
Non-interest income	633	188	545	404	44	6	1,820
Net operating income	2,823	623	572	689	92	110	4,909
Operating expenses	(1,334)	(300)	(289)	(283)	(30)	7	(2,229)
Impairment losses	(166)	(37)	—	(11)	(13)	(5)	(232)
Profit from ordinary activities before income tax expense	1,323	286	283	395	49	112	2,448
Tax expense	(391)	(89)	(82)	(114)	(13)	(84)	(773)
Net profit	932	197	201	281	36	28	1,675
Net profit attributable to outside equity interests	—	(2)	—	—	(2)	(30)	(34)
Net profit attributable to equity holders of WBC	932	195	201	281	34	(2)	1,641
Treasury shares	—	—	—	—	—	15	15
TPS revaluations	—	—	—	—	—	18	18
Unrealised NZ retail earnings hedges	—	—	—	—	—	4	4
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	932	195	201	281	34	35	1,678
Cash earnings (cents) per ordinary share							90.9

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1367).
(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):
i)	Non-interest income $66 million credit
ii)	Tax expense $66 million debit.

			BT Financial	Westpac		Group
Six months to 30 September 2006	Business and	New	Group	Institutional	Pacific	Business
$m	Consumer Banking	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	2,058	435	33	246	48	(38)	2,782
Non-interest income	596	193	497	425	41	120	1,872
Net operating income	2,654	628	530	671	89	82	4,654
Operating expenses	(1,312)	(301)	(282)	(277)	(28)	40	(2,160)
Impairment losses	(165)	(19)	—	(1)	(3)	(2)	(190)
Profit from ordinary activities before income tax expense	1,177	308	248	393	58	120	2,304
Tax expense	(345)	(97)	(74)	(119)	(15)	(23)	(673)
Net profit	832	211	174	274	43	97	1,631
Net profit attributable to outside equity interests	—	(1)	—	—	(3)	(25)	(29)
Net profit attributable to equity holders of WBC	832	210	174	274	40	72	1,602
Treasury shares	—	—	—	—	—	(3)	(3)
TPS revaluations	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	(72)	(72)
Deferred tax asset write-off	—	—	—	—	—	41	41
Cash earnings	832	210	174	274	40	38	1,568
Cash earnings (cents) per ordinary share							85.5

(1)

New Zealand earnings are presented in Australian dollars (A$), converted at the average AUD/NZD hedge exchange rate for the half year (1.0959). This rate is not the same as the average rate which prevailed for the period (1.1959).

(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038: Life Insurance business (AASB 1038):
i)	Non-interest income $3 million credit.
ii)	Tax expense $3 million debit.

			BT Financial	Westpac		Group
Six months to 31 March 2006	Business and	New	Group	Institutional	Pacific	Business
$m	Consumer Banking	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	2,020	428	34	228	43	107	2,860
Non-interest income	547	187	467	428	44	30	1,703
Net operating income	2,567	615	501	656	87	137	4,563
Operating expenses	(1,243)	(299)	(265)	(272)	(27)	(29)	(2,135)
Impairment losses	(124)	(10)	—	(38)	(4)	(9)	(185)
Profit from ordinary activities before income tax expense	1,200	306	236	346	56	99	2,243
Tax expense	(365)	(97)	(71)	(95)	(17)	(104)	(749)
Net profit	835	209	165	251	39	(5)	1,494
Net profit attributable to outside equity interests	—	(2)	—	—	(3)	(20)	(25)
Net profit attributable to equity holders of WBC	835	207	165	251	36	(25)	1,469
Treasury shares	—	—	—	—	—	12	12
TPS revaluations	—	—	—	—	—	30	30
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	835	207	165	251	36	17	1,511
Cash earnings (cents) per ordinary share							81.7

(1)

New Zealand earnings are presented in Australian dollars (A$), converted at the average AUD/NZD hedge exchange rate for the half year (1.0959). This rate is not the same as the average rate which prevailed for the period (1.0917).

(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):
i)	Non-interest income $58 million credit;
ii)	Tax expense $58 million debit.

7.2                               NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO SECTION 4.4)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes New Zealand Life Company and BTFG New Zealand.  The results do not include the earnings of our New Zealand Institutional Bank.  Results for the period ending 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rate for the period (1.1367).  For the periods ending 30 September 2006 and 31 March 2006, the New Zealand results have been converted at the average hedge rate for the period (1.0959).  This rate is not the same as the average exchange rate (1.1959 for the six months to 30 September 2006 and 1.0917 for the six months to 31 March 2006).

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 06-	Mar 06-
A$m	March 07	Sept 06	March 06	Mar 07	Mar 07
Net interest income	435	435	428	—	2
Non-interest income	188	193	187	(3)	1
Operating income	623	628	615	(1)	1
Operating expenses	(300)	(301)	(299)	—	—
Impairment losses	(37)	(19)	(10)	(95)	large
Profit from ordinary activities before income tax expense	286	308	306	(7)	(7)
Tax and outside equity interests	(91)	(98)	(99)	7	8
Net profit after tax / cash earnings	195	210	207	(7)	(6)

Economic profit	94	120	115	(22)	(18)
Expense to income ratio	48.2%	48.0%	48.5%	(20bps )	30bps

	$bn	$bn	$bn
Deposits	20.4	19.0	17.8	7	15
Net loans	35.5	32.0	29.4	11	21
Total assets	36.6	33.8	30.9	8	18
Funds under management	1.7	1.7	1.6	—	6

8.	GROUP RECONCILIATIONS	Interim Profit Announcement 2007

8.1 GROUP HALF YEAR EARNINGS RECONCILIATION

		1	2	3	4	5	5
Notes (refer page 122)		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 31 March 2007	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	3,089	—	—	—	—	—	—	3,089
Fees & commissions	905	—	—	—	—	—	—	905
Wealth management and insurance income	629	(66)	—	16	—	—	—	579
Trading income	260	—	—	—	—	—	—	260
Other income	26	—	(5)	—	6	—	—	27
Non-interest income	1,820	(66)	(5)	16	6	—	—	1,771
Net operating income	4,909	(66)	(5)	16	6	—	—	4,860
Operating expenses	(2,229)	—	—	—	—	—	—	(2,229)
Impairment losses	(232)	—	—	—	—	—	—	(232)
Operating profit before tax	2,448	(66)	(5)	16	6	—	—	2,399
Income tax expense	(773)	66	23	(1)	(2)	—	—	(687)
Net profit	1,675	—	18	15	4	—	—	1,712
Net profit attributable to outside equity interests	(34)	—	—	—	—	—	—	(34)
Net Profit attributable to equity
holders of WBC	1,641	—	18	15	4	—	—	1,678
Treasury shares	15	—	—	(15)	—	—	—	—
TPS revaluations	18	—	(18)	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	1,678	—	—	—	—	—	—	1,678

		1	2	3	4	5	5
Notes (refer page 122)		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 30 September 2006	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	2,782	—	—	—	—	—	—	2,782
Fees & commissions	924	—	—	—	—	—	—	924
Wealth management and insurance income	543	(3)	—	(1)	—	—	—	539
Trading income	197	—	—	—	—	—	—	197
Other income	208	—	(19)	—	—	(94)	—	95
Non-interest income	1,872	(3)	(19)	(1)	—	(94)	—	1,755
Net operating income	4,654	(3)	(19)	(1)	—	(94)	—	4,537
Operating expenses	(2,160)	—	—	—	—	—	—	(2,160)
Impairment losses	(190)	—	—	—	—	—	—	(190)
Operating profit before tax	2,304	(3)	(19)	(1)	—	(94)	—	2,187
Income tax expense	(673)	3	19	(2)	—	22	41	(590)
Net profit	1,631	—	—	(3)	—	(72)	41	1,597
Net profit attributable to outside equity interests	(29)	—	—	—	—	—	—	(29)
Net Profit attributable to equity
holders of WBC	1,602	—	—	(3)	—	(72)	41	1,568
Treasury shares	(3)	—	—	3	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	(72)	—	—	—	—	72	—	—
Deferred tax asset write-off	41	—	—	—	—	—	(41)	—
Cash earnings	1,568	—	—	—	—	—	—	1,568

		1	2	3	4	5	5
Notes (refer page 122)		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 31 March 2006	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	2,860	—	—	—	—	—	—	2,860
Fees & commissions	842	—	—	—	—	—	—	842
Wealth management and insurance income	541	(58)	—	13	—	—	—	496
Trading income	328	—	—	—	—	—	—	328
Other income	(8)	—	43	—	—	—	—	35
Non-interest income	1,703	(58)	43	13	—	—	—	1,701
Net operating income	4,563	(58)	43	13	—	—	—	4,561
Operating expenses	(2,135)	—	—	—	—	—	—	(2,135)
Impairment losses	(185)	—	—	—	—	—	—	(185)
Operating profit before tax	2,243	(58)	43	13	—	—	—	2,241
Income tax expense	(749)	58	(13)	(1)	—	—	—	(705)
Net profit	1,494	—	30	12	—	—	—	1,536
Net profit attributable to outside equity interests	(25)	—	—	—	—	—	—	(25)
Net Profit attributable to equity
holders of WBC	1,469	—	30	12	—	—	—	1,511
Treasury shares	12	—	—	(12)	—	—	—	—
TPS revaluations	30	—	(30)	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	1,511	—	—	—	—	—	—	1,511

8.2 HALF YEAR SEGMENT RESULT – CASH EARNINGS BASIS

			BT Financial	Westpac		Group
Six months to 31 March 2007	Business and	New	Group	Institutional	Pacific	Business	Group Cash
$m	Consumer Banking	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	2,190	435	27	285	48	104	3,089
Non-interest income	633	188	545	404	44	(43)	1,771
Net operating income	2,823	623	572	689	92	61	4,860
Operating expenses	(1,334)	(300)	(289)	(283)	(30)	7	(2,229)
Impairment losses	(166)	(37)	—	(11)	(13)	(5)	(232)
Profit from ordinary activities before income tax expense	1,323	286	283	395	49	63	2,399
Tax expense	(391)	(89)	(82)	(114)	(13)	2	(687)
Net profit	932	197	201	281	36	65	1,712
Net profit attributable to outside equity interests	—	(2)	—	—	(2)	(30)	(34)
Cash Earnings	932	195	201	281	34	35	1,678
Cash earnings (cents) per ordinary share							90.9

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1367).

			BT Financial	Westpac		Group
Six months to 30 September 2006	Business and	New	Group	Institutional	Pacific	Business	Group Cash
$m	Consumer Banking	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	2,058	435	33	246	48	(38)	2,782
Non-interest income	596	193	497	425	41	3	1,755
Net operating income	2,654	628	530	671	89	(35)	4,537
Operating expenses	(1,312)	(301)	(282)	(277)	(28)	40	(2,160)
Impairment losses	(165)	(19)	—	(1)	(3)	(2)	(190)
Profit from ordinary activities before income tax expense	1,177	308	248	393	58	3	2,187
Tax expense	(345)	(97)	(74)	(119)	(15)	60	(590)
Net profit	832	211	174	274	43	63	1,597
Net profit attributable to outside equity interests	—	(1)	—	—	(3)	(25)	(29)
Cash Earnings	832	210	174	274	40	38	1,568
Cash earnings (cents) per ordinary share							85.5

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the average AUD/NZD hedge exchange rate for the half year (1.0959).

			BT Financial	Westpac		Group
Six months to 31 March 2006	Business and	New	Group	Institutional	Pacific	Business	Group Cash
$m	Consumer Banking	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	2,020	428	34	228	43	107	2,860
Non-interest income	547	187	467	428	44	28	1,701
Net operating income	2,567	615	501	656	87	135	4,561
Operating expenses	(1,243)	(299)	(265)	(272)	(27)	(29)	(2,135)
Impairment losses	(124)	(10)	—	(38)	(4)	(9)	(185)
Profit from ordinary activities before income tax expense	1,200	306	236	346	56	97	2,241
Tax expense	(365)	(97)	(71)	(95)	(17)	(60)	(705)
Net profit	835	209	165	251	39	37	1,536
Net profit attributable to outside equity interests	—	(2)	—	—	(3)	(20)	(25)
Cash Earnings	835	207	165	251	36	17	1,511
Cash earnings (cents) per ordinary share							81.7

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the average AUD/NZD hedge exchange rate for the half year (1.0959).

8.3          GROUP BUSINESS UNIT HALF YEAR EARNINGS RECONCILIATION

		1	2	3	4	5	5
Notes (refer to page 122)		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 31 March 2007	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	104	—	—	—	—	—	—	104
Non-interest income	6	(66)	(5)	16	6	—	—	(43)
Net operating income	110	(66)	(5)	16	6	—	—	61
Operating expenses	7	—	—	—	—	—	—	7
Impairment losses	(5)	—	—	—	—	—	—	(5)
Operating profit before tax	112	(66)	(5)	16	6	—	—	63
Tax and outside equity interests	(114)	66	23	(1)	(2)	—	—	(28)
Net profit after tax	(2)	—	18	15	4	—	—	35
Treasury shares	15	—	—	(15)	—	—	—	—
TPS revaluations	18	—	(18)	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	35	—	—	—	—	—	—	35

		1	2	3	4	5	5
Notes (refer to page 122)		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 30 September 2006	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	(38)	—	—	—	—	—	—	(38)
Non-interest income	120	(3)	(19)	(1)	—	(94)	—	3
Net operating income	82	(3)	(19)	(1)	—	(94)	—	(35)
Operating expenses	40	—	—	—	—	—	—	40
Impairment losses	(2)	—	—	—	—	—	—	(2)
Operating profit before tax	120	(3)	(19)	(1)	—	(94)	—	3
Tax and outside equity interests	(48)	3	19	(2)	—	22	41	35
Net profit after tax	72	—	—	(3)	—	(72)	41	38
Treasury shares	(3)	—	—	3	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	(72)	—	—	—	—	72	—	—
Deferred tax asset write-off	41	—	—	—	—	—	(41)	—
Cash earnings	38	—	—	—	—	—	—	38

		1	2	3	4	5	5
Notes (refer page 122)		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 31 March 2006	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	107	—	—	—	—	—	—	107
Non-interest income	30	(58)	43	13	—	—	—	28
Net operating income	137	(58)	43	13	—	—	—	135
Operating expenses	(29)	—	—	—	—	—	—	(29)
Impairment losses	(9)	—	—	—	—	—	—	(9)
Operating profit before tax	99	(58)	43	13	—	—	—	97
Tax and outside equity interests	(124)	58	(13)	(1)	—	—	—	(80)
Net profit after tax	(25)	—	30	12	—	—	—	17
Treasury shares	12	—	—	(12)	—	—	—	—
TPS revaluations	30	—	(30)	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	17	—	—	—	—	—	—	17

Notes

Accounting Reclassifications

(1)   Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries).  We reverse the impact of this gross up to provide comparability across reporting periods.

(2)   Hybrid revaluations

(a)  TPS 2003 hybrid revaluation

Westpac has adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$750 million 2003 Trust Preferred Securities (TPS 2003) hybrid instrument.  We have entered into an Interest rate swap as part of the structure which is measured at fair value, with changes in the fair value reported in non interest income.  The underlying hybrid instrument is classified as equity under AASB 132 and measured at historic cost.  The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders.  We reverse the impact of these amounts in income and the cash earnings adjustment to provide comparability between reporting periods.  In addition, we reverse the impacts of any mismatches in accounting treatment arising out of other economic hedges associated with the structure.

(3)   Treasury shares

Under A-IFRS, shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital.  Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions.  Recognition of income related to treasury shares is prohibited under A-IFRS.  We reverse these amounts from income and cash earnings to provide comparability between reporting periods.

(4)   Unrealised NZ Retail Earnings Hedges

Effective from 1 October 2006, fair value gains/losses on outstanding hedges on New Zealand retail earnings are added back in deriving cash earnings as they create a material timing difference on reported earnings but do not affect profits available for shareholders.

(5)   Significant items

We also adjust cash earnings for significant items.  These items have been detailed in this announcement as individually significant due to their size and non-recurring nature.  In the six months ended 30 September 2006, this involved adjustments for the sale of the sub-custody business and deferred tax asset write-off.

9.	ECONOMIC PROFIT	Interim Profit Announcement 2007

Economic profit is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.  Business unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% on allocated capital plus 70% of the value of Australian tax paid.  The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by business units.  As a result the sum of business units’ economic profit will not equal the Group’s economic profit.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

		Business				BT
		and	Westpac			Financial
Six months to 31 March 2007		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand(1)	Banking	(Australia)
Net profit attributable to equity holders	1,641	932	281	195	34	201
Treasury shares	15	—	—	—	—	—
TPS revaluations	18	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	1,678	932	281	195	34	201
Franking benefit	350	274	61	—	—	57
Adjusted cash earnings	2,028	1,206	342	195	34	258
Average ordinary equity	14,271	6,213	3,623	1,933	98	1,961
Equity charge	(747)	(325)	(190)	(101)	(5)	(103)
Economic profit	1,281	881	152	94	29	155

		Business				BT
		and	Westpac			Financial
Six months to 30 September 2006		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand(1)	Banking	(Australia)
Net profit attributable to equity holders	1,602	832	274	210	40	174
Treasury shares	(3)	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—
Sale of sub-custody business	(72)	—	—	—	—	—
Deferred tax asset write-off	41	—	—	—	—	—
Cash earnings	1,568	832	274	210	40	174
Franking benefit	331	241	59	—	—	52
Adjusted cash earnings	1,899	1,073	333	210	40	226
Average ordinary equity	13,552	5,484	2,967	1,747	144	2,088
Equity charge	(714)	(291)	(158)	(90)	(8)	(110)
Economic profit	1,185	782	175	120	32	116

(1)

In A$ equivalents. Results for the period ending 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rate for the period (1.1367). For the periods ending 30 September 2006 and 31 March 2006, the New Zealand results have been converted at the average hedge rate for the period (1.0959). This rate is not the same as the average exchange rate (1.1959 for the six months to 30 September 2006 and 1.0917 for the six months to 31 March 2006).

ECONOMIC PROFIT	Interim Profit Announcement 2007

		Business				BT
		and	Westpac			Financial
Six months to 31 March 2006		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand(1)	Banking	(Australia)
Net profit attributable to equity holders	1,469	835	251	207	36	165
Treasury shares	12	—	—	—	—	—
TPS revaluations	30	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	1,511	835	251	207	36	165
Franking benefit	308	256	61	—	—	49
Adjusted cash earnings	1,819	1,091	312	207	36	214
Average ordinary equity	13,186	5,776	2,927	1,750	107	2,068
Equity charge	(690)	(302)	(153)	(92)	(6)	(108)
Economic profit	1,129	789	159	115	30	106

(1)          In A$ equivalents.  Results for the period ending 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rate for the period (1.1367).  For the periods ending 30 September 2006 and 31 March 2006, the New Zealand results have been converted at the average hedge rate for the period (1.0959).  This rate is not the same as the average exchange rate (1.1959 for the six months to 30 September 2006 and 1.0917 for the six months to 31 March 2006).

10	GLOSSARY	Interim Profit Announcement 2007

EARNINGS

Cash earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS 2003, significant items that are one-off in nature, the impact of earnings from Treasury shares and the impact of unrealised New Zealand earnings hedges gains/losses.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders divided by the weighted average ordinary shares (statutory basis).

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).

Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

Weighted average ordinary shares (statutory)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Ordinary dividend per share divided by net profit per share attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Ordinary dividend per share divided by cash earnings per share.

Return on equity (ROE)	Net profit attributable to equity holders divided by average ordinary equity.

Cash ROE	Cash earnings divided by average ordinary equity.

Economic profit - Group	Cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

Economic profit - Business Units	Cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.

Average ordinary equity	Average total equity less average outside equity interests and average hybrid equity.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include impairment losses on loans.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations, Pacific Bank and the Group Business Unit.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

Business Unit Margin	Net interest income (excluding capital benefit) for a business unit as a percentage of the average interest earning assets for that business unit.

CAPITAL ADEQUACY

Total capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders’ funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by risk adjusted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets(1).

(1)

Australian banks are required to maintain a minimum ratio of capital to risk weighted assets of 8%. In determining risk weighted assets, assets (including off-balance sheet exposures) are weighted according to notional credit risk as specified by the local regulator. Classes of asset are assigned a risk weighting according to the amount of capital required to support that asset. An additional risk weighting is determined for market risk.

ASSET QUALITY

Individually assessed provisions

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively assessed provisions

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets	Impaired assets, as defined by APRA can be classified into the following categories:

Non-accrual assets: Loans with individually assessed impairment provisions held against them, excluding restructured loans.

Restructured assets: Assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due: Consumer exposures where contractual payments are 90 days or more in arrears and not well secured.

90 days past due - well secured

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal and interest amounts due, and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) rating employee satisfaction across Westpac. The closer the number is to ten, the greater the number of positive responses from surveyed participants.

AASB 132 and AASB 139

AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement. These standards are only applicable to Westpac’s results from 1 October 2005.

References are made in the profit announcement for the impacts for AASB 132/139 on Westpac’s results for 2006. Where such references are made, the impact also includes certain standards relating to insurance contracts, which were also only applicable to Westpac’s results from 1 October 2005. These standards include AASB 4: Insurance Contracts, AASB 1023: General Insurance Contracts and AASB 1038: Life Insurance Contracts.

Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to outside equity interest). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on cash earnings.